UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

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South State Corporation

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1101 First Street South

Winter Haven, Florida 33880

March 8, 2021

To Our Shareholders:

You are cordially invited to attend our Annual Shareholders’ Meeting on Wednesday, April 28, 2021, at 2:00 p.m., Eastern daylight time, in Grand Ballroom E of the Reunion Resort, located at 7593 Gathering Drive, Kissimmee, Florida 34747.

We have enclosed a Notice of Annual Meeting of Shareholders and Proxy Statement that cover the details of matters to be presented at the meeting. We have also enclosed a copy of our 2020 Annual Report on Form 10-K which reviews SouthState’s performance and discusses our strategy and outlook. The Board of Directors recommends that you vote “FOR” each of the matters presented by the Company at the Annual Meeting.

Due to the public health impact of the coronavirus (COVID-19) and to support the health, safety and well-being of our team members and shareholders, we will provide limited seating at the meeting. Attendees will be required to wear a mask, practice social distancing, and follow all COC protocols.

As always, your vote is important, and whether or not you plan to attend the Annual Meeting, we strongly encourage you to follow the telephone or internet voting instructions or complete the enclosed proxy card or voting instruction form and return it in the enclosed business reply envelope.

/S/ Robert R. Hill, Jr. Robert R. Hill, Jr.	/S/ John C. Corbett John C. Corbett
Executive Chairman	Chief Executive Officer

NOTICE OF 2021 ANNUAL MEETING OF SHAREHOLDERS

NOTICE OF 2021 ANNUAL MEETING OF SHAREHOLDERS

Date and Time April 28, 2021 2:00 p.m., Eastern daylight time	Place Reunion Resort Grand Ballroom E 7593 Gathering Drive Kissimmee, Florida 34747

Matters to be Voted on:
● Electing the 16 directors named in the proxy statement
● Approving our executive compensation (an advisory, non-binding “Say on Pay” resolution)
● Ratifying the appointment of our independent registered public accounting firm for 2021
● Any other business that may properly come before our annual meeting

Record date:

We have set the close of business on February 26, 2021 as the record date for our annual meeting. SouthState shareholders as of the close of business on February 26, 2021 will be entitled to vote at our annual meeting and any adjournments or postponements of the meeting.

Your vote is very important:

Please submit your proxy as soon as possible by the Internet, telephone, or mail. Submitting your proxy by one of these methods will ensure your representation at the annual meeting regardless of whether you attend the meeting.

Please refer to pages 57 and 58 of this proxy statement for additional information on how to vote your shares and attend our annual meeting.

By order of the Board of Directors,

/S/ BETH S. DESIMONE

Beth S. DeSimone
General Counsel and Corporate Secretary

March 8, 2021

Important notice regarding the availability of proxy materials for the annual meeting of shareholders to be held on April 28, 2021:

Our 2021 Proxy Statement and 2020 Annual Report to shareholders are available at www.proxyvote.com.

Our Recent Merger of Equals Transaction:

On June 7, 2020, we completed our merger of equals transaction with CenterState Bank Corporation (“CenterState”), a Florida corporation, pursuant to the Agreement and Plan of Merger, dated as of January 25, 2020 (the “Merger Agreement”). Under the Merger Agreement, CenterState merged with and into SouthState, with SouthState as the surviving corporation (the “Merger”).

Unless the context indicates otherwise, all references to the “Company,” “SouthState,” “we,” “us” and “our” in this Proxy Statement refer to South State Corporation, together with its subsidiaries, including South State Bank, National Association (the “Bank”). However, if the discussion relates to a period before the Merger, the references to SouthState, together with its subsidiaries, mean the Company and South State Bank (“SouthState Bank”).

Proxy Statement Summary

PROXY STATEMENT SUMMARY

How to vote your shares

You may vote if you were a shareholder as of the close of business on February 26, 2021.

Online www.proxyvote.com	By Mail Complete, sign, date, and return your proxy card in the envelope provided
By Phone Call the phone number located on the top of your proxy card	In Person Attend our annual meeting and vote by ballot

Your vote is important.

Proposals for your vote		Board voting recommendation	Page
1.	Electing Directors	✓ FOR each nominee	2
2.	Approving Our Executive Compensation (an Advisory, Non-binding “Say on Pay” Resolution)	✓ FOR	25
3.	Ratifying the Appointment of Our Independent Registered Public Accounting Firm for 2021	✓ FOR	53

If you are a beneficial (or street name) holder and you would like to vote in person at the meeting, you must also present a written legal proxy from the broker, bank, or other nominee. See “Voting and Other Information” beginning on page 57 for more information on voting your shares.

To review our 2021 Proxy Statement, 2020 Annual Report, and other information relating to our 2021 annual meeting online, go to www.proxyvote.com.

Annual meeting admission

Annual meeting admission is limited to our registered holders and beneficial owners as of the record date and persons holding valid proxies from these shareholders. Admission to our annual meeting requires proof of your stock ownership as of the record date and valid, government-issued photo identification. The use of cameras, recording devices, phones, and other electronic devices is strictly prohibited. See “Voting and other information—Attending our annual meeting” beginning on page 57.

2021 PROXY STATEMENT i

Proxy Statement Summary

2020 Accomplishments

Completed a merger of equals, creating a $38 billion Southeast regional bank with 285 offices in 6 states
Earned a record adjusted Pre-Provision Net Revenue(1) of $629 million with minimal net charge-off of 2 basis points
Originated approximately 20,000 Paycheck Protection Loans totaling $2.4 billion to small business customers throughout our footprint
Enhanced capital structure through completion of a $200 million subordinated debt issuance at CenterState shortly before Merger closing
Converted to a work from home environment for approximately 91% of non-customer facing employees while safely serving customers from our branch while the COVID-19 Pandemic continued
Implemented a new online/mobile banking platform to almost 300,000 SouthState customers
Rolled out a new website built on a best-in-class platform
Expanded our Correspondent Division with agreement to acquire Duncan-Williams, Inc.(2)
Received an investment grade credit rating from Moody’s

(1)	Adjusted PPNR is a Non-GAAP financial measure that excludes the impact of merger-related expenses, FHLB Advance prepayment penalty, swap termination expenses and securities gains or losses. See reconciliation of GAAP to Non-GAAP measures in Appendix A.
(2)	The Duncan-Williams acquisition closed February 1, 2021.

Strategic Objectives

We operate our company under the guiding principles of soundness, profitability, and growth, while expecting our teams to lead with integrity and accountability. In addition, our Core Values express to our employees, customers, shareholders and the communities we serve how we will implement our guiding principles in our daily business.

Guiding Principles	Core Values

Local Market Leadership

Our business model supports the unique character of the communities we serve and encourages decision making by the banker that is closest to the customer.

Long-Term Horizon

We think and act like owners and measure success over entire economic cycles. We prioritize soundness before short-term profitability and growth.

Remarkable Experiences

We will make our customers’ lives better by anticipating their needs and responding with a sense of urgency. Each of us has the freedom, authority and responsibility to do the right thing for our customers.

Meaningful and Lasting Relationship

We communicate with candor and transparency. The relationship is more valuable than the transaction.

Greater Purpose

We enable our team members to pursue their ultimate purpose in life—their personal faith, their family, their service to community.

ii SOUTHSTATE

Proxy Statement Summary

Compensation Highlights

2020 was a unique and exciting year in the history of SouthState and CenterState, as we completed an historic merger of equals and embarked on and navigated a large integration effort in the midst of the COVID-19 pandemic. As discussed further below in the Compensation Discussion and Analysis section beginning on page 26, executive compensation for 2020 reflects the arrangements that were in place under legacy SouthState and CenterState agreements, as well as payments that were made in connection with the Merger under the Merger Agreement.

Effective January 2021, the Compensation Committee of the Board approved a going-forward performance-based executive compensation program that was designed specifically for our integrated business and is applicable to each of our Named Executive Officers (the “NEOs”), including the CEO. This 2021 executive compensation plan includes a performance-based program consisting of:

●	Annual cash-based incentive compensation based on the following metrics:
o	40% based on adjusted earnings per share, or EPS
o	40% based on adjusted pre-tax pre-provision net revenue, or PPNR
o	20% based on our non-performance assets, or NPAs, to loans ratio plus other real estate owned (or OREO) on an absolute level and as compared to our peers
●	Long-term equity-based incentive compensation consisting of the following awards:
o	40% in the form of performance share units (“PSUs”) based on the compound tangible book value (“TBV”) growth per share plus cumulative dividends over a three-year performance period
o	40% in the form of PSUs based on adjusted return on average tangible common equity, compared to peers, over the three-year performance period
o	20% in the form of time-based restricted share units (“RSUs”), vesting ratably over three years

We believe this performance-based compensation program reflects our guiding principles of soundness, profitability and growth, and aligns our executive compensation with shareholder return based on our overall profitability on both a short-term and long-term basis, while including metrics that will discourage our NEOs from pursuing strategies that would expose the Company to excessive risk.

For the full discussion of the executive compensation program, please see the Company’s “Compensation Discussion and Analysis” which begins on page 26.

Corporate Governance

We and our Board focus on corporate governance and how we can improve upon it. We believe a diverse and independent Board is an essential component of strong corporate performance that allows us to serve our customers and enhance shareholder value.

Key statistics about our director nominees

6.9 years average tenure, below the 7.9-year S&P 500 average(1)	10 of 16 are independent	13% are women	19% are ethnically or gender diverse	63% have CEO-level experience	50% have senior executive experience at financial institutions

(1)	Our director nominees’ average tenure is calculated by full years of completed service based on date of initial election as of our annual meeting date; source for S&P 500 average: 2020 Spencer Stuart Board Index.

2021 PROXY STATEMENT iii

Proxy Statement Summary

Our key corporate governance policies include:

An annually elected Board, with directors serving one-year terms
A majority independent Board, with entirely independent Audit, Compensation, Governance and Nominating, and Risk Committees
Separate roles of Chief Executive Officer and Executive Chairman
Lead Independent Director with clearly defined responsibilities
Executive sessions of independent directors at regularly scheduled Board meetings
Board review and oversight of current and potential risks facing the Company and its business
Annual Board self-assessment guided by Lead Independent Director and the Governance and Nominating Committee and annual Board committee performance evaluations coordinated by each committee
Ongoing required director education
Stock ownership requirements for directors and executive officers and insider trading guidelines
Directors, officer and employees are prohibited from engaging in hedging or pledging transactions
No poison pill
Shareholders owning 10% or more of the Company’s common stock can call a special meeting of shareholders
Mandatory director retirement age of 72 years, subject to certain exceptions
Code of Ethics applicable to all directors, officers and employees

Whistleblower Policy providing a confidential mechanism to report concerns regarding accounting, internal controls, auditing matters, securities law compliance, or any provision of federal law relating to fraud against shareholders

Additional Corporate Governance Information

More information about our corporate governance practices, documents and policies can be found on our website at https://www.southstatebank.com/ under the Corporate Governance tab of the Corporate Overview section under “Investor Relations”, including our: (i) Corporate Governance Guidelines; (ii) Code of Ethics; and (iii) the charters of each of our Board committees. The Bylaws of the Company were filed as Exhibit 4.6 to the Company’s Form 8-K filed with the Securities and Exchange Commission on November 30, 2020. We will disclose any future amendments to these documents on our website as promptly as practicable, as and to the extent required under The NASDAQ Stock Market listing standards and applicable SEC rules.

This information is also available in print, free of charge, upon written request addressed to our Corporate Secretary at 1101 First Street South, Winter Haven, Florida 33880. Neither our website nor any of the documents noted above or available therein are incorporated by reference to this proxy statement.

Internet Availability of Proxy Materials

We mailed or emailed to most of our shareholders a Notice of Internet Availability of our proxy materials with instructions on how to access our proxy materials online and how to vote. If you are a registered holder and would like to change the method of delivery of your proxy materials, please contact our transfer agent, Computershare, P.O. Box 505000, Louisville, Kentucky 40233-5000; Toll free: (800) 568-3476; Foreign (781) 575-2879; or at www.computershare.com/investor. You may do the same as a beneficial owner by contacting the bank, broker, or other nominee where your shares are held.

Proxy Statement Availability

We are providing or making available this proxy statement to solicit your proxy to vote on the matters presented at our annual meeting. We commenced providing and making available this proxy statement on March 15, 2021. Our Board requests that you submit your proxy by the Internet, telephone, or mail so that your shares will be represented and voted at our annual meeting.

We will pay the cost of solicitation of proxies. Solicitation of proxies may be made in person or by mail, telephone or other means by directors, officers and regular employees of the Company without receiving additional compensation. We may also request banking institutions, brokerage firms, custodians, nominees and fiduciaries to forward solicitation materials to the beneficial owners of our common stock held of record by such persons, and we will reimburse the reasonable forwarding expenses.

iv SOUTHSTATE

2021 PROXY STATEMENT 1

Proposal 1: Electing Directors

PROPOSAL 1: ELECTING DIRECTORS

Our Board is presenting sixteen (16) nominees for election as directors at our annual meeting. All nominees currently serve as directors on our Board. Each director elected at the meeting will serve until the 2022 annual meeting or until a successor is duly elected and qualified. Each director nominee has consented to being named in this proxy statement and to serving as a director if elected. If any nominee is unable to stand for election for any reason, the shares represented at our annual meeting may be voted for another candidate proposed by our Board, or our Board may choose to reduce its size.

Nominee	Age(1)	Principal occupation	Director since	Independent	Other Current U.S.-listed company boards	Committee membership (C = Chair)(3)
John C. Corbett	52	Chief Executive Officer, SouthState and President and Chief Executive Officer of the Bank, Winter Haven, FL	2020	N		Executive Culture
Jean E. Davis	65	Retired, Head of Operations, Technology and E-Commerce, Wachovia Corporation, Charlotte, NC	2017	Y		Compensation Governance and Nominating
Martin B. Davis	58	Executive Vice President, Southern Company Services, and Chief Information Officer, Southern Company, Atlanta, GA	2016	Y		Risk – C Audit
Robert H. Demere, Jr.	72 (2)	Chairman and Chief Executive Officer, Colonial Group, Inc., Savannah, GA	2012	Y		Risk
Cynthia A. Hartley	72 (2)	Retired, Senior Vice President of Human Resources, Sonoco Products Company, Hartsville, SC	2011	Y		Compensation Governance and Nominating Culture
Robert R. Hill, Jr.	54	Executive Chairman, SouthState and the Bank, Winter Haven, FL	1996	N	Sonoco Products Company	Executive – C Culture
John H. Holcomb III	69	Retired, Executive Chair, National Commerce Corporation and National Bank of Commerce, Birmingham, AL	2020	N		Executive
Robert R. Horger	70	Partner, Horger Barnwell & McCurry, L.L.P., Orangeburg, SC	1991	N		Executive
Charles W. McPherson	73 (2)	Retired, Chairman, President and Chief Executive Officer, SunTrust Bank, Mid-Florida, Lakeland, FL	2020	Y		Lead Independent Director Audit Governance and Nominating
G. Ruffner Page, Jr.	62	President, McWane, Inc., Birmingham, AL	2020	Y		Risk
Ernest S. Pinner	73 (2)	Retired, Executive Chair, CenterState and CenterState Bank, Winter Haven, FL	2020	N		Executive
John C. Pollok	55	Senior Executive Vice President, SouthState and the Bank, Winter Haven, FL	2012	N		Executive
William Knox Pou Jr.	64	Chairman of the Board, Executive Vice President and Chairman of the Compliance Committee of W.S. Badcock Corporation (dba Badcock Home Furniture & More), Mulberry, FL	2020	Y		Governance and Nominating – C Risk
David G. Salyers	62	Retired, Executive responsible for Growth and Hospitality, Chick-Fil-A, Inc., Atlanta, GA	2020	Y		Culture - C Compensation
Joshua A. Snively	56	President, ADM Global Citrus Platform and President, Florida Chemical Company, LLC, Winter Haven, FL	2020	Y		Compensation – C Risk
Kevin P. Walker	70	Founding Partner, GreerWalker, LLP, Charlotte, NC	2010	Y		Audit – C Risk

(1)	Age as of the annual meeting.
(2)	Although the bylaws specify a mandatory retirement age of 72, the shareholders approved through shareholder vote and the Company adopted a bylaws amendment in connection with the Merger that permits any person chosen as a director of the Board as of the Merger date to serve on the board for a period of 3 years following the Merger, regardless of such director’s age.
(3)	The composition of each Board committee can be found on our website at https://www.southstatebank.com/ under the Committee Charting tab of the Corporate Overview section under “Investor Relations”.

2 SOUTHSTATE

proposal 1: electing directors

Our Directors

Our directors represent a diverse range of qualifications and skills:

✓	Strategic Vision. They are seasoned leaders who have held an array of diverse leadership positions and have practical insight into the skills needed to advance the Company’s corporate strategy.
✓	Leadership. They have served as chief executives and in senior positions in the areas of risk, operations, finance, technology, and human resources.
✓	Risk Management. Through their experience in complex regulatory and risk environments (including banks and other financial services organizations), they understand the skillful oversight needed to identify, evaluate and prioritize risk.
✓	Human Capital Management. They understand the need for ongoing, consistent talent development and the Company’s commitment to making SouthState a great place to work.
✓	Customer Experience. They are customer-centric, with expertise in enhancing and transforming customer service experiences.
✓	Diverse Attributes. They represent diverse backgrounds, including gender, race, ethnicity and experience, and viewpoints.
✓	Perspectives. They strengthen our Board’s oversight capabilities by having varied lengths of tenure that provide historical and new perspectives about our company.

Our Board recommends a vote “for” each of the 16 nominees listed below for election as a director (Proposal 1).

Set forth below are each nominee’s name, age as of our annual meeting date, principal occupation, business experience, and U.S.-listed public company directorships held during the past five years. We also discuss the qualifications, attributes, and skills that led our Board to nominate each for election as a SouthState director.

John C. Corbett	Age: 52	Director since: 2020
Chief Executive Officer, SouthState; Chief Executive Officer and President of the Bank

Mr. Corbett was appointed as the Chief Executive Officer of the Company, the President and Chief Executive Officer of the Bank, and to our Board of Directors on June 7, 2020 in connection with the Merger. Before that, he served as the President and Chief Executive Officer of CenterState since July 2015 and was its Executive Vice President from 2007 to 2015. He also served as the Chief Executive Officer and as a director of CenterState Bank, N.A. (“CenterState Bank” and now known as the Bank) (2003 to June 2020) and was CenterState Bank’s Executive Vice President and Chief Credit Officer from 2000 to 2003. Prior to joining CenterState Bank in 1999, he was Vice President of Commercial Banking at First Union National Bank in Florida (1990 to 1999). Mr. Corbett, as a founding leader of CenterState, brings to our Board a strong historical perspective and working knowledge of CenterState, which we believe will contribute considerable value as part of our deliberations and decision-making process.

Other U.S.-Listed Company Boards: CenterState (2011 to 2020).

2021 PROXY STATEMENT 3

Proposal 1: Electing Directors

Jean E. Davis	Age: 65	Director since: 2017
Retired, Head of Operations, Technology and e-Commerce, Wachovia Corporation

Ms. Davis retired as the head of Operations, Technology and e-Commerce of Wachovia Corporation in 2006. She previously served as the Head of Operations and Technology, Head of Human Resources, Head of Retail Banking, and in several other executive, regional executive and corporate banking roles for Wachovia. Ms. Davis brings to our Board extensive knowledge of bank operations and technology, as well as human resources, which are important to our long-term success. In addition, she brings a strong background in retail banking, merger due diligence and merger integration experience.

Martin B. Davis	Age: 58	Director since: 2016
Executive Vice President, Southern Company Services, and Chief Information Officer, Southern Company.

Mr. Davis has spent nearly 30 years leading complex technology organizations in highly regulated environments. He has been recognized as one of the “50 Most Important African-Americans in Technology” by U.S. Black Engineers & Information Technology magazine and one of the “75 Most Powerful African-Americans in Corporate America” by Black Enterprise. Mr. Davis’ technology-related experience provides our Board with useful insight regarding this area of increasing strategic importance to bank marketing and operations. Mr. Davis serves as a director on the American Heart Association’s Southeast Region Board of Directors (2015 to present) and Piedmont Healthcare’s Board of Directors (2020 to present). He also served as a trustee on Winston-Salem State University Board of Trustees (2006 to 2013).

Robert H. Demere, Jr.	Age: 72	Director since: 2012
Chairman and Chief Executive Officer, Colonial Group, Inc.

Mr. Demere serves as Chairman and Chief Executive Officer of Colonial Group, Inc., a private petroleum marketing company located in Savannah, Georgia. Mr. Demere has been employed by Colonial Group, Inc. since 1974. As the former President of Colonial Group, Inc., Mr. Demere has attained valuable experience in raising equity in the capital markets. Prior to working for Colonial, Mr. Demere worked as a stockbroker for Robinson-Humphrey Company. Mr. Demere’s business and personal experience, including within certain of the communities that we serve, provides our Board with useful insight. Mr. Demere also served as a director on Savannah Bancorp Inc. Board of Directors (Savannah, Georgia) (1989 to 2012).

Cynthia A. Hartley	Age: 72	Director since: 2011
Retired, Senior Vice President of Human Resources, Sonoco Products Company

Mrs. Hartley retired in 2011 as Senior Vice President of Human Resources with Sonoco Products Company in Hartsville, South Carolina. Mrs. Hartley’s leadership experience, knowledge of human resource matters, and business and personal ties with many of our market areas, provides our Board with useful insight and enhance her ability to contribute as a director. Ms. Hartley has also served as Chairman and Trustee, Coker College Board of Trustees (Hartsville, South Carolina).

4 SOUTHSTATE

proposal 1: electing directors

Robert R. Hill, Jr.	Age: 54	Director since: 1996
Executive Chairman, SouthState and the Bank

Mr. Hill was appointed as our Executive Chairman on June 7, 2020 in connection with the Merger. Before that, he served as Chief Executive Officer of the Company from November 6, 2004 to June 7, 2020. Mr. Hill, who joined the Company in 1995, also served as President of the Company from November 6, 2004 to July 26, 2013, and the President and Chief Operating Officer of SouthState Bank from 1999 to November 6, 2004. Mr. Hill brings to our Board an intimate understanding of our business and organization, as well as substantial leadership ability, banking industry expertise, and management experience. Mr. Hill currently serves as a director on the Board of Directors of the Federal Reserve Bank in Richmond Virginia (2010 to 2020).

Other U.S.-Listed Company Boards: Sonoco Products Company (2019 to present).

John H. Holcomb III	Age: 69	Director since: 2020
Retired, Chief Executive Officer, National Commerce Corporation and Chief Executive Officer, National Bank of Commerce

Mr. Holcomb was appointed to our Board of Directors on June 7, 2020 in connection with the Merger. He retired as Vice Chair of the National Commerce Corporation upon its merger with CenterState on April 1, 2019, after serving as Executive Chair of the National Commerce Corporation Board from May 2017 to April 1, 2019. He previously served as Chief Executive Officer of National Commerce Corporation and as Chair of the National Commerce Corporation and National Bank of Commerce (“NBC”) Boards from October 2010 to May 2017. From October 2010 until June 2012, Mr. Holcomb also served as Chief Executive Officer of NBC. Prior to joining NBC, Mr. Holcomb served as the Chief Executive Officer, Chairman and Director of Alabama National BanCorporation Board of Directors (1996-2008) and as the Vice-Chairman and Director on the Board of Directors of RBC Bank (USA) (2008-2009). Mr. Holcomb’s long experience as a leading banker in the markets where we currently operate provides our Board with valuable knowledge, particularly as it relates to the correspondent banking business.

Other U.S.-Listed Company Boards: CenterState (2019 to 2020); National Commerce Corporation (Chair) (2010 to 2019); and Alabama National Bancorporation (1996 to 2008).

Robert R. Horger	Age: 70	Director since: 1991
Attorney, Horger Barnwell & McCurry, L.L.P.

Mr. Horger served as Chairman of the Company and the Bank from 1998 until the completion of the Merger on June 7, 2020. He also has served as Vice Chairman of the Company and the Bank, from 1994 to 1998. Mr. Horger has been an attorney with Horger, Barnwell and Reid in Orangeburg, South Carolina, since 1975. During his tenure as Chairman, Mr. Horger has developed knowledge of our business, history, organization, and executive management which, together with his experience and personal understanding of many of the markets that we serve, has enhanced his ability to lead our Board through challenging economic conditions. Mr. Horger’s legal training and experience also enhance his ability to understand our regulatory framework.

2021 PROXY STATEMENT 5

Proposal 1: Electing Directors

Charles W. McPherson	Age: 73	Director since: 2020
Retired, President and Chief Executive Officer, SunTrust Bank, Mid-Florida

Mr. McPherson was appointed to our Board of Directors on June 7, 2020 in connection with the Merger, and he serves as our lead independent director. He is a retired executive with 38 years of experience as a senior level banking executive in Central Florida. Mr. McPherson served as Chairman, President and Chief Executive Officer of SunTrust Bank, Mid-Florida, a $1.5 billion bank with 26 branches in Central Florida between 1988 and 2008. Previously, he was the President and Chief Executive Officer of Sun First National Bank of Polk County (1986 - 1988); Group President of Sun First National Bank of Polk County (1984 - 1986); President and Chief Executive Officer of Flagship State Bank of Polk County (1979 - 1984); and Executive Vice President of Flagship Bank of Okeechobee (1974 - 1979). Mr. McPherson also served as chairman and director for each of Sun First National Bank of Polk County (1986 to 1988) and Flagship State Bank of Polk County Board of Directors (1979 to 1984). Mr. McPherson’s extensive experience provides our Board with in-depth insight from both the perspective of our industry and its evolution, as well as from the perspective of the primary markets that we serve.

Other U.S.-Listed Company Boards: CenterState (2012 to 2020)

G. Ruffner Page, Jr.	Age: 62	Director since: 2020
President, McWane, Inc.

Mr. Page was appointed to our Board of Directors on June 7, 2020 in connection with the Merger. He is the President of McWane, Inc., a company involved in the manufacture of pipes, valves, water fittings, fire extinguishers and propane tanks and in various technology industries, since 1999. Mr. Page previously served as Executive Vice President of National Bank of Commerce, a subsidiary of Alabama National Bancorporation, from 1989 until 1994, after which time he accepted employment at McWane, Inc. Mr. Page also served as a director for Alabama National BanCorporation Board of Directors (1995 to 2008). Mr. Page’s experience as the President of one of the largest privately-owned manufacturing companies in the U.S. and understanding of banking as a former financial institution executive provides our Board with valuable strategic insights as we continue to evolve into a leading Southeast regional community bank.

Other U.S.-Listed Company Boards: CenterState (2019 to 2020); National Commerce Corporation (Lead Independent Director) (2010-2019); and Alabama National Bancorporation (1996 to 2008).

Ernest S. Pinner	Age: 73	Director since: 2020
Retired, Chief Executive Officer, CenterState Bank Corporation and CenterState Bank, N.A.

Mr. Pinner was appointed to our Board of Directors on June 7, 2020 in connection with the Merger. He previously served as the Chairman of the board of directors of CenterState from January 1, 2020 until the Merger, and as Executive Chairman of the board of directors of CenterState from July 2015 until January 1, 2020. Before that, he served as President and Chief Executive Officer of CenterState. Mr. Pinner has been actively involved in the banking business in Central Florida over the past 50 years. Mr. Pinner was also the Chairman of CenterState’s subsidiary bank. He was the founding President and Chief Executive Officer of CenterState Bank, N.A., which was acquired by CenterState in 2002. He also served as a director for CenterState Bank MidFlorida, N.A which was acquired by CenterState in 2006. Before joining CenterState in 1999, he had a lengthy career with First Union Bank and was the area President and Senior Vice President of First Union National Bank between 1986 and 1999. Mr. Pinner brings to our Board a lifetime of banking experience at all levels of a financial institution (both regional and community banking).

Other U.S.-Listed Company Boards: CenterState (Chair) (2002-2020)

6 SOUTHSTATE

proposal 1: electing directors

John C. Pollok	Age: 55	Director since: 2012
Senior Executive Vice President, SouthState and the Bank

Mr. Pollok was appointed to serve as a Senior Executive Vice President of the Company on June 7, 2020 in connection with the Merger. Before that, Mr. Pollok served as our Chief Financial Officer from March 21, 2012 until the completion of the Merger on June 7, 2020. Before that, he served as our Chief Operating Officer from February 15, 2007 until July 19, 2018. Mr. Pollok also previously served as Chief Operating Officer of SouthState Bank from February 15, 2007 until March 21, 2012. Before that, he served as our Chief Financial Officer from February 15, 2007 until January 3, 2010. Mr. Pollok brings to our Board an overall institutional knowledge of our business, banking industry expertise, and leadership experience.

William K. Pou, Jr.	Age: 64	Director since: 2020
Chairman and Chief Executive Officer, W.S. Badcock Corporation

Mr. Pou was appointed to our Board of Directors on June 7, 2020 in connection with the Merger. He is the Chairman of the board, Executive Vice President and Chairman of the Compliance Committee of W.S. Badcock Corporation (dba Badcock Home Furniture & More), where he is responsible for the retail operations of over 373 stores in eight states throughout the Southeastern United States. Mr. Pou has spent his entire adult life with this organization and has been involved in all aspects of its operations including the consumer credit division as well as personally owning and operating several stores between 1979 and 1998 as an independent dealer. He was also a founding director of the First National Bank of Polk County in 1992, one of the initial three banks which were merged together to form CenterState Bank. Mr. Pou brings to our Board more than 30 years of experience and insight in consumer credit and collections, as well as experience and knowledge in operating multi-unit, multi-state operations. Mr. Pou is active in the community, currently serving as a trustee of the board of trustees for Florida Southern College Board (Lakeland, Florida) and Lakeland Regional Health.

Other U.S.-Listed Company Boards: CenterState (2012 to 2020)

David G. Salyers	Age: 62	Director since: 2020
Retired, Executive responsible for Growth and Hospitality, Chick-fil-A, Inc.

Mr. Salyers was appointed to our Board of Directors on June 7, 2020 in connection with the Merger. He is retired as the executive responsible for growth and hospitality for Chick-fil-A, Inc., the Atlanta based fast food restaurant chain, where he spent his entire 37-year career. From 2019 to 2020, Mr. Salyers served on the Board of Directors of Live Oak Banking Company. He also is active in community activities and has been involved in venture capital partnerships and technology ventures, as well as serves on various boards of several start up organizations. Mr. Salyers was hired recently by the University of Georgia to be the Inaugural Start Up Mentor-In-Residence. Mr. Salyers is the author of the book, “Remarkable!” on company culture. Mr. Salyers’ experience in operating a national service-oriented business and leadership development is considered a valuable asset to our Board as we continue to evolve into a leading Southeast regional community bank with a focus on our customer and employees and developing a distinctive and welcoming culture.

Other U.S.-Listed Company Boards: CenterState (2017 to 2020) and Live Oak Bankshares Inc. (2019 to 2020).

2021 PROXY STATEMENT 7

Proposal 1: Electing Directors

Joshua A. Snively	Age: 56	Director since: 2020
President, ADM Global Citrus Platform; President, Florida Chemical Company, LLC

Mr. Snively was appointed to our Board of Directors on June 7, 2020 in connection with the Merger. He is President of ADM Global Citrus Platform and President of Florida Chemical Company, LLC. ADM acquired Florida Chemical from Flotek Industries, Inc. (Flotek) in March 2019. ADM (NYSE: ADM) is a global leader in human and animal nutrition and the world’s premier agricultural origination and processing company. Mr. Snively currently serves on the Board of Directors of the Citrus Development and Research Foundation. Prior to the acquisition, Mr. Snively was Executive Vice President of Operations for Flotek and President of its wholly owned subsidiary, Florida Chemical Company, Inc. Mr. Snively has been with Florida Chemical since 1995 and was instrumental in transforming the company from a family-owned and operated business to a professionally managed operation with an independent board of directors. Prior to joining Florida Chemical, Mr. Snively was Vice President of Commercial Agriculture Finance at SunTrust Bank and was a commercial lender for Farm Credit of Central Florida. He graduated with a B.S. in Finance and Citrus Management from Florida Southern College. Mr. Snively’s commercial finance experience and his understanding of family owned businesses provides valuable insight our Board as we continue to develop our lending strategy and policy.

Other U.S.-Listed Company Boards: CenterState (2012 to 2020)

Kevin P. Walker	Age: 70	Director since: 2010
CPA and Founding Partner, GreerWalker LLP

Mr. Walker, CPA/ABV, CFE, is a founding partner of GreerWalker LLP in Charlotte, North Carolina. GreerWalker LLP is the largest certified public accounting firm founded and headquartered in Charlotte and currently employs approximately 125 people. Mr. Walker is also a member of the American Institute of Certified Public Accountants, the North Carolina Association of Certified Public Accountants, the Financial Consulting Group, the Association of Certified Fraud Examiners, and the American Arbitration Association Panel of Arbitrators. Mr. Walker’s leadership experience, accounting knowledge and business and personal experience in certain of our markets provides our Board with useful insight and enhance his ability to contribute as a director.

Identifying and Evaluating Director Candidates

As required by the terms of the Merger Agreement and bylaw amendments approved by shareholder vote in connection with the Merger, for a three year period from the date the Merger is completed, our Board is to be made up of sixteen directors, half of which are designated by SouthState and half of which are to be designated by CenterState, with Mr. Hill being the Executive Chairman, Mr. Corbett the Chief Executive Officer, and Mr. McPherson the Lead Independent Director. The bylaw amendments also designated a Legacy SouthState Nominating Committee and a Legacy CenterState Nominating Committee to consider any replacement directors in the event one of the current directors serving on the Board is not able to serve, so that Board make-up remains compliant with the shareholder-approved provisions of the Merger Agreement. The directors nominated to stand for election at the annual meeting are those named as part of the Merger and are eligible to stand for election as directors for three years after the Merger, or until the 2024 annual meeting of shareholders. Those directors that are over 72 years of age that were part of the original designation of directors are exempt from the mandatory retirement age of 72 as set forth in the bylaws until the three year term of service has been fulfilled.

The arrangements described above were meant to provide equity to each side in the Merger; however, we believe that this board membership structure as provided in our governance documents, which includes legacy directors with diverse backgrounds, viewpoints and expertise, an experienced Lead Independent Director and a strong leadership team, provides effective leadership from which our shareholders will benefit.

To carry out its responsibilities and set the appropriate tone at the top, our Board focuses on the character, integrity, and qualifications of its members, and its leadership structure and composition. While the Governance and Nominating Committee has not established any specific, minimum qualifications that must be met for a person to be nominated to serve as a director, it does consider many factors, including the following:

8 SOUTHSTATE

proposal 1: electing directors

✓	Personal characteristics such as having an owner mentality, being committed and engaged, of high integrity and an independent thinker;
✓	Successful experience and expertise in relevant areas, including CEO or other c-suite experience at large public companies, financial expertise, legal and risk management experience, audit/accounting expertise, HR/compensation expertise, entrepreneurial, and/or IT/FinTech experience; and
✓	Commitment to our success, reflected by the willingness and ability to commit the time necessary to perform the responsibilities of Board membership.

The Board believes the directors nominated for election in this Proxy Statement meet these qualifications. Potential new candidates for the Board, including those being considered by either the Legacy SouthState Nominating Committee or the Legacy CenterState Nominating Committee to replace any current director unable to serve or any recommended by a shareholder of a candidate for director, will be reviewed by the Nominating Committees and selected based on a number of criteria, including a proposed nominee’s independence, age, skills, occupation, diversity, experience and any other factors beneficial to the Company in the context of the needs of the Board. When evaluating candidates recommended by others (including shareholders of the Company), the Nominating Committees may also consider whether the candidate would represent the interests of all shareholders and not serve for the purpose of favoring or advancing the interests of any particular shareholder group or other constituency. See the discussion on page 56 captioned “Shareholder Proposals for our 2022 Annual Meeting” for additional information regarding nominating candidates for the Board of Directors.

Further, while our Board views diversity as a priority and seeks representation across a range of attributes, including gender, race, ethnicity, and professional experience, the Nominating Committees have not adopted a formal policy with regard to the consideration of diversity in identifying director nominees. Nominating Committee members generally conceptualize diversity expansively to include, without limitation, concepts such as race, gender, national origin, differences of viewpoints, education, work experiences professional skills and other qualities or attributes that contribute to Board heterogeneity when identifying and recommending director nominees. The Nominating Committees believe that the inclusion of diversity as one of many factors considered in selecting director nominees is consistent with the goal of creating a Board of Directors that best serves our needs and the interest of our shareholders. See page 56 for a discussion of the Nominating Committees and their roles under the purview of the Governance and Nominating Committee.

Communicating with our Board

Shareholders and other parties may communicate with our Board (including our Executive Chairman or Lead Independent Director). Communications should be addressed to our Corporate Secretary or by contacting our Executive Chairman at 1101 First Street South, Winter Haven, Florida 33880. The Board has instructed the Corporate Secretary to promptly forward all such communications to the addresses indicated in such communications.

Any shareholder who wishes to recommend a director candidate for consideration by our Governance and Nominating Committee, the Legacy SouthState Nominating Committee, or the Legacy CenterState Nominating Committee must submit a written recommendation to our Corporate Secretary. For our 2022 annual meeting of shareholders, the Committee will consider recommendations received no earlier than December 29, 2021 and no later than January 28, 2022.

2021 PROXY STATEMENT 9

Corporate Governance

CORPORATE GOVERNANCE

The Board of Directors directs the management of the business and affairs of SouthState. Through discussions with the Executive Chairman, the Chief Executive Officer and other executive officers, the review of materials provided to them, and participation in meetings of the Board and its committees, the Board reviews and oversees the business and affairs of the Company.

We believe that sound and effective corporate governance is the bedrock on which to build our corporate culture and communicate our commitment to the core values of the Company. In doing so, the Company continues to enhance the value it creates for its employees, shareholders, customers and communities it serves. As a result, the Board has developed and adopted corporate governance policies and practices which the Board and senior management feel promote this philosophy. By way of example, the Company has implemented a number of corporate governance actions to reflect best governance practices, including those listed below and as further detailed in this Proxy:

An annually elected Board, with directors serving one-year terms
A majority independent Board, with entirely independent Audit, Compensation, Governance and Nominating, and Risk Committees
Separate roles of Chief Executive Officer and Executive Chairman
Lead Independent Director with clearly defined responsibilities
Executive sessions of independent directors at regularly scheduled Board meetings
Board review and oversight of current and potential risks facing the Company and its business
Annual Board self-assessment guided by Lead Independent Director and the Governance and Nominating Committee and annual Board committee performance evaluations coordinated by each committee
Ongoing required director education
Stock ownership requirements for directors and executive officers and insider trading guidelines
Directors, officer and employees are prohibited from engaging in hedging or pledging transactions
No poison pill
Shareholders owning 10% or more of the Company’s common stock can call a special meeting of shareholders
Mandatory director retirement age of 72 years, subject to certain exceptions
Code of Ethics applicable to all directors, officers and employees

Whistleblower Policy providing a confidential mechanism to report concerns regarding accounting, internal controls, auditing matters, securities law compliance, or any provision of federal law relating to fraud against shareholders

Our Board of Directors

Our Board and its committees oversee:

●	Management’s development and implementation of a multiyear strategic business plan and budget, and our progress meeting these plans
●	Management’s identification, measurement, monitoring, and control of our company’s material risks, including operational (including conduct, model, and cyber risks), credit, market, liquidity, compliance, strategic, and reputational risks
●	Our company’s establishment, maintenance, and administration of appropriately designed compensation programs and plans, including approving annual goals for executives, evaluating performance of executives, and setting compensation for executives
●	Our company’s maintenance of high ethical standards and effective policies and practices to protect our reputation, assets, and business
●	Our corporate audit function, our independent registered public accounting firm, and the integrity of our consolidated financial statements
●	Formal evaluation process of our Board and its committees which, in 2021, will be enhanced to include a peer-to-peer evaluation
●	Identification of director candidates, evaluations of such candidates, and nomination of qualified individuals for election to serve on our Board
●	Review of our Executive Chairman’s and CEO’s performance and approval of the total annual compensation for our Executive Chairman, CEO and other executive officers

10 SOUTHSTATE

Corporate Governance

Director Independence

The Nasdaq Stock Market (“Nasdaq”) listing standards require a majority of our directors and each member of our Audit Committee, Compensation Committee, and Governance and Nominating Committee to be independent. The Federal Reserve Board’s Enhanced Prudential Standards require the chair of our Risk Committee to be independent. In addition, our Corporate Governance Guidelines require a majority of our directors to be independent. Our Board considers directors or director nominees “independent” if they meet the criteria for independence in the Nasdaq listing standards.

On a quarterly basis, the Governance and Nominating Committee evaluates the relevant relationships between each director/director nominee (and his or her immediate family members and affiliates) and the Company. The Governance and Nominating Committee also annually evaluates and certifies to the Board those directors that are considered independent under the Nasdaq listing standards. As a part of this evaluation process, the Governance and Nominating Committee considers, in addition to such other factors as it may deem appropriate, each director’s occupation, personal and affiliate transactions with the Company and its subsidiaries, and other relevant direct and indirect relationships with the Company that may affect independence.

Pursuant to the annual certification process, the Board affirmatively determined that all the following directors/director nominees are independent under the Nasdaq listing standards:

• Jean E. Davis	• G. Ruffner Page, Jr.
• Martin B. Davis	• William K. Pou, Jr.
• Robert H. Demere, Jr.	• David G. Salyers
• Cynthia A. Hartley	• Joshua A. Snively
• Charles W. McPherson	• Kevin P. Walker

In addition, the Board determined that each member of the Audit, Compensation, Governance and Nominating, and Risk Committees is independent in accordance with the Nasdaq listing requirements, the Federal Reserve Board’s Enhanced Prudential Standards, the Company’s Corporate Governance Standards and/or applicable law, as applicable. Messrs Corbett, Hill, Holcomb, Horger, Pinner and Pollok are not considered independent due to the current or former employment by our Company or an acquired company.

In making its independence determinations, our Board considered the following ordinary course, non-preferential relationships that existed during the preceding three years and those transactions reported under “Related Person and Certain Other Transactions” on page 20, and determined that none of the relationships constituted a material relationship between the director/director nominee and our company:

●	Our company or its subsidiaries provided ordinary course financial products and services to our directors/director nominees, some of their immediate family members, and entities affiliated with some of them or their immediate family members. In each case, the fees we received for these products and services were below the thresholds of the Nasdaq listing standards.
●	Our company or its subsidiaries purchased products or services in the ordinary course from entities where some of our directors/director nominees are executive officers or employees or their immediate family members serve or served in the past three years as executive officers. In each case, the fees paid to each of these entities were below the thresholds of the Nasdaq listing standards.

Independent Board Leadership

The Board is led by Mr. Hill, our Executive Chairman. Pursuant to our Bylaws and Corporate Governance Guidelines, the Executive Chairman also serves as an officer of the Company, is elected by the Board, presides over each Board meeting and performs such other duties as may be incident to the office of the Executive Chairman. The Board is aware of the potential issues that may arise when an insider chairs the board of a company, but believes these concerns are mitigated by existing safeguards, including:

●	regular reviews of the Board’s leadership structure and governance practices;
●	the separate roles of Chief Executive Officer and Executive Chairman;
●	the designation of a Lead Independent Director with clearly defined authority, duties and responsibilities;
●	the fact that the independent directors regularly meet in executive session without the presence of management or other non-independent directors;
●	the highly regulated nature of the Company’s operations;
●	the fact that the Board is comprised of experienced and skilled directors, the majority of whom are independent; and
●	the fact that the Board’s Audit, Governance and Nominating, Compensation and Risk Committees consist entirely of independent directors.

In view of the Board’s extensive oversight responsibilities, we believe it is beneficial to have separate individuals serve in the roles of Executive Chairman and Chief Executive Officer. We believe it is the Chief Executive Officer’s responsibility to manage the Company

2021 PROXY STATEMENT 11

Corporate Governance

and the Executive Chairman’s responsibility to lead and guide the Board of Directors in its role of overseeing the direction and management of the Company.

In addition, we have a Lead Independent Director, Mr. McPherson. Our Lead Independent Director facilitates independent oversight of management and promotes open dialogue among the independent directors during Board meetings, at executive sessions of the independent directors and between Board meetings.

Below is a summary of the respective duties and responsibilities of the Executive Chairman and the Lead Independent Director:

Executive Chairman of the Board	Lead Independent Director

●  Leads and guides, with the assistance of the Lead Independent Director, the Board in its role of overseeing the direction and management of the Company and the Bank

●  Provides advice, guidance and assistance to the Chief Executive Officer on strategic topics, including business development, capital allocation and potential mergers and acquisitions

●  Participates in meetings and communications with the primary regulators of the Company and the Bank

●  Manages, with the Chief Executive Officer, communications to key stakeholders, including investors, customers, bankers and employees

●  Oversees, with the Chief Executive Officer, the integration of the business and operations of the Company and CenterState following the Merger

●  Calls Board and shareholder meetings

●  Presides at Board and shareholder meetings

●  Approves Board meeting schedules, agendas and materials, with appropriate input from management, the Chief Executive Officer and the Lead Independent Director

●  Serves as a liaison, and facilitates communication, between the Executive Chairman and the independent directors

●  Organizes, convenes and presides over executive sessions of the independent directors and Board meetings at which the Executive Chairman is not present

●  Provides input on meeting schedules and agendas proposed by the Executive Chairman and the Chief Executive Officer and the information to be provided to the directors in conjunction with meetings

●  Serves as an advisor to the Board committees, chairs of the Board committees and other directors

●  At the instruction of the Executive Chairman, ensures that he or she is available for consultation and direct communication with shareholders

●  Calls meetings of the Board, if deemed advisable by the Lead Independent Director

●  Guides, with the Governance and Nominating Committee, the self-assessment of the Board.

We believe that this Board leadership structure enhances the effectiveness of Board oversight and provides a valuable perspective on our business that is independent from executive management. We recognize that different Board leadership structures may be appropriate for companies in different situations. We will continue to reexamine our corporate governance policies and leadership structures on an ongoing basis in an effort to ensure that they continue to meet our needs.

Board Meetings, Committee Membership, and Attendance

Directors are expected to attend our annual meetings of shareholders and our Board and committee meetings. Each of our incumbent directors attended 100% of the aggregate meetings of our Board and the committees on which they served during 2020. In addition, all of the directors serving on our Board at the time of our 2020 annual shareholders’ meeting virtually attended the meeting.

The Board held 5 regularly scheduled Board meetings during 2020. Our independent directors have the opportunity to meet privately in executive session without our Chairman and Chief Executive Officer or other members of management present as necessary at regularly scheduled Board meetings and held 3 such executive sessions in 2020. Our Lead Independent Director leads these Board executive sessions. In addition to the number of formal meetings reflected from time to time, the Board and/or its committees also held educational and/or informational sessions.

12 SOUTHSTATE

Corporate Governance

Our Board currently has six committees, the membership of which is detailed below.

	Audit Committee (2)	Compensation Committee (2)	Governance and Nominating Committee (2) (3)	Risk Committee (2)	Executive Committee	Culture Committee
	Number of 2020 Meetings: 8	Number of 2020 Meetings: 4	Number of 2020 Meetings: 4	Number of 2020 Meetings: 4	Number of 2020 Meetings: 8	Number of 2020 Meetings: 2
Composition of Board Committees from January 1, 2020 through June 6, 2020	Chair: Kevin P. Walker (1) Members: Martin B. Davis Robert H. Demere, Jr. Grey B. Murray	Chair: Cynthia A. Hartley Members: Paula Harper Bethea Thomas J. Johnson James W. Roquemore Jean E. Davis	Chair: Jean E. Davis Members: Paula Harper Bethea Thomas J. Johnson James W. Roquemore	Chair: Martin B. Davis Members: James C. Cherry Robert H. Demere, Jr. Grey B. Murray Thomas E. Suggs Kevin P. Walker	Chair: Robert R. Horger Members: Paula Harper Bethea Robert R. Hill, Jr. James W. Roquemore Thomas E. Suggs
Composition of Board Committees effective as of the Merger through December 31, 2020	Chair: Kevin P. Walker (1) Members: Martin B. Davis William K. Pou, Jr. Charles W. McPherson (1)	Chair: Joshua A. Snively Members: David G. Salyers Cynthia A. Hartley Jean E. Davis	Chair: William K. Pou, Jr. Members: Charles W. McPherson Jean E. Davis Cynthia A. Hartley	Chair: Martin B. Davis Members: • Kevin P. Walker • G. Ruffner Page, Jr. • William K. Pou, Jr. • Robert H. Demere, Jr. • Joshua A. Snively	Chair: Robert R. Hill, Jr. Members: • John C. Corbett • Ernest S. Pinner • John H. Holcomb III • John C. Pollok • Robert R. Horger	Chair: David G. Salyers Members: • John C. Corbett • Cynthia A. Hartley • Robert R. Hill, Jr.

(1)	The Board has determined that each of Kevin P. Walker and Charles W. McPherson is an “audit committee financial expert” for purposes of the rules and regulations of the SEC adopted pursuant to the Sarbanes-Oxley Act of 2002.
(2)	Pursuant to the Merger Agreement and amended Bylaws, the Chairs of the Audit and the Risk Committees are to be legacy SouthState directors and the Chairs of the Governance and Nominating, and the Compensation Committees are to be legacy CenterState directors. Each Committee must be made up of an equal number of directors from each legacy company.
(3)	In connection with the Company’s merger with CenterState, the name of this committee was changed from the Governance and Nominating Committee to the Governance and Nominating Committee. The Legacy SouthState Directors Nominating Committee and the Legacy CenterState Directors Nominating Committee are comprised of the Legacy SouthState Directors and the Legacy CenterState Directors, respectively, who satisfy the NASDAQ Stock Market independence requirements for nominating committee membership.

Charters describing the responsibilities of each of the Board committees can be found on our website under the Investor Relations link at https://www.southstatebank.com. Each member of the Audit, Compensation, Governance and Nominating, and Risk Committees is independent.

Our Board committees regularly make recommendations and report on their activities to the entire Board. Each committee may obtain advice from internal or external financial, legal, accounting, or other advisors at their discretion. Our Board, in considering the recommendations of our Governance and Nominating Committee, reviews our committee charters and committee membership at least annually. The duties of our committees are summarized below.

2021 PROXY STATEMENT 13

Corporate Governance

Audit Key Responsibilities	Compensation Key Responsibilities

●  Oversees the Company’s accounting and financial reporting processes and audits of the Company’s financial statements

●  Oversees the Company’s systems of internal controls regarding finance and accounting

●  Establishes and oversees the internal audit function

●  Supervises the appointment, compensation, retention and work of the Company’s independent auditors

●  Reviews any significant findings in internal audit reports and management’s response to such reports, including any significant instance where employees have not adhered to laws or the Company’s policies, procedures or internal controls

●  Meets with management, internal audit personnel and the Company’s independent auditors each quarter to review the earnings press release and Quarterly Reports on Form 10-Q and, annually, the Annual Report on Form 10-K.

●  Has the opportunity to meet with the independent auditors privately without management present each quarter

●  Oversees the duties of the Board related to executive compensation through establishing goals, evaluating performance and setting compensation

●  Oversees the Company’s compensation plans, policies and programs

●  Oversees the Company’s compensation principles and practices

●  Works with an independent compensation consultant hired by the Committee, which provides advice on the Company’s compensation programs and the amount and form of executive and director compensation, and the risks associated with such program

●
Meets with the consultant, with management present and without management present,
●
Reviews reports prepared by the consultant and Chief Risk Officer relating to risk’s review of the Company’s compensation program and various incentive plans
●
Assesses whether the Company’s compensation incentive programs encourage excessive or unnecessary risks that are reasonably likely to result in a material adverse effect on the Company or could threaten the value of the institution
●
Oversees the CEO and executive management succession plans
●
See the discussion beginning on page 29 captioned “Compensation Consultant” regarding the services it provided in 2020.

Governance and Nominating Key Responsibilities	Risk Key Responsibilities

●  Oversees the identification of individuals qualified to become Board members

●
Oversees the Board’s succession plan
●
Oversees and monitors the independence of the Company’s directors

●  Oversees the Company’s corporate governance practices

●  Facilitates the Board’s periodic review of performance by it, its committees and the members of the Board

●  Oversees current and emerging environmental, corporate social responsibility, and governance (“ESG”) matters

●
Oversees director training and education

●  Exercises oversight for monitoring the actual risk profile against the Board approved risk appetite statement

●  Oversees the Company’s risk management function

●  Oversees the Company’s policies and infrastructure for monitoring compliance risk, credit risk, operational risk, interest rate risk, liquidity risk, market risk, reputation risk and strategic risk and risks associated with the Bank’s correspondent and mortgage line of business

●  Oversees the risk management policies, strategies and programs established by management to identify, measure, mitigate, monitor and report major risks, including emerging risks, as well as stress testing and capital planning and management

●
Oversees D&O Insurance program

14 SOUTHSTATE

Corporate Governance

Culture Key Responsibilities	Executive Key Responsibilities

Culture

Key responsibilities

●  Established at completion of the Merger to oversee the overall “tone at the top” of the Company, reflecting the emphasis the Company places on communication of its core values to all stakeholders, training and mentorship, and the strategic initiative to inspire, recruit and reward high-quality employees

●
Oversees the development of a culture focused on enhancing employee engagement with all stakeholders

●  Oversees the instillation of our guiding core values into our leaders and employees

●  Oversees the identification, training and mentoring of diverse leaders throughout the organization, including the Board

●  Oversees Human Capital Management initiatives including the Company’s diversity and inclusion program

●  Oversees the general loan committee and asset liability committee of the Company, including the identification, assessment and management of credit risk, monitoring of the Company’s capital planning, interest rate risk, liquidity risk and balance sheet management

●  Oversees the correspondent banking, factoring (Corporate Billing) and wealth divisions

●  Reviews and makes recommendations with respect to the proposed budget for the Company

●  Between meetings of the Board, authorized to exercise authority on behalf of the Board, except with respect to those matters specifically delegated to another Board committee and those matters required by law, the rules and regulations of any securities exchange on which the Company’s securities are listed, or the Company’s or the Bank’s charter or bylaws to be exercised by the full Board

The Board has the authority to establish additional committees as needed, subject to the vote of at 75% of the entire Board in the case of any new committees established during the three years following the Merger closing.

Formal Board Self-Evaluation

On an annual basis, the Board and each of its committees evaluates its performance and identifies opportunities for improvement. The Board’s self-assessment process is managed by our Governance and Nominating Committee and the Lead Independent Director, and each committee conducts its performance evaluation in such manner as it deems appropriate and reports the evaluation results to the Board. To facilitate the Board’s evaluation process, directors are presented with a written questionnaire requesting feedback from each director about his or her individual service and the effectiveness of the Board and each committee on which the director serves. The feedback collected from the questionnaires is discussed by the Governance and Nominating Committee and the full Board and the other committees, as applicable. As part of the self-evaluation process, directors review the overall Board and committee structure, quality of meeting materials and presentations (both from management and outside advisors and experts), agenda topics, and other meeting processes. While the evaluation process for 2020 reflected satisfaction overall with Board performance, due to the Merger and the necessity of largely meeting remotely due to the COVID-19 pandemic, the Board focused its comments on increasing opportunities for continued director engagement among each other and management.

Director Education

The Company is committed to providing educational opportunities for the Board through presentations by various speakers at regularly scheduled Board meetings, conferences, online and virtual training and educational video series. Pursuant to the Company’s Corporate Governance Guidelines, the Company requires directors to complete a minimum of 6 hours of continuing education each year; however, in response to the coronavirus pandemic affecting businesses across the globe, the Company suspended the 2020 requirements to reflect the challenges inherent in meeting the continuing education requirements from external sources. Nevertheless, following consummation of the Merger, the Company held an educational session for all directors to discuss the governance strategy of the Company post-merger, including the duties and responsibilities of a Board and committee member and an overview of the products, services, lines of business, and regulatory compliance. The Company also held a virtual board training day in November 2020 that provided 3 hours of educational training on relevant topics, including the new CECL model, ESG trends, and regulatory developments during 2020.

Succession Planning

Board Leadership

The Governance and Nominating Committee is responsible for identifying and recommending director candidates to our Board for nomination using a director selection process after assessing the Company’s needs, evaluating the Board’s then-current composition, and recommending suggested enhancements.

2021 PROXY STATEMENT 15

Corporate Governance

Pursuant to the Merger Agreement and bylaw amendments approved in connection with the Merger, for a three year period from the date the Merger is completed, our Board is to be made up of sixteen directors, half of which are designated by SouthState and half of which are to be designated by CenterState, with Mr. Hill being the Executive Chairman, Mr. Corbett the Chief Executive Officer, and Mr. McPherson the Lead Independent Director. The bylaw amendments also designated a Legacy SouthState Nominating Committee and a Legacy CenterState Nominating Committee to consider any replacement directors in the event one of the current directors serving on the Board is not able to serve, so that Board make-up remains compliant with the negotiated requirements of the Merger Agreement. The directors nominated to stand for election at the annual meeting are those named as part of the Merger and are eligible to stand for election as directors for three years after the Merger, or until the 2024 annual meeting of shareholders. Those directors that are over 72 years of age that were part of the original designation of directors are exempt from the mandatory retirement age of 72 as set forth in the bylaws until the three year term of service has been fulfilled.

Pursuant to our Corporate Governance Guidelines and bylaws, except for any directors as to whom such age requirement has been waived or those directors exempted from this requirement during the three year period following completion of the Merger in accordance with the bylaws, directors must be shareholders not over seventy-two (72) years of age at the time of the shareholders’ meeting at which they are elected by the shareholders. In the event that a director attains age seventy-two (72) during his or her term of office, he or she will serve until the end of his or her then-current term of office after his or her seventy-second (72nd) birthday.

CEO and Senior Management Succession Planning

Our Board oversees CEO and senior management succession planning. Prior to the Merger, each of the Company and CenterState maintained formal succession management plans for their respective institutions, both of which included steps to address emergency CEO and senior management succession planning in extraordinary circumstances. These plans have remained in effect to guide the Company’s needs in 2020. During 2021, the executive leadership team intends to develop an updated succession plan to address the succession needs of the post-Merger Company through the executive and senior management positions to continue our Company’s safe and sound operation and minimize potential disruption or loss of continuity to its business and operations.

Board Oversight of Risk

Our Board and its committees play a key role in oversight of our culture, setting the “tone at the top” and holding management accountable for the maintenance of high ethical standards and effective policies and practices to protect our reputation, assets, and business. Our Board and its committees do this in a number of ways, including by: focusing on the character, integrity, and qualifications of their respective members, and their respective leadership structures and composition; and overseeing management’s identification, measurement, monitoring, and control of our material risks. The Board also oversees risk through annual approval and oversight of the Risk Appetite Statement, Capital Plan, Strategic Plan and budget and through its independent standing committees, principally the Audit Committee, the Risk Committee and the Compensation Committee as described below.

Risk Governance Structure

Our Board provides objective, independent oversight of risk and:

•
receives quarterly updates from our Audit, Risk and Compensation Committees, providing our Board with a thorough understanding of how the Company manages risk;

•
receives quarterly risk reporting from management, including a report that addresses and provides updates on key and emerging risks;

•
oversees senior management's development of the Risk Framework, Risk Appetite Statement and our capital, strategic and financial operating plans;

•
oversees directly and through committees our financial performance and the adequacy of internal controls as monitored by management; and

•
approves our Risk Framework and Risk Appetite Statement annually.

Audit Committee Provides primary oversight of financial and accounting reporting; additional risk management oversight by evaluating the effectiveness of the Company's internal controls

Risk Committee

Bears primary committee responsibility for overseeing the Risk Framework and material risks facing the Company; receives regular updates from the Management Risk Committee on key and emerging risks

Compensation Committee Oversees the development of the Company's compensation plans and practices with a goal of rewarding performance without encouraging employees to engage in risky practices

16 SOUTHSTATE

Corporate Governance

The full Board focuses on the risks that it believes to be the most significant facing the Company and our general risk management strategy. The full Board also seeks to ensure that risks undertaken by the Company are consistent with the Board’s approved risk appetite and risk management strategies. Through the oversight of the Company’s results compared to the Board-approved Strategic Plan and budget, the Board assesses whether management is implementing the Company’s strategy constituent with its core principles of soundness, profitability and growth and its other strategic priorities. While the Board oversees our risk management, management is responsible for the day-to-day risk management processes. We believe this division of responsibility is the most effective approach for addressing the risks facing our Company and that the Board’s leadership structure supports this approach.

Risk Governance Structure

Risk is inherent in all of our business activities. As a result, we have developed a comprehensive approach to risk management by adopting a Risk Appetite Statement and a Risk Framework supporting the Risk Appetite Statement.

The Risk Appetite Statement defines the aggregate levels and types of risk our Board and management believe appropriate to achieve our company’s strategic objectives and business plan.

The Risk Framework sets forth clear roles, responsibilities, and accountability for the management of risk and describes how our Board oversees the monitoring of our risk appetite through the assessment of key risk indicators and performance factors. It outlines the seven types of risk that our company faces: compliance risk, credit risk, operational risk (specifically including cybersecurity risk and model risk), interest rate risk, liquidity risk, market risk, reputation risk, strategic risk and risks associated with the Bank’s correspondent, mortgage, factoring (Corporate Billing) and wealth lines of business. The Risk Framework describes components of our risk management approach, including the adoption of the three lines of defense risk model and the implementation of a culture of managing risk through our risk management processes, with a focus on the role of all employees in managing risk. It also outlines our risk management governance structure, including the roles of our Board, management, lines of business, independent risk management, and internal audit within the governance structure.

On a quarterly basis, we evaluate the existing risks facing the Company against the Risk Appetite Statement to ensure that actual operations of the Company align within the Company’s risk appetite. The Risk Appetite Statement and Risk Framework are reviewed and approved by the Board annually. Independent Board oversight of our the Risk Appetite Statement and Risk Framework and independent assessment by the Board of our risk profile against our Risk Appetite and Framework on a quarterly basis enable us to better serve our customers, deliver long-term value for our shareholders, and achieve our strategic objectives.

Our Chief Risk Officer, the company’s senior-most risk manager, has a dual reporting structure, reporting both to the President of the Company and to the Board Risk Committee. This governance structure is designed to complement our Board’s commitment to maintaining an objective, independent Board and committee leadership structure.

Board Oversight of Cybersecurity Risk

Our Board recognizes the importance of protecting the data provided by the Company’s customers, clients, and employees and devotes significant time and attention to overseeing the strategies the Company employs to protect our data and systems and to mitigate against cybersecurity risk.

As party of the Risk Committee’s responsibility for monitoring key business and regulatory risks, the Risk Committee reviews presentations and reports at each meeting on the Company’s cybersecurity program and its efforts to mitigate cyber risks. These presentations and reports address topics such as the threat environment and vulnerability assessments, results of penetration testing, results of key cyber risk indicators and performance metrics, and the Company’s ongoing efforts to identify, prevent, detect, and respond to internal and external critical threats. The Risk Committee also reviews reports on the Company’s efforts to provide ongoing employee training on responsible information security, data security, and cybersecurity practices and how to protect data against cyber threats through employee-targeted campaigns and materials. The Audit Committee reviews reports of the Company’s internal Audit Department’s periodic audits of our information security, data security, and cybersecurity program. On an annual basis, the Board approves the Company’s Information Security Policy and Program which provides a layered approach to cybersecurity, and includes administrative, technical, and physical safeguards designed to protect the security, confidentiality, and integrity of customer information in accordance with applicable law.

Board Oversight of ESG Risk

The Board recognizes the importance of responding to existing and emerging risks relating to governance, social and environmental changes. The Governance and Nominating Committee has been given responsibility for overseeing current and emerging environmental, corporate social responsibility, and governance matters that are relevant to the business, operations or public image of the Company or that are otherwise pertinent to the Company and its shareholders, employees, customers and parties with whom it does business. Recognizing the particular importance of attracting and retaining a diverse and talented workforce, the Company has established a Board-level Culture Committee, which focuses on the Company’s human capital management initiatives, including its diversity and inclusion initiatives and talent attraction, motivation and retention. The Company has named a Director of Social Responsibility to lead its diversity and community development efforts, who reports directly to our CEO and provides regular reports to the Culture Committee.

2021 PROXY STATEMENT 17

Corporate Governance

Compensation Governance and Risk Management

Compensation Governance

The Compensation Committee oversees the Company’s compensation plans and practices. The fundamental philosophy underpinning the Compensation Committee’s governance process is to reward NEOs and other executives for their performance in meeting the Company’s guiding principles of soundness, profitability and growth by pursuing strategies that are expected to maximize shareholder value over time without exposure to excessive risk. The Compensation Committee’s primary responsibilities include establishing goals, evaluating performance in light of the articulated goals and objectives, and setting compensation.

Compensation Risk Management Policies and Practices

Our compensation governance structure allocates responsibility so that our Board, Compensation Committee, and the appropriate management-level governing body makes compensation decisions with documented input from the Risk Management, Legal and Compliance Departments. The Compensation Committee has adopted and annually reviews our Incentive Compensation Policy, which defines the framework for oversight of an enterprise-wide incentive program design and implementation.

Board
Compensation Committee
Responsible for oversight of plans consistent with safe and sound banking practices
Incentive Compensation Committee (ICC)
Review and approval of incentive plans, policies, risk assessments, overall payments and eligibility
Human Resources Department
Maintenance and execution of the Incentive Compensation Policy
Business Units
Administration of the incentive compensation plans in accordance with the Incentive Compensation Policy; Collaboration with Incentive Working Group under ICC to design and risk review plans.

Our Incentive Compensation Policy is designed to reward appropriately our employees in the business lines through responsible sales practices without encouraging excessive or imprudent risks and recognizes that the effective management of incentive compensation is an essential component of safe and sound banking practices. Our Incentive Compensation Policy establishes frameworks for: the oversight and governance of incentive plans; internal controls put in place around the design, implementation and maintenance of plans; the balance between competitive compensation and risk; the scheduled assessment of risk associated with incentive plans; the ongoing monitoring incentive plans; and annual ethical sales training.

The Incentive Compensation Committee oversees the review and approval of all incentive plans and associated risk assessments and any material changes to existing incentive plans. This Incentive Compensation Committee is assisted in its responsibilities by an Incentive Working Group, represented by the Risk, Compliance and Legal Departments, which collaborates with the business lines in incentive plan design and risk assessment completion. On an annual basis, the Compensation Committee is presented with the incentive plan risk assessment analysis and certification to enable the Compensation Committee to determine whether our compensation policy and incentive plans and practices create risks that are likely to have a material adverse effect or would cause plan participants to take unnecessary risks.

18 SOUTHSTATE

SHAREHOLDER ENGAGEMENT

SHAREHOLDER ENGAGEMENT

We regularly engage with our shareholders to provide meaningful information about our Company. Our Executive Leadership team, consisting of our Executive Chairman, CEO, Chief Strategy Officer, and Chief Financial Officer, regularly communicates with investors, provides investor presentations, hosts quarterly earnings calls, and participates in virtual and in-person meetings and larger conferences with institutional shareholder representatives as requested.

We continue to be actively engaged in outreach to the investment community. During 2020, we participated in approximately 65 meetings with investors, including participation in 12 investor conferences, and numerous other outreach efforts. Through these discussions, we facilitate communication with and obtain shareholder insight into, among other topics, the Company’s corporate governance, executive compensation and other practices so that the Company can make deliberate, thoughtful, and balanced decisions that reflect the interests of our shareholder base.

2021 PROXY STATEMENT 19

RELATED PERSON AND CERTAIN OTHER TRANSACTIONS

RELATED PERSON AND CERTAIN OTHER TRANSACTIONS

The Bank has loan and deposit relationships with some of the directors of the Company and the Bank and loan, deposit, and fee-for-service relationships with some of the companies with which the directors are associated, as well as with some members of the immediate families of the directors. (The terms “members of the immediate families” or “immediate family members” for purposes of this section includes each person’s spouse, parent, stepparent, children, stepchild, sibling, mother and father-in-law, sons and daughters-in-law, and brothers and sisters-in-law, and any person sharing the same household of such person.) Such loan, deposit, or fee relationships were made in the ordinary course of business, were made on substantially the same terms, including interest rates, collateral and fee pricing, as those prevailing at the time for comparable transactions with other persons not related to the lender, and did not, at the time they were made, involve more than the normal risk of collectability or present other unfavorable features.

Robert R. Horger, our former Chairman of the Board and a current director, is a partner in the law firm of Horger, Barnwell & McCurry, L.L.P., which we engaged, among other law firms, as counsel during 2020 and may engage during the current fiscal year. In 2020, we and Mr. Horger were involved in non-material related party transactions in that we made payments totaling approximately $8,747 to Horger, Barnwell & McCurry, L.L.P. This amount did not exceed 5% of the law firm’s gross revenue.

Thomas E. Suggs, a former director who resigned from the Board in connection with the Merger on June 7, 2020, has served as President and Chief Executive Officer of HUB Carolinas, a region of HUB International, an insurance brokerage and consulting firm that we have used since 2011 and will continue to use during the current fiscal year as an insurance broker for certain policies. Mr. Suggs was previously the President and Chief Executive Officer, and a majority owner, of Keenan & Suggs, Inc., an insurance broker and consulting firm that we also used for certain policies, before it was acquired by HUB International, the seventh largest brokerage in the world, in August 2016. In 2020, we made insurance premium payments directly to either HUB International, as our insurance placement agent, or insurance carriers. Commissions earned on these policies were well below 5% of HUB International’s total gross revenue for 2020.

Our Code of Ethics contains written requirements for reviewing transactions between us and our directors and executive officers, their immediate family members, and entities with which they have a position or relationship. These requirements are intended to determine whether any such related person transaction impairs the independence of a director or presents a conflict of interest on the part of a director or executive officer. The Code also requires the Bank to comply with Regulation O, which requires extensions of credit to executive officers, directors, certain principal shareholders, and their related interests to (i) be made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with third parties and (ii) not involve more than the normal risk of repayment or present other unfavorable features. Our corporate ethics officer monitors Company compliance with the Code of Ethics and sends periodic reports on such compliance to the Board’s Audit Committee and the Incentive Compensation Committee.

20 SOUTHSTATE

STOCK OWNERSHIP OF DIRECTORS, EXECUTIVE OFFICERS, AND CERTAIN BENEFICIAL OWNERS

STOCK OWNERSHIP OF DIRECTORS, EXECUTIVE OFFICERS, AND CERTAIN BENEFICIAL OWNERS

The following table shows the number of shares of our common stock beneficially owned as of February 26, 2021, by: (i) each director; (ii) each named executive officer; (iii) all directors and executive officers as a group; and (iv) beneficial owners of more than 5% of any class of our voting securities (as determined under SEC rules). As of that date, none of our directors and executive officers owned any shares of our common stock, other than as reported in the table below. Unless otherwise noted; all shares beneficially owned are held individually and not pledged as security; all shares of our common stock are subject to the sole voting and investment power of the directors and executive officers; and the address of each beneficial owner listed in the following table is c/o SouthState, 1101 First Street South, Suite 202, Winter Haven, Florida 33880.

		Other stock units
	Common stock	Deferred director
	beneficially	Stock	Unvested		Percent
Name	owned (1)	Awards (2)	RSUs	Total	of Class
Directors
John C. Corbett (3)	55,745	—	91,835	147,580	0.21
Jean E. Davis	14,846	232	—	15,078	0.02
Martin Bernard Davis	4,130	232	—	4,362	0.01
Robert H. Demere Jr. (4)	104,994	193	—	105,187	0.15
Cynthia A. Hartley	10,096	232	—	10,328	0.01
Robert R. Hill, Jr. (5)	133,723	—	105,668	239,391	0.34
John H. Holcomb III	45,869	—	—	45,869	0.06
Robert R. Horger	81,093	815	—	86,908	0.12
Charles W. McPherson (6)	12,493	—	—	12,493	0.02
G. Ruffner Page Jr. (7)	188,917	—	—	188,917	0.27
Ernest S. Pinner (8)	54,703	—	—	54,703	0.08
John C. Pollok (9)	89,132	—	11,370	100,502	0.14
William Know Pou Jr. (10)	29,315	—	—	29,315	0.04
David G. Salyers (11)	9,978	—	—	9,978	0.01
Joshua A. Snively (12)	8,464	—	—	8,464	0.01
Kevin P. Walker	14,999	232	—	15,231	0.02
Named Executive Officers
William Matthews (13)	29,521	—	20,970	50,491	0.07
Renee R. Brooks	37,611	—	24,460	62,071	0.09
Greg A. Lapointe	24,415	—	25,258	49,673	0.07
John S. Goettee	22,170	—	17,302	39,472	0.06
All directors and executive officers as a group (20 persons) (14)	972,214	1,936	296,863	1,271,013	1.79

			Common stock		Percent of
Name			Beneficially owned (15)		Class (15)
Beneficial Owners Holding More Than 5%
The Vanguard Group (16)			6,498,763		9.16
100 Vanguard Boulevard
Malvern, PA 19355
BlackRock, Inc. (17)			5,380,668		7.58
55 East 52nd Street,
New York, NY 10055
T. Rowe Price Associates, Inc. (18)			3,863,145		5.44
100 E. Pratt Street
Baltimore, MD 21202
Wellington Management Group LLP (19)			3,694,802		5.21
Wellington Group Holdings LLP
Wellington Investment Advisors Holdings LLP
280 Congress Street
Boston, Massachusetts 02210

(1)	As reported to the Company by the directors, nominees and named executive officers. Includes the number of shares of which the named individual has the right to acquire ownership within 60 days of the date of this table pursuant to the below:

2021 PROXY STATEMENT 21

STOCK OWNERSHIP OF DIRECTORS, EXECUTIVE OFFICERS, AND CERTAIN BENEFICIAL OWNERS

Name	Options	PSU/RSUs	Restricted Stock	Total
John C. Corbett	—	16,147	—	16,147
Robert R. Hill, Jr.	55,934	—	—	55,934
Robert R. Horger	9,370	—	—	9,370
William Matthews	—	614	—	614
Renee R. Brooks	12,520	—	—	12,520
Greg A. Lapointe	5,540	—	—	5,540
John S. Goettee	5,540	—	—	5,540
John C. Pollok	28,539	—	—	28,539
All directors and executive officers as a group (8 persons)	117,443	16,761	—	134,204

(2)	Reflects unvested restricted stock that has full voting and dividend privileges. These shares will vest in the second quarter of 2021.
(3)	Mr. Corbett is also a Named Executive Officer for purposes of this proxy due to his role as Chief Executive Officer. Includes 1,347 shares owned by Mr. Corbett’s IRA account and 54,398 shares owned individually, including restricted shares (i.e. they can be voted and are included in total outstanding common shares).
(4)	Includes 52,257 shares of common stock owned by Colonial Group, Inc., of which Mr. Demere is President and Chief Executive Officer.
(5)	Mr. Hill is also a Named Executive Officer for purposes of this proxy due to his role as Chief Executive Officer prior to the Merger.
(6)	Includes 6,787 shares owned by a trust Mr. McPherson controls.
(7)	Includes 138,151 shares held by Mr. Page’s children’s trusts.
(8)	Includes 50,993 shares owned individually, including amounts in Mr. Pinner’s IRA and restricted shares, 3,410 shares owned jointly with spouse and 300 shares are held by a trust Mr. Pinner controls.
(9)	Mr. Pollok is also a Named Executive Officer for purposes of this proxy due to his role as Chief Financial Officer prior to the Merger.
(10)	Includes 19,863 shares are owned jointly with Mr. Pou’s spouse,2,931 shares owned by trusts he controls, and 2,916 shares held by a QTIP Trust
(11)	Includes 7,701 shares owned jointly with Mr. Salyers’ spouse.
(12)	Includes 2,550 shares owned jointly with Mr. Snively’s spouse.
(13)	Includes 17,376 shares owned jointly with Mr. Matthews’ spouse and 11,531 shares held within his IRA.
(14)	Includes shares of common stock held as of December 31, 2020 by the Company under our 401(K) Employee Savings Plan, as follows: Mrs. Brooks, 5,514 shares; Mr. Pollok, 9,132 shares; Mr. Lapointe, 5,626 shares; and all directors and Named Executive Officers as a group, 20,272.
(15)	Figures as of December 31, 2020.
(16)	Beneficial ownership of The Vanguard Group is based on its (a) Schedule 13G/A filed with the SEC with respect to the Company on February 10, 2021, in which it reported shared power to vote or direct the vote of 70,546 shares of our common stock, sole power to dispose or direct the disposition of 6,371,461 shares of our common stock and shared power to dispose or direct the disposition of 127,302 shares of our common stock.
(17)	Beneficial ownership of BlackRock, Inc. is based on its Schedule 13G/A filed with the SEC with respect to the Company on February 1, 2021, in which it reported sole power to vote or to direct the vote of 5,209,962 shares of our common stock and sole power to dispose or direct the disposition of 5,380,668 shares of our common stock.
(18)	Beneficial ownership of T. Rowe Price Associates, Inc. is based on its (a) Schedule 13G filed with the SEC with respect to the Company on February 16, 2021, in which it reported sole power to vote or to direct the vote of 1,035,625 shares of our common stock and sole power to dispose or direct the disposition of 3,863,145 shares of our common stock.
(19)	Beneficial ownership of Wellington Group Holdings LLP is based on its Schedule 13G/A filed with the SEC with respect to the Company on February 4, 2021, in which it reported shared power to vote or direct the vote of 3,167,877 shares of our common stock and shared power to dispose or direct the disposition of 3,694,802 shares of our common stock.

22 SOUTHSTATE

proposal
DIRECTOR COMPENSATION

DIRECTOR COMPENSATION

2020 Director Pay Changes

In January 2020, the Compensation Committee of the pre-Merger SouthState Board set compensation for the directors as follows: (a) annual cash retainer of $50,000, paid in equal quarterly installments; (b) annual equity retainer of $50,000, paid in the form of a grant of RSUs in May 2020, that vests ratably over four quarters; and (c) additional $10,000 annual cash retainer for each of the Audit, Compensation, Governance and Nominating, and Risk Committee chairs, paid in equal quarterly installments. This compensation matched the compensation paid to directors in 2019.

Following the closing of the Merger and based on the Compensation Committee’s assessment of the increased commitment and responsibilities of the post-Merger Board of Directors, the Compensation Committee determined it was appropriate to approve the following adjustments to the annual compensation of our non-employee directors. The changes to cash retainers were effective in the third quarter of 2020, and the changes to equity retainers will be implemented in 2021.

Amount of Cash Retainer	Position
$60,000	Board Members
$25,000	Additional fee to Lead Independent Director
$15,000	Chairs of the Audit, Risk, Governance and Nominating, and Compensation Committees
$61,000	Chair of the Culture Committee
$10,000	Committee Members
Director Equity Retainer
● $50,000, issued in the form of RSUs that vest 25% per quarter over the course of a year.

●  If Board service is terminated due to death, all unvested RSUs will fully vest as of the date of death. If Board service is terminated for any reason other than death, any unvested RSUs outstanding as of the date of termination would be forfeited.

● Upon a change of control, all unvested RSUs will become fully vested and settled in shares of SouthState common stock.

Any director who is also an employee of SouthState or its subsidiaries (namely, Messrs. Corbett, Pollok and Hill) is not eligible to receive any equity, retainer or fees for service on the Board of Directors, including service as a Chair of a Board committee.

2020 Director Compensation Review

The Compensation Committee is responsible for reviewing, on an annual basis, the compensation paid to our directors and making recommendations to the Board on any adjustments to it. Working with its independent compensation consultant, the Compensation Committee annually assesses SouthState’s director compensation program relative to our peers. In making this assessment, the Compensation Committee reviews (i) the individual pay components of our program relative to the pay components for directors at our peers, (ii) the average total compensation of our board members relative to directors at our peers, and (iii) our aggregate board compensation as compared to our peer group.

Director Deferral Plan

Non-employee directors are permitted to make elections to defer (i) up to 100% of their cash retainer or meeting fees into a deferred income account and (ii) the settlement date with respect to either 50% or 100% of their annual RSU grant. Deferrals are not credited under the deferral plan in respect of deferred RSUs until such RSUs have vested, at which time the director’s account is credited with a deemed investment in the SouthState Corporation Stock Fund equal to the number of shares of Company common stock with respect to which the deferral election was made (net of any shares withheld in respect of applicable tax withholding obligations, if any, related to vesting).

Deferrals credited under the plan are fully vested at all times and are payable (a) with respect to cash retainers, in cash in a single lump sum and/or (b) with respect to amounts deemed to be invested in Company common stock (including the SouthState Corporation Stock Fund and any RSU accounts), in the form of common stock, following the first to occur of the participant’s separation from service or a change in control, subject to the director’s deferral elections.

Stock Retention Requirements; Hedging and Pledging Prohibitions for Non-management Directors

Stock Ownership Requirements. Under our Corporate Governance Guidelines, directors are required to own a minimum five times the director’s annual cash compensation in market value of the Company’s common stock by the end of the fifth anniversary of being elected

2021 PROXY STATEMENT 23

Director Compensation

to the Board. Restricted stock and stock underlying or issuable pursuant to RSUs or deferred compensation plan are counted toward these thresholders. After the threshold is attained, future changes in market value do not require the director to purchase additional stock.

Anti-Hedging and Anti-Pledging Policies. Under our Insider Trading Policy, directors, officers and employees are prohibited from: (1) engaging in hedging, monetizing or similar transactions that are designed to offset a decrease in the market value of any securities of the Company and (2) holding securities of the Company in a margin account or otherwise pledging securities of the Company as collateral for a loan. A copy of our Insider Trading Policy can be found on our website at https://www.southstatebank.com/ under the Corporate Governance tab of the Corporate Overview under “Investor Relations.”

2020 Director Compensation

The following table shows the compensation paid to our non-management directors for their services in 2020:

	Fees earned or		All other
	paid in cash	Stock awards	compensation	Total
Director	($) (1)	($) (2)	($) (3)	($)
Jean E. Davis	57,500	49,032	1,081	107,613
Martin B. Davis	68,750	49,032	901	118,683
Robert H. Demere Jr.	55,000	40,824	901	96,725
Cynthia A. Hartley	67,500	49,032	901	117,433
John H. Holcomb III (4)	112,500	—	—	112,500
Robert R. Horger	79,616	70,701	441,096	603,651
Charles W. McPherson (4)	49,000	—	—	49,000
G. Ruffner Page Jr. (4)	30,000	—	—	30,000
Ernest S. Pinner (4)	31,000	—	—	31,000
William Know Pou Jr. (4)	41,750	—	—	41,750
David G. Salyers (4)	122,250	—	—	122,150
Joshua A. Snively (4)	38,184	—	—	38,184
Kevin P. Walker	68,750	49,032	901	118,683

(1)	Includes total compensation earned through salary (former Chairman Horger only), Board fees, retainers and committee fees, whether paid or deferred. Refer to the “2020 Director Pay Changes” section for more information regarding committee membership and fees.
(2)	All RSUs awarded to the non-employee directors during 2020 vest at 25% per calendar quarter over a period of four quarters. Each director generally has the right to vote restricted common shares and to receive dividends paid on the shares prior to vesting. The market value of the shares is determined by the closing market price of our common stock on the date of the grant ($86.75 on the date of grant, January 1, 2020, for former Chairman Horger and $52.95 on the date of grant, May 1, 2020, for all of the other directors). The assumptions used in the calculation of these amounts for awards granted in 2020 are included in Note 20 in the “Notes to Consolidated Financial Statements” included within the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020. The Board of Directors’ total aggregate amount of stock awards outstanding at December 31, 2020 was 3,053. As of December 31, 2020, our non-management directors held the number of unvested shares of restricted stock as shown in the table below:

Unvested shares of
restricted stock or
Director	stock units (#)
Jean E. Davis	463
Martin B. Davis	463
Robert H. Demere Jr.	386
Cynthia A. Hartley	463
John H. Holcomb III	—
Robert R. Horger	815
Charles W. McPherson	—
G. Ruffner Page Jr.	—
Ernest S. Pinner	—
William Know Pou Jr.	—
David G. Salyers	—
Joshua A. Snively	—
Kevin P. Walker	463
(3)	Includes a $1.88 dividend, or $0.47 for each quarter, on all unvested restricted common stock grants outstanding at the time of the dividend. With regard to Mr. Horger, who transitioned from the Chairman of the Board and a Company management employee to a member of the Board, this amount includes an employer matching contribution to an employee savings plan and life, medical and disability insurance premiums. In addition, Mr. Horger received a Pay to Lead award in the form of RSUs in the gross amount of $450,000. After Company withholding for Medicare ($9,637) and social security ($2,601), Mr. Horger deferred $437,761.90 under the Company’s Nonqualified Deferred Compensation Plan. These deferred amounts will vest 30 days following the date on which the Bank conversion is completed. See the discussion of this plan beginning on page 46.
(4)	Messrs. McPherson, Pou, Snively, Salyers, Page, Corbett, Pinner and Holcomb joined the Board of Directors effective June 7, 2020 in connection with the Merger.

24 SOUTHSTATE

proposal
PROPOSAL 2: APPROVING OUR EXECUTIVE COMPENSATION

PROPOSAL 2: APPROVING OUR EXECUTIVE COMPENSATION (AN ADVISORY, NON-BINDING “SAY ON PAY” RESOLUTION)

Proposal 2 asks shareholders to approve, on an advisory basis, our 2020 executive compensation program. At the 2020 annual meeting of shareholders, 85.37% of the votes cash on the Say on Pay proposal were cast in support of our 2019 compensation of our Named Executive Officers. We believe that offering our shareholders the opportunity to vote on NEO compensation on an annual basis reinforces our commitment to the feedback of our shareholders.

In connection with the Merger, we brought together an executive leadership team with the appropriate strategic vision and experience to guide the Company as it grows into a Southeast regional institution and completed a large, complex integration effort in the midst of the COVID-19 pandemic. Executive compensation paid for 2020 reflects the arrangements that were in place under legacy SouthState and CenterState agreements, as well as payments that were made pursuant to contractual commitments in connection with the Merger, which were designed to incent the executives to successfully merge the institution and complete the integration on time, achieving the merger cost savings and other goals.

Effective January 2021, the Compensation Committee of the Board has approved a performance-based executive compensation program applicable to each of our Named Executive Officers (“NEO”), including the CEO, which is designed to reflect our guiding principles of soundness, profitability and growth, and to align our executive compensation with shareholder return based on our overall profitability on both a short-term and long-term basis, while including metrics that will discourage our NEOs from pursuing strategies that would expose the Company to excessive risk.

In making a decision on whether to approve our pay practices for our NEOs, we ask that you consider the description of our executive compensation program provided in the “Compensation Discussion and Analysis,” the compensation tables and the accompanying narratives. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our NEOs and the philosophy, policies and practices described in this proxy statement. Accordingly, we are asking our shareholders to vote “FOR” the following resolution:

“Resolved, that the shareholders approve the compensation paid to SouthState’s NEOs, as described in the Compensation Discussion and Analysis, the compensation tables and the related narrative disclosures in the Company’s 2021 Proxy Statement.”

Your vote on this proposal, which is required by Section 14A of the Exchange Act, is “advisory” and will serve as a non-binding recommendation to the Board. The Compensation Committee will seriously consider the outcome of this vote when determining future executive compensation arrangements.

Our Board unanimously recommends a vote “for” approving our executive compensation (an advisory, non-binding “Say on Pay” resolution) (Proposal 2).

2021 PROXY STATEMENT 25

Compensation Discussion and Analysis

COMPENSATION DISCUSSION AND ANALYSIS

1.     Executive Summary

a.       Our Named Executive Officers

Our NEOs for 2020 are identified below, with their pre- and post-Merger titles, and include the current and former Chief Executive Officer and Chief Financial Officer of the Company and our next three most highly-compensated executive officers. While we consider the Merger between SouthState and CenterState to be a “Merger-of-Equals,” following the accounting treatment of the Merger, SouthState was determined to be the accounting acquirer. As a result, for purposes of determining whether any legacy CenterState executive officers qualified as NEOs for 2020 as one of the three most highly-compensated executive officers (other than the CEOs and CFOs), only compensation earned or paid as an executive officer of SouthState from June 7, 2020, the closing date of the Merger, through December 31, 2020, was taken into account. This resulted in no legacy CenterState executive officers (other than the CEO and CFO) being NEOs.

Named Executive Officers	Pre-Merger Title	Post-Merger Title	Years of Service (1)
John C. Corbett	President and CEO of CenterState	CEO of the Company and President and CEO of the Bank	21
Robert R. Hill Jr. (2)	CEO	Executive Chairman of the Company and the Bank	25
William E. Matthews V	CFO of CenterState	CFO of the Company and the Bank	10
Renee R. Brooks	Chief Operating Officer	Chief Operating Officer of the Company and the Bank	25
Greg A. Lapointe	President of SouthState Bank	Chief Banking Officer of the Company	12
John S. Goettee	President of SouthState Bank’s South Carolina and Georgia Markets	Central Banking Group President	15
John C. Pollok (2)	CFO	Senior Executive Vice President of the Company	25

(1)	Reflects combined years of service at SouthState and CenterState. With regard to Mr. Matthews, this figure also includes his tenure as CFO of NCOM.
(2)	Mr. Hill also serves as our Executive Chairman of our Board, and Mr. Pollok serves as a member of our Board.

The following provides a brief biographical description of each of our NEOs, other than Messrs. Corbett, Hill, and Pollok for whom we have provided biographical information for them under the Board biographical information above. All positions held by each of our NEOs, including the period each such position has been held, a brief account of their business experience during at least the past five years and certain other information is provided below. Information concerning directorships, committee assignments, minor positions and peripheral business interests have not been included.

●	William E. Matthews V, age 56, was appointed as our Chief Financial Officer on June 7, 2020 in connection with the Merger. Before that, he served as Executive Vice President and Chief Financial Officer of CenterState and CenterState Bank (2019 to June 7, 2020); President and Chief Financial Officer of NCOM (2018 to 2019); Chief Financial Officer of NCOM and NBC (2011 to 2019); NCOM and NBC Board member (2010 to 2019, Vice Chair 2012 to 2019); Partner at New Capital Partners, Birmingham, Alabama (2009 to 2011); Chief Financial Officer of RBC Bank (USA) (2008 to 2009); Executive Vice President and Chief Financial Officer of Alabama National Bancorporation (1998 to 2008).
●	Renee R. Brooks, age 51, was appointed as our Chief Operating Officer in 2018. Before that, she served as the Company’s Chief Risk Officer (2016 to 2017); Chief Administrative Officer (2012 to 2017) and as Corporate Secretary (2009 to 2014). Prior to 2009, Ms. Brooks held various leadership positions with SouthState Bank, including Commercial Banking Manager and Head of Retail Banking (1996 to 2009).
●	Greg Lapointe, age 57, was appointed as our Chief Banking Officer on June 7, 2020 in connection with the Merger. Before that, he served as President of SouthState Bank from 2018 to June 7, 2020, as the Northern Group President (2013 to 2018), and Western Group President (2009 to 2013). Prior to joining SouthState Bank, Mr. Lapointe served in various leadership positions with Wells Fargo & Company and Bank of America, N.A. and their respective predecessor banks (1985 to 2009).
●	John S. (“Jack”) Goettee, age 63, was appointed as our Senior Executive Vice President and Central Banking Group President of the Company in connection with the Merger. Before that, he served as Senior Executive Vice President and Southern Banking

26 SOUTHSTATE

Compensation Discussion and Analysis

Group President of SouthState Bank (2018 to June 7, 2020); Executive Vice President and Southern Banking Group President of SouthState Bank (2013 – 2018); Executive Vice President of the Bank (2005 – 2013); and various leadership positions throughout the Carolinas with Bank of America, N.A. and its respective predecessor banks (1981 to 2005).

b.       2020 Executive Compensation Highlights

2020 was a unique year and our accomplishments have laid the foundation for long-term soundness, profitability and growth. Our accomplishments during the year include:

Completing a merger of equals, creating a $38 billion Southeast regional bank with 285 offices in 6 states
Earning a record adjusted Pre-Provision Net Revenue(1) of $629 million with minimal net charge-off of 2 basis points
Originating approximately 20,000 Paycheck Protection Loans totaling $2.4 billion to small business customers throughout our footprint
Enhancing our capital structure through completion of a $200 million subordinated debt issuance at CenterState shortly before Merger closing
Converting to a work from home environment for approximately 91% of non-customer facing employees while safely serving customers from our branch while the COVID-19 pandemic continued
Implementing a new online/mobile banking platform to almost 300,000 SouthState customers
Rolling out a new website built on a best-in-class platform
Expanding our Correspondent Division with agreement to acquire Duncan-Williams, Inc.(2)
Receiving an investment grade credit rating from Moody’s

(1)	Adjusted PPNR is a Non-GAAP financial measure that excludes the impact of merger-related expenses on a combined business basis, FHLB Advance prepayment penalty, swap termination expenses and securities gains or losses. See reconciliation of GAAP to Non-GAAP measures in Appendix A.
(2)	The Duncan-Williams acquisition closed February 1, 2021.

2020 was a highly unusual year for our compensation program. In order to successfully undertake and complete the Merger, certain payments and adjustments to outstanding equity awards were required under our NEOs’ legacy employment agreements and the terms of the Merger Agreement. In addition, we put in place new one-time transition and integration awards, which are described further below under the discussion entitled “Our 2020 Executive Compensation – Merger Synergy Awards” on page 37. Finally, our regular annual long-term incentive awards were made to SouthState executive officers in the form of time-vesting RSU awards due to the difficulty of assessing performance with the Merger closing in mid-year. For further information on our 2020 long-term incentive awards, please see the discussion entitled “Our 2020 Executive Compensation” beginning on page 33.

Effective January 2021, the Compensation Committee of the Board has approved a going-forward performance-based executive compensation program applicable to each of our NEOs, including the CEO, described below. We believe this performance-based compensation program reflects our guiding principles of soundness, profitability and growth and aligns our executive compensation with shareholder return based on our overall profitability on both a short-term and long-term basis, while including metrics that will discourage our NEOs from pursuing strategies that would expose the Company to excessive risk.

Further information about our compensation philosophy and our pay practices are contained in the discussion entitled “Executive Compensation Governance.”

2.     Executive Compensation Governance

a.       Pay Evaluation and Decision Process

SouthState’s executive compensation program is structured to be performance-based to align total compensation with SouthState’s guiding principles of soundness, profitability and growth and to the achievement of financial and strategic goals, although as is discussed

2021 PROXY STATEMENT 27

Compensation Discussion and Analysis

further throughout this disclosure, the Merger required us to put in place a number of unique arrangements to comply with existing contractual obligations and to promote and incentivize a smooth transition and integration, which arrangements are not reflective of our normal ordinary-course compensation program. While the program provides a variety of compensation elements designed to provide a comprehensive and competitive pay package, a meaningful portion of total compensation is typically variable and tied to future shareholder return, thereby rewarding our NEOs and other executives for pursuing strategies that are expected to maximize shareholder value over time without exposure to excessive risk. Our Compensation Committee has the primary responsibility for approving our compensation strategy and philosophy, and the compensation programs applicable to our NEOs.

The Compensation Committee annually reviews and validates its compensation philosophy with the assistance of the Compensation Committee’s independent compensation consultant. The purpose of the review is to ensure that compensation decisions made by the Compensation Committee and the Board of Directors are consistent with this philosophy. The fundamental philosophy of our compensation program is to offer competitive compensation opportunities for executive officers that:

When setting compensation, the Compensation Committee considers various factors that indicate successful management, including:

●	Company, line of business and individual performance (both financial and non-financial)
●	Adherence to sound risk management policies
●	Year over year performance
●	Performance as compared to competitor peer group
●	Promotion of the core values of the Company

Our CEO works closely with the Compensation Committee in establishing executive compensation and overall bonus and incentive payments. The CEO evaluates the performance of the other senior executives, and, based on these performance evaluations, market compensation surveys, and other data, he makes compensation recommendations, including with respect to incentive compensation payments, to the Compensation Committee and shares with its members the basis for his recommendations. The Compensation Committee, at its discretion, may accept, approve, reject or modify the CEO’s recommendation. With respect to the compensation of the CEO, evaluates the CEO’s performance and determines his compensation without the CEO present, taking into consideration the recommendations of the Executive Chair.

Taking these factors into consideration, the Compensation Committee exercises its discretion and authority granted by the Board to determine the appropriate compensation for the CEO and each NEO and to recommend the CEO compensation to the full Board for approval. The Compensation Committee continues to assess our pay practices to balance risks with our commitment to link NEO pay to our performance while maintaining executive compensation programs that are market competitive and shareholder aligned.

b.       Compensation Risk Management Features

Our Compensation Committee believes that the design and governance of our executive compensation program encourage executive performance consistent with the highest standards of risk management.

i.       Pay Practices

The Compensation Committee has implemented pay and governance practices that reinforce our principles, support sound risk management and align with our shareholders:

28 SOUTHSTATE

Compensation Discussion and Analysis

Pay Practices

✓    Pay for Performance: We apply a framework based on soundness, profitability and growth goals to drive short-term and long-term shareholder value.

✓   Annual Say On Pay Vote: We conduct an annual Say On Pay vote, and over the past three years, over 84% of our shareholders approved our executive compensation program.

✓    Stock Ownership Guidelines: We maintain strict stock ownership requirements for our Executive Leadership and Directors.

✓    Strong Pledging and Hedging Prohibitions: Executive Leadership and Directors are prohibited from pledging or hedging/speculative trading in shares of SouthState stock.

✓    Independent Compensation Consultant: We engage an independent compensation consultant who reports directly to the Compensation Committee.

✓    Clawback Policy: Our clawback policy allows us to reduce incentive compensation that would otherwise be payable in connection with nonperforming assets.

✓    Responsible Equity Grant Practices: We use the average of the closing price of our common stock for the preceding month to determine the number of PSU or RSU awards, but recognize the expense of all share-based awards in our income statement over the award’s minimum required service period.

⌧   No Excise Tax Gross-Ups: For new change in control agreements, we will not provide gross-up payments for excise taxes.

⌧   No Single Trigger Contracts:  For new change in control agreements, we will not provide single trigger severance payments.

⌧   Severance Based upon Cash Compensation:  Going forward, we will provide severance that is based only on cash compensation.

⌧   No Repricing: We do not allow for repricing of stock options without our shareholders’ consent.

ii.       Impact of Compensation Practices on Risk Management

The Company’s incentive governance process includes a framework for developing new incentive compensation policies and procedures and a robust risk review process that is designed to comply with applicable law. The Compensation Committee has ultimate authority regarding all incentive plans. An Incentive Compensation Committee at the management level reviews and approves annual incentive plans or changes to incentive plans. Incentive Plans are reviewed with the Compensation Committee on an annual basis. The Compensation Committee reviews and approves any material changes to incentive plans The Incentive Compensation Committee is also responsible for reviewing the annual risk review process of incentive plans and monitors business line compliance with the approved incentive plans. Annual incentive plan risk assessments are reviewed and approved by the Compensation Committee annually. For additional information, please see the discussion captioned “Compensation Risk Management Policies and Practices” on page 18.

We believe that our layered compensation governance approach, which includes offering a mix of fixed and variable compensation, completing scheduled incentive plan risk review assessments, setting appropriate performance metrics that reward performance without encouraging excessive risk, and monitoring incentive plan awards, allows us to effectively mitigate excessive risk. The Chief Risk Officer presented the 2021 incentive plan and risk review analysis for 2021 plans to the Compensation Committee, and based on its deliberations, the Compensation Committee concluded that our compensation and incentive plans and practices for 2020 and 2021 do not create risks that are likely to have a material adverse effect or would cause plan participants to take unnecessary risks.

c.       Role of Compensation Consultant

The Compensation Committee engages an independent compensation consultant to provide market reference perspective and serve as an advisor. The independent compensation consultant serves at the request of, and reports directly to, the Compensation Committee. Further, the Compensation Committee has the sole authority to engage a compensation consultant and approve the independent compensation consultant’s fees and other retention terms. During 2020 (and in CenterState’s case, only up to the effective date of the Merger), the Compensation Committee of each of SouthState and CenterState retained McLagan, an Aon Company, to act as an independent compensation consultant to each such company. Because each NEO remained subject to the executive compensation plan in place by the company that employed such NEO immediately prior to the Merger, the discussion below includes the services performed by McLagan for each of SouthState and CenterState (up to the date of the Merger).

McLagan performed a review of our director and executive compensation programs, provided peer group analyses, and advised on regulatory developments, corporate governance and best practice trends. The Compensation Committee considered the independence of McLagan in light of applicable SEC rules and The Nasdaq Stock Market listing standards. The Compensation Committee requested and received a report from McLagan addressing the independence of McLagan and its senior advisors. The following factors were

2021 PROXY STATEMENT 29

Compensation Discussion and Analysis

considered: (1) services other than compensation consulting provided to us by McLagan; (2) fees paid by us as a percentage of McLagan’s total revenue; (3) policies or procedures maintained by McLagan that are designed to prevent a conflict of interest; (4) any business or personal relationships between the senior advisors of McLagan and a member of our Compensation Committee; (5) any stock of the Company owned by the senior advisors of McLagan; and (6) any business or personal relationships between our executive officers and the senior advisors of McLagan. The Compensation Committee discussed these considerations and concluded that the work performed by McLagan and McLagan’s senior advisors involved in the engagements did not raise any conflict of interest.

During 2020, the compensation consultant provided the following services to the SouthState Compensation Committee:

●	provided data and analysis to the Compensation Committee regarding compensation related trends in the banking industry;
●	reviewed and advised the Company on the composition of our peer group of publicly-traded financial institutions (see page 38 for peer group)
●	reviewed the Company’s total compensation philosophy for reasonableness and appropriateness;
●	reviewed overall compensation levels;
●	reviewed the competitiveness of the compensation elements currently offered by the Company to its top executives, including base salary, annual incentive or bonus, long-term incentives (stock options, restricted stock, RSUs and PSUs), all other compensation, and changes in retirement benefits as compared to that of the customized peer group;
●	advised the Compensation Committee regarding the compensation of outside directors, including the competitiveness of its elements as compared to the defined peer group;
●	recommended and made observations regarding the potential alignment of the Company’s executive compensation practices with the Company’s overall business strategy and culture relative to the market as defined by the peer group (including a review of the current performance based programs with respect to the annual cash incentives and annual equity grants);
●	interacted with management to obtain compensation and benefits data, as well as other relevant information that is not available from public sources, to understand the scope of the various executive jobs in order to provide accurate benchmarking and confirm accurate and up-to-date factual and data analyses;
●	provided market and peer data and recommendations on executive management compensation;
●	advised management and the Compensation Committee regarding the implications of the Merger on compensation programs;
●	assisted the Company in its preparation of compensation disclosures as required under Regulation S-K with respect to this Proxy Statement and associated tables and disclosures included herein by reference; and
●	assisted the Company with the development of the Company’s 2020 Omnibus Incentive Plan.

Merger Recommendations. In connection with developing a comprehensive and suitable executive compensation plan for the post-Merger Company, McLagan met with each of the Company and CenterState independently to discuss the ramifications of the Merger and proposed a compensation structure following such discussions and analysis. In this capacity, McLagan suggested and utilized a peer group using criteria that was appropriate for the post-Merger Company. The Compensation Committee of each of the Company and CenterState reviewed and discussed the various considerations comprising the recommendation, and each adopted the executive compensation structure described in this Proxy. For a discussion of the peer group utilized in this process, see the peer group discussion beginning on page 38 under “Other Compensation Topics – Competitor Groups – Peer Benchmarking.”

Fees Paid to Compensation Consultants. The aggregate fees paid by the Company to McLagan in 2020 for determining or recommending the amount or form of executive and director compensation totaled $260,692.21. CenterState paid an additional $129,212.86 in compensation to McLagan for determining or recommending the amount or form of executive and director compensation.

3.     Our 2021 Compensation Program

As noted, effective January 2021, the Compensation Committee of the Board has approved a going-forward performance-based executive compensation program which is designed to reflect our guiding principles of soundness, profitability and growth, and to align our executive compensation with shareholder return based on our overall profitability on both a short-term and long-term basis, while including metrics that will discourage our NEOs from pursuing strategies that would expose the Company to excessive risk. The discussion that follows highlights the components of this going forward program. The components of 2020 executive compensation are discussed in “Our 2020 Executive Compensation” beginning on page 33.

30 SOUTHSTATE

Compensation Discussion and Analysis

a.       Executive Pay Components and Variable Pay Mix

The elements of our executive compensation program for 2021 include:

Base salary	Performance Based Annual Cash Incentive Program (“AIP”)	Long Term Incentive Program (“LTIP”)
Annually reviewed by the Compensation Committee; reflects scope of responsibili- ties based on years of experi- ence, performance, skills and knowledge	Designed to (i) encourage, recognize and reward achievement of performance metrics, (ii) reward NEOs for shareholder value creation, and (iii) align NEO and shareholder interests

Designed to reward NEOs for shareholder value creation,
to align NEO and shareholder interests, and to retain and
motivate talented NEOs. Equity-based and provided
under shareholder-approved plans that permit granting
a variety of equity-based awards (restricted stock,
PSUs, RSUs)

3 year term

Provides income stability to allow NEOs to focus on the execution of strategic goals and to attract and retain highly qualified NEOs	Provides short-term variable pay for the performance year by non-CEO executives	Performance Share Units (“PSUs”) Rewards achievement of corporate, team and individual performance metrics over a prescribed term	Restricted Share Units (“RSUs”) Rewards sustainable long-term appreciation of the Company’s stock price and aligns NEO compensation with stock price appreciation
		80% of LTIP opportunity	20% of LTIP opportunity

b.       Base Salaries

We pay base salaries to attract, reward and retain senior executives in order to compete for talent. Each year, the Compensation Committee reviews the salaries of our NEOs as a percentage of total target compensation and makes appropriate adjustments to maintain competitive market levels, which are based on the experience and scope of responsibilities of each NEO.

As discussed below, the Company did not increase salaries for our NEOs in 2020 until the effective date of the Merger. On May 28, 2020, the Compensation Committee approved increases to the base salaries of each of our NEOs (other than Messrs. Corbett and Matthews) to reflect base salaries competitive within the peer group that was adopted after the completion of the Merger and set base salaries for each of Messrs. Corbett and Matthews in connection with their positions, respectively, of CEO and CFO upon closing the Merger. For more information, see the table setting for pre- and post-Merger salaries and discussion entitled “Our 2020 Executive Compensation – Base Salaries” beginning in page 34.

The Compensation Committee will evaluate base salaries of the NEOs during the third quarter of 2021 and any increase will be effective January 1, 2022.

c.       Annual Cash Incentive and Long-Term Incentive Plans

The table below summarizes the components of each of the Annual Cash Incentive Plan (“AIP”) and Long-Term Incentive (“LTI”) Plan approved by the Compensation Committee for 2021, including the performance metrics that are being applied, and purpose for including such components.

The Compensation Committee annually selects eligible employees who will participate in the AIP and sets the amount of each participant’s threshold, target and maximum award that can be awarded under the AIP, determined as a percentage of the participant’s base salary. In addition, the Compensation Committee selects eligible employees for the LTI plan and establishes the form of LTI awards and the related performance conditions in a manner designed to align the interests of our executives with those of our shareholders. For 2021, the metrics for receiving AIP and LTI awards are as set forth below:

2021 PROXY STATEMENT 31

Compensation Discussion and Analysis

•  Adjusted Earnings Per Share(2) (“EPS”) (40%): Measures growth, profitability and our return on investment. The Compensation Committee believes EPS is a meaningful performance metric because it has a long-term correlation with shareholder value.

•  Adjusted PPNR(3) (40%): Measures the core profitability of the Company before consideration of provisions for credit losses. The measure is widely used by investors and analysts to measure profitability excluding any cost or benefit of provision expense or release.

•  NPA/Loans + ORE(4) (20%): Measures the level of non-performing assets. The measure is widely used by investors and analysts to measure asset quality, which is critical to the Company's soundness.

•  TBV Growth(5) (40%): The Compensation Committee believes this measure correlates with growth in the per share value of the Company. Using a 3-year cumulative approach encourages strong performance over a sustained period of time. Awarded in the form of PSUs.

•  3-Year Cumulative Return on Average Tangible Common Equity (“ROATCE”) (40%): The Compensation Committee believes that ROATCE is meaningful because it measures the Company's capital formation rate and its ability to fund growth and capital returns to shareholders. Using a 3-year cumulative approach encourages strong performance over a sustained period of time. Awarded in the form of PSUs.

•  Time-Vested (20%): Awarded in the form of RSUs at target opportunity and vests ratably over 3 years from the grant date.

(1)	Adjusted EPS, PPNR and ROATCE are non-GAAP financial measures that exclude the impact of branch consolidation and merger-related expenses, gains or losses on AFS securities, and one-time adjustments such as FHLB Advances prepayment penalty, swap termination expense, income tax benefit/cost related to the carryback of tax losses under the CARES Act, and one-time tax adjustments (positive or negative) resulting for federal and state tax examinations for tax years outside of the measurement period. Adjusted ROATCE also excludes after-tax amortization of intangibles.
(2)	Adjusted net income divided by the weighted average diluted shares outstanding.
(3)	Adjusted net income before tax and before provision for credit losses (including unfunded commitments).
(4)	Non-performing assets divided by the sum of loans plus repossessed real estate on an absolute basis and as compared to our peers.
(5)	Compound tangible book value growth per share plus cumulative dividends per share over the measurement period but excluding: (a) the impact of Merger-related expenses associated with the Merger occurring after the start of the measurement period; (b) the impact of share repurchase activity on the Tangible Book Value per share plus cumulative dividends per share calculation; and (c) the Tangible Book Value impact of the Duncan-Williams acquisition, including associated merger-related expenses occurring after the start of the measurement period.

The 2021 AIP and LTI opportunities as a percentage of base salary for each of the NEOs are outlined in the table below.

Name (1)	AIP Opportunity (Cash)		LTI Incentive Opportunity 80% PSUs, 20% RSUs
	Target	Maximum	Target	Maximum
Robert R. Hill, Jr., Executive Chairman	115%	172.5%	280%	392%
John C. Corbett, Chief Executive Officer	115%	172.5%	280%	392%
William E. Matthews V, Chief Financial Officer	70%	105%	125%	175%
Renee R. Brooks, Chief Operating Officer	70%	105%	100%	140%
Greg Lapointe, Chief Banking Officer	70%	105%	100%	140%
John S. Goettee, Pres-Central Banking Group	70%	105%	100%	140%

(1)	Excludes Mr. Pollok as he will transition to a consulting role in the third quarter of 2021.

We believe this performance-based compensation reflects our guiding principles of soundness, profitability and growth, and aligns our executive compensation with shareholder return based on our overall profitability on both a short-term and long-term basis, while including metrics that will discourage our NEOs from pursuing strategies that would expose the Company to excessive risk.

32 SOUTHSTATE

Compensation Discussion and Analysis

d.       Clawback Feature

Commencing in 2021, annual bonus awards and other incentive compensation payments are subject to clawback provisions which require that the NEO will return any bonus or incentive compensation paid to him or her by the Company if such bonus or incentive compensation payment is paid based on materially inaccurate financial statements or any other materially inaccurate performance metric criteria. Prior to the merger, these provisions were applicable to Messrs. Corbett and Matthews under the CenterState plan. The Compensation Committee is committed to revising these clawback provisions in line with standard market practice to comply with changes in applicable law.

e.       2021 CEO and NEO Pay Mix

The charts below estimate total direct compensation for fiscal year 2021 for each of our current CEO and Executive Chairman and NEOs. Such compensation consists of base salaries, the AIP awards, and LTI awards and assumes incentive grants awarded at the target level opportunity. The graphics do not include any Merger-based integration and conversion awards granted in 2021. Under the 2021 executive compensation plan, approximately 80% of our CEO’s and Executive Chairman’s pay will be variable and approximately 63% of the average NEO’s pay will be variable.

(1)Includes all NEOs, other than Mr. Pollok who will transition to a consulting role in the third quarter of 2021.

f.       Stock Ownership and Retention Requirements

The Compensation Committee believes that members of executive leadership, including the NEOs, should accumulate meaningful equity stakes in SouthState over time to further align their economic interests with the interests of shareholders, thereby promoting our objective of increasing shareholder value. Under the Company’s Corporate Governance Guidelines, our CEO is required to own SouthState stock having a value equal to at least four times his base salary, while all other NEOs are required to own SouthState stock having a value of at least two times their base salary. Our NEOs have five years from being named an executive officer to comply with the stock ownership guidelines. As of the end of 2020, all of our NEOs exceeded their required ownership levels. Beneficially owned shares include shares held by a named executive officer, directly or indirectly, and unvested shares of restricted stock as to which the executive officer has full voting privileges, but excludes vested and unexercised stock options.

4.     Our 2020 Executive Compensation

As noted elsewhere in this proxy statement, 2020 was a highly unusual year for our Company and our compensation program in that we were required to make certain payments and adjustments to outstanding equity awards under our NEOs’ legacy employment agreements and the terms of the Merger Agreement. In addition, due to the inherent difficulties in tracking results of pre-established goals after the Merger, particularly given the substantial changes in the Company and difficulty in determining the performance results that were attributable to SouthState as it existed at the time the performance goals were established, we had to make adjustments to our LTI grant practices, and also approved special one-time transition and integration awards. The following summarizes the key elements of our 2020 compensation program.

2021 PROXY STATEMENT 33

Compensation Discussion and Analysis

a.	Base Salaries

The Compensation Committee approved increases to the base salaries of Ms. Brooks and Messrs. Lapointe and Goettee in connection with the Merger to reflect base salaries competitive within the peer group that was adopted after the completion of the Merger and set base salaries for each of Messrs. Corbett and Matthews in connection with their positions of CEO and CFO, respectively, upon closing the Merger.

	Annual Base salary ($)	Annual Base Salary as of	% Change
Name	effective 1/1/2020	6/7/2020
John C. Corbett	(1)	975,000	—
Robert R. Hill Jr.	850,000	585,500	(31.1.%)
William E. Matthews V	(1)	525,000	—
Renee R. Brooks	409,000	500,000	22.2%
Greg A. Lapointe	436,176	500,000	14.6%
John S. Goettee	386,521	425,000	10%
John C. Pollok	614,534(2)	615,000	—

(1)	Messrs. Corbett and Matthews joined the Company on June 7, 2020, upon consummation of the Merger.
(2)	Mr. Pollok’s employment agreement provides that he will serve as an employee until July 5, 2021 and thereafter will serve as a consultant until December 31, 2024. His annual base salary as a consultant will be $375,000.
b.	Incentive Awards

We continued our Executive Incentive Plan, which as noted consists of the AIP and the LTI plans. AIP and LTI awards earned in 2020 are paid in the first quarter of 2021.

2020 AIP Awards

The completion of the Merger occurred in the middle of the year and was deemed the achievement of a significant strategic goal for the Company. In light of this achievement, and in order to provide incentives to the executive team to remain engaged through the integration of the two companies, the Compensation Committee implemented a special transition-year annual incentive program for 2020.

Pre-Merger SouthState NEOs. AIP awards were granted to the pre-Merger SouthState NEOs in early 2020 with the following performance metrics established and approved by SouthState’s Compensation Committee: Profitability (based on 2020 adjusted diluted EPS) and Soundness (based on 2020 asset quality). The Compensation Committee chose the profitability metric because it believes this metric is a key component in building shareholder value and chose the soundness measure to ensure that our regulatory soundness was not sacrificed at the expense of our growth or profitability. The completion of the Merger was deemed to be the achievement of a significant strategic goal for the Company, and also placed the Company into a year of transition in which it was difficult to calibrate precise financial performance goals. Accordingly, in order to provide incentives for the executive team to remain engaged through the closing of the Merger and the subsequent integration of the two companies, the Compensation Committee determined that AIP awards would pay out between target and maximum levels, such that if either goal was not met at least at target, the awards would pay out at target; however, if both goals were achieved above target, the NEOs would have the opportunity to earn at a higher level up to the maximum payout.

For the profitability metric, the Compensation Committee established target and maximum performance goals as described below, with actual performance between target and maximum performance levels interpolated linearly to determine the exact level of achievement. The soundness measure is considered a “yes/no” objective, as the level of performance is either met or is not met. The following table sets forth the levels for each of our performance metrics.

	Soundness (25%)	Profitability (75%)
	2020 Asset Quality	2020 Adjusted Diluted EPS
Target	No	5.63
Maximum	Yes	5.80

For fiscal 2020, the soundness measure was achieved (thus eligible for maximum payout), and the Adjusted Diluted EPS was 5.12 (thus the profitability goal was achieved below target). Accordingly, all bonuses for the pre-Merger SouthState NEOs were earned at target.

Pre-Merger Centerstate NEOs. 2020 bonus opportunities for Messrs. Corbett and Matthews were determined in early 2020 by the CenterState Compensation Committee based on CenterState Bank’s adjusted return on average assets (“Adjusted ROA”). Adjusted

34 SOUTHSTATE

Compensation Discussion and Analysis

ROA is defined as GAAP consolidated net income after the adjustments listed below (“Adjusted Net Income”) divided by total average consolidated assets. Adjusted Net Income is defined as net income excluding the following items, net of income tax:

●	gains/losses on sale of securities included in CenterState’s available-for-sale portfolio;
●	bargain purchase gains
●	merger- and acquisition-related expenses
●	one-time changes due to discontinued operations
●	impact of unbudgeted acquisitions; and
●	other non-recurring income and expenses.

Following the completion of the Merger, the SouthState Compensation Committee established target and maximum opportunities for Messrs. Corbett and Matthews based on the Company’s EPS calculation that are the same as the other South State NEOs. The pre-Merger Adjusted ROA target and maximum opportunities, and the post-Closing Diluted EPS targets for Messrs. Corbett and Matthews are listed below.

	CenterState Adjusted ROA	Profitability SouthState Adjusted Diluted EPS
	January through May 2020	June through December 2020
Target	1.20%	5.63
Maximum	1.40%	5.80

Similar to the SouthState NEOs, the Compensation Committee determined that Messrs. Corbett and Matthews would receive bonus amounts at between target and maximum levels such that if either goal was not met at least at target, the awards would pay out at target, but if both goals were achieved above target, awards could be earned up to the maximum payout. Because, as described above, the profitability goal was earned below target, Messrs. Corbett and Matthews’s AIP awards were paid at target.

The target bonus and maximum bonus amounts for each NEO were established as a percentage of base salary. Due to the salary changes that were approved by the Compensation Committee in connection with the Merger, the following adjustments were made to the determinations of the target opportunities:

●	For Ms. Brooks and Messrs. Hill, Pollok, Lapointe and Goettee, target opportunities were determined on a pro-rata basis in accordance with (1) the pre-Merger (January 1 through May 31) annual base salary and incentive opportunity set by the Company, and (2) the post-Merger (June 1 through December 31) annual base salary and incentive opportunity set by the Company after incorporating changes to compensation levels implemented in connection with the Merger.
●	For Messrs. Corbett and Matthews, awards were determined on a pro-rata basis in accordance with (1) the pre-Merger (January 1 through May 31) annual base salary and incentive opportunity set by CenterState, and (2) the post-Merger (June 1 through December 31) annual base salary and incentive opportunity set by the Company after incorporating changes to compensation levels implemented in connection with the Merger.

The following table sets forth the target and maximum 2020 AIP opportunities for each of our NEOs:

	Total AIP Opportunity ($)

	Target	Maximum
John C. Corbett	1,039,479	1,559,219
Chief Executive Officer
Robert R. Hill, Jr.	888,271	1,226,156
Executive Chairman
William E. Matthews V	333,125	499,688
Chief Financial Officer
Renee R. Brooks	323,458	459,625
Chief Operating Officer
Greg Lapointe	345,050	487,990
Chief Banking Officer
Jack Goettee	286,277	429,415
Pres-Central Banking Group
John C. Pollok	737,767	922,209
SEVP

2021 PROXY STATEMENT 35

Compensation Discussion and Analysis

2020 LTI Opportunity and Awards

The LTI award consisted of grants of RSUs on a one-time basis that were awarded at the executives’ annual LTI target opportunity to incent these executives to continue to work toward completing the Merger and to successfully integrate the banks. Because of the significant changes to the business in connection with the anticipated closing of the Merger and the integration of the banks and the difficulties in establishing performance goals during the year of transition, the Compensation Committee determined that it was appropriate to grant the 2020 LTI award as a time-vesting RSU. As is discussed under “Our 2021 Compensation Program – Annual Cash Incentive and Long-Term Incentive Plans” beginning on page 31, for 2021, the Committee has implemented its more typical performance-based award structure and views the 2020 RSU grants as a one-time approach during a transition year.

For Ms. Brooks and Messrs. Corbett, Matthews, Pollok, Lapointe and Goettee, the RSU awards cliff vest on the third anniversary after the date of grant. For Mr. Hill, the RSU awards vest incrementally over a three-year period ending on the third anniversary of the date of grant.

The table below sets forth the value of the RSU awards granted to each of our NEOs at the target LTI opportunity as a percentage of base salary.

Name/Title	Salary	LTI Target
	Pre-Merger ($)	(1)

John C. Corbett	925,000 (2)	150%
Chief Executive Officer		1,387,500
Robert R. Hill, Jr.	850,000	140%
Executive Chairman		1,190,000
William E. Matthews V	475,000 (2)	70%
Chief Financial Officer		332,500
Renee R. Brooks	409,000	70%
Chief Operating Officer		286,300
Greg Lapointe	436,176	77.5%
Chief Banking Officer		338,121
Jack Goettee	386,521	70%
Pres-Central Banking Group		270,565
John C. Pollok	614,534	120%
SEVP		737,441

(1)	Granted in the form of RSUs.
(2)	These figures reflect annual salaries at CenterState prior to the Merger.

No new AIP or RSU awards were granted to Messrs. Corbett or Matthews by SouthState following the Merger. Rather the awards granted to them by CenterState in 2020 converted to equivalent awards at SouthState, adjusted for the Merger, as follows:

●	RSUs with respect to CenterState common shares were converted into RSUs with respect to shares of SouthState common stock, with the number of shares underlying the applicable award adjusted based on the exchange ratio in the Merger; and
●	PSUs with respect to CenterState common shares were converted into time-based RSUs with respect to shares of SouthState common stock, with the number of shares underlying the RSU determined at the greater of target and actual performance levels (as applicable) immediately prior to the closing of the merger and adjusted based on the exchange ratio.

The converted equity awards remain subject to the terms and conditions that applied immediately prior to the effective time of the Merger. In the case of PSUs, the converted equity award is subject to time vesting through the remainder of the originally scheduled performance period (or any later scheduled vesting date) and is otherwise subject to the terms and conditions that applied immediately prior to the effective time of the Merger.

c.	CEO and NEO 2020 Pay Mix

The charts below illustrate total direct compensation as of December 31, 2020 for each of our current and former CEOs and the average total direct compensation of our other NEOs. Such compensation consists of base salaries, the AIP awards, and LTI awards granted in 2020 as reflected in the tables set forth under the section captioned “Our 2020 Executive Compensation – Incentive Awards” beginning on page 34. The graphics do not include the Merger-based integration and conversion awards granted to the NEOs in 2020. Under the SouthState executive compensation plan, approximately 75% of our pre-Merger CEO’s pay was variable and 72% of our post-Merger CEO’s pay was variable, while approximately 57% of the NEO’s average pay was variable.

36 SOUTHSTATE

Compensation Discussion and Analysis

(1)	Mr. Hill was the CEO from January 1 through June 6, 2020. On June 7, 2020, in connection with the Merger, Mr. Corbett was named CEO and Mr. Hill was named Executive Chairman.
(2)	The percentages reflected by this graph exclude the total direct compensation for Messrs. Hill and Corbett.

d.	Outstanding Equity Awards
●	SouthState. The effectiveness of the Merger resulted in a change in control under the legacy SouthState executive compensation plans. Each SouthState outstanding equity award that was outstanding immediately prior to the Merger vested upon consummation of the Merger at the greater of target and actual performance. Any SouthState equity award issued after January 27, 2020 but prior to June 7, 2020 remained outstanding. Pursuant to the Merger Agreement, in the event the holder of any such equity award is terminated by SouthState without “cause” or the holder terminates his or her employment for “good reason” (as defined in the applicable award agreement evidencing such equity award) prior to June 7, 2023, the SouthState equity award immediately vests.
●	CenterState. The effectiveness of the Merger did not result in a change in control under the legacy CenterState executive compensation plans. CenterState equity awards were converted as described in the section captioned “Our 2020 Executive Compensation – Incentive Awards” on page 34. In the event the holder of any such CenterState equity award is terminated by SouthState without “cause” or the holder terminates his or her employment for “good reason” (as defined in the applicable award agreement evidencing such equity award) prior to June 7, 2023, the equity award immediately vests.
e.	Merger Synergy Awards

In connection with the significant integration planning for the Merger and the criticality of retaining key talent from both legacy SouthState and legacy CenterState through the integration and conversion process, the employment agreements with each of Messrs. Hill, Pollok, Lapointe and Goettee and Ms. Brooks provide for payment of a one-time lump-sum cash payment payable within thirty days following successful completion of the systems conversion of the Company and CenterState (each, a “Pay to Integrate Award”). In addition, to encourage the continuity and retention of executives responsible for critical roles and to reward the significant transition requirements of the Merger, the employment agreements with Messrs. Hill, Lapointe and Goettee and Ms. Brooks also provide for the grant of a Company RSU (the “Pay to Lead Award”), which will vest in full on the second anniversary of the effective date of the Merger subject to the NEO’s continued employment through such date (subject to earlier vesting on certain terminations of employment). In addition, on June 7, 2020, payments were credited to a deferred compensation account maintained for Messrs. Hill and Pollok, in respect of each of their contractually entitled change in control payments at the effective time of the Merger. The amounts of each such Merger-related payments are identified below.

	Pay to Integrate Award ($)	Pay to Lead Award (Grant Date FV) ($)	Contractual CIC Payment ($)
John C. Corbett	–	–	–
Robert R. Hill Jr.	3,300,000	3,300,000	6,187,000
William E. Matthews V	–	–	–
Renee R. Brooks	330,000	670,000	–
Greg A. Lapointe	330,000	670,000	–
John S. Goettee	330,000	670,000	–
John C. Pollok	1,600,000	–	3,336,300

2021 PROXY STATEMENT 37

Compensation Discussion and Analysis

For a discussion of the employment agreements in effect for the NEOs, please see the sections caption “New Employment and Non-Competition Agreements in Effect as of June 7, 2020” beginning on page 51.

5. Other compensation topics

a.    Competitor Groups

Peer Benchmarking. Each year, with assistance from McLagan, the Compensation Committee reviews the compensation practices of our peers in order to assess the competitiveness of the compensation arrangements of our NEOs. Although benchmarking is an active tool used to measure compensation structures among peers, it is only one of the tools used by the Compensation Committee to determine total compensation. Benchmarking is used by the Compensation Committee primarily to ascertain competitive total compensation levels (including base salary, equity awards, cash incentives, etc.) with comparable institutions. In addition to peer pay data, we also assess other market factors, the Company’s performance, individual roles, tenure and performance to set NEO pay levels.

The Compensation Committee reviews the composition of the peer group annually, at a minimum, and may change it as a result of mergers, changes to banks within the group, or changes within the Company. For 2020, the Company elected to maintain the 2019 peer group, with three peers excluded due to acquisition. The criteria used to select the 2019 peer group were as follows:

●bank’s total year-end assets from $9.5 billion to $22.5 billion
●no thrifts;
●bank must have branch locations;
●bank’s Return on Average Equity and ROAA must exceed 0%
●bank’s 3-year asset growth must be greater than 10%
●commercial loan portfolio less than 85% of total loan portfolio.

Company Name	Ticker	State	Region	Total Assets MRQ
				($000)(1)
Pinnacle Financial Partners(2)	VLY	TN	Southeast	25,031,044
UMB Financial Corp.(2)	UMBF	MO	Midwest	23,351,119
Bank OZK	OZK	AR	Southwest	22,388,030
Fulton Financial Corp.	FULT	PA	Middle Atlantic	20,682,152
Old National Bancorp	ONB	IN	Midwest	19,728,435
United Bankshares, Inc.	UBSI	WV	Middle Atlantic	19,252,435
BancorpSouth Bank	BXS	MS	Southeast	19,048,057
Simmons First National Corp	SFNC	AR	Southwest	18,036,236
Bank of Hawaii	BOH	HI	Mountain Pacific	17,143,974
Cathay General Bancorp	CATY	CA	Mountain Pacific	16,784,737
First Midwest Bancorp, Inc.	FMBI	IL	Midwest	16,765,528
Home BancShares, Inc.	HOMB	AR	Southwest	15,302,438
First Interstate BancSystem	FIBK	MA	Northeast	14,155,016
Berkshire Hills Bancorp, Inc.	BHLB	MA	Northeast	13,819,366
Trustmark Corp.(3)	TRMK	MS	Southeast	13,286,460
Renasant Corporation	RNST	MS	Southeast	13,400,510
United Community Banks, Inc.	UCBI	GA	Southeast	12,831,503
WesBanco, Inc.	WSBC	WV	Middle Atlantic	12,458,632
Glacier Bancorp Inc.	GBCI	MT	Midwest	12,441,827
Heartland Financial USA Inc.	HTLF	IA	Midwest	12,136,408
Banner Corp.	BANR	WA	Mountain Pacific	11,871,317
Community Bank System Inc.	CBU	NY	Northeast	11,243,452
Banc of California, Inc.	BANC	CA	Mountain Pacific	10,630,067
25th Percentile				12,645,068
50th Percentile				15,302,438
75th Percentile				19,149,278
SouthState	SSB	SC	Southeast	16,676,328
Percent Rank				48%

(1)	As of April 1, 2019, when SouthState’s Compensation Committee selected the peer group.
(2)	Excepted from the year-end asset size criteria.
(3)	Excluded from 3-year asset growth criteria

38 SOUTHSTATE

Compensation Discussion and Analysis

Following the Merger and evaluation of this peer group, the Compensation Committee determined changes should be made to position SouthState closer to the median of our peer group in terms of post-Merger asset size and market capitalization. The criteria used to select a revised 2020 peer group are as follows:

●bank must have total year-end assets from $22 billion to $75 billion
●bank must be headquartered in the continental U.S.
●bank must not be a not savings association or thrift
●bank must operate more than 50 branch locations
●bank must achieve a Return on Average Equity > 0%
●bank must not have high insider ownership

Taking these criteria into consideration, the Compensation Committee approved a group of 23 peers with median assets of approximately $35.5 billion. The specific members of the peer group selected for reference in determining 2020 post-Merger compensation were as follows:

Company Name	Ticker	State	Region	Total Assets
				MRQ ($000) (1)
Comerica Inc.	CMA	TX	Southwest	84,397,000
Zions Bancorp. NA	ZION	UT	Mountain Pacific	76,447,000
People’s Financial United Inc.	PBCT	CT	Northeast	61,509,700
Synovus Financial Corp.	SNV	GA	Southeast	54,121,989
TCF Financial Corp.	TCF	MI	Midwest	50,062,460
East West Bancorp. Inc.	EWBC	CA	Mountain Pacific	49,407,593
First Horizon National Corp.	FHN	TN	Southeast	48,644,659
Wintrust Financial Corp.	WTFC	IL	Midwest	43,540,017
Valley National Bancorp	VLY	NJ	Middle Atlantic	41,717,265
Cullen/Frost Bankers Inc.	CFR	TX	Southwest	39,377,553
F.N.B. Corp.	FNB	PA	Middle Atlantic	37,720,827
Associated Banc-Corp	ASB	WI	Midwest	35,501,464
BankUnited Inc.	BKU	FL	Southeast	34,745,899
Pinnacle Financial Partners	PNFP	TN	Southeast	33,342,112
Hancock Whitney Corp.	HWC	MS	Southeast	33,215,400
Prosperity Banchares Inc.	PB	TX	Southwest	32,966,649
Webster Financial Corp.	WBS	CT	Northeast	32,708,617
Sterling Bancorp	STL	NY	Northeast	30,839,893
Commerce Banchares Inc.	CBSH	MO	Midwest	30,496,121
UMB Financial Corp.	UMBF	MO	Midwest	29,753,608
Umpqua Holdings Corp.	UMPQ	OR	Mountain Pacific	29,645,248
PacWest Bancorp	PACW	CA	Mountain Pacific	27,365,738
Bank OZK	OZK	AR	Southwest	26,380,409
25th Percentile				31,774,255
50th Percentile				35,501,464
75th Percentile				49,026,126
SouthState	SSB	FL	Southeast	37,725,356
Percent Rank				55%

(1)	As of September 30, 2020.

b.	Retirement, Health and Welfare Benefits and Perquisites

During 2020, we maintained various employee benefit plans that constitute a portion of the total compensation package available to the NEOs and all eligible employees of SouthState. These plans consisted of the following:

●	Retirement Savings Plan 401(k). Each of SouthState and CenterState maintained defined contribution plans which in 2020, in each case, permitted its respective legacy employees to contribute a portion of their compensation, on a tax-deferred basis, up to certain IRS compensation deferral amount limits applicable to a tax-qualified retirement plan. While legacy CenterState employees began contributing to the SouthState plan effective as of the Merger date, both 401(k) plans remained in place through December 31, 2020, when we merged the two plans into the SouthState plan and transferred balances in the CenterState 401(k) plan to the SouthState 401(k) plan. As of December 31, 2020, each NEO participated in the SouthState 401(k) plan. We matched 100% up to 4% of participants’ deferrals. See the table in footnote of the Summary Compensation Table.
●	Health and Dental Care. SouthState and CenterState offered health and dental coverage to its employees, and both plans were continued through December 31, 2020. As of January 1, 2021, SouthState offered one health and dental insurance program to all employees. The NEOs are eligible to receive medical and dental coverage that is provided to all eligible employees in accordance with pre-Merger enrollment.

2021 PROXY STATEMENT 39

Compensation Discussion and Analysis

●	Disability Insurance. The NEOs are eligible to receive disability insurance which, in the event of disability, pays an employee 60% of his or her monthly compensation, subject to a cap of $15,000 per month. In addition, Mr. Corbett’s employment agreement provides an additional monthly disability benefit of the lesser of $25,000 or 60% of his salary.
●	Other Welfare Benefits. The NEOs received certain other welfare benefits (such as Paid Time Off, vision coverage, etc.) available to all employees that were eligible to participate such benefit programs in accordance with pre-Merger eligibility requirements. Effective January 1, 2021, NEOs are entitled to receive certain other welfare benefits available to all SouthState employees, regardless of legacy status.

The applicability of these benefits are determined by the same criteria applicable to all of our employees. As employees of CenterState up to the date of the Merger, Messrs. Corbett and Matthews received substantially similar wellness benefits through wellness plans offered by CenterState. In general, benefits are designed to provide a safety net of protection against the financial catastrophes that can result from illness, disability or death, and to provide a reasonable level of retirement income based on years of service with SouthState. These benefits are part of the strong value proposition we offer our employees in furtherance of our purpose, and help keep us competitive in attracting and retaining employees. We believe that our employee benefits are generally competitive with benefits provided by our peer group and are consistent with industry standards.

In addition, during 2020, we maintained additional benefit plans that were made available to select members of the senior management team, including executive officers, as follows:

●	Deferred Compensation Plan. SouthState makes available to selected members of the legacy SouthState senior management group, including all NEOs and/or other selected employees who are highly compensated, the opportunity to elect to defer current compensation for retirement income or other future financial needs. See the discussion entitled “Executive Compensation – Nonqualified Deferred Compensation in 2020” beginning on page 46 for additional information. CenterState did not maintain a deferred compensation plan but the legacy CenterState employees became able to participate (subject to applicable eligibility requirements) in the SouthState plan effective January 1, 2021.
●	CenterState Supplemental Executive Retirement Plans (“SERP”). Messrs. Corbett and Matthews were participants in CenterState’s nonqualified deferred compensation arrangements designed to provide supplemental retirement income benefits to participants. CenterState was obligated under each such agreement and applicable law to accelerate the unvested portion of all SERPs in connection with the Merger, including those of Messrs. Corbett and Matthews. See the discussion entitled “Executive Compensation – Pension Benefits” in 2020 on page 48 for additional information on these SERPs.
●	SouthState Bank Owed Life Insurance. SouthState maintained certain term life insurance arrangements between SouthState and each of Messrs. Hill and Pollok in addition to the normal group life insurance coverage on all employees, also known as bank-owned life insurance (“BOLI”). At December 31, 2020, the additional amounts of these term life insurance arrangements were $882,501.50 in the aggregate for Mr. Hill and $957,740.81 in the aggregate for Mr. Pollok.
●	CenterState Split Dollar Agreements and BOLI. Each of Messrs. Corbett and Matthews had a Split Dollar Agreement through CenterState, whereby CenterState purchased single premium life insurance on the executive. If the executive dies while still employed with us, Mr. Corbett’s beneficiary is entitled to a benefit equal to 50% of the Net Death Proceeds (as defined in the agreement), and Mr. Matthews’ beneficially would be entitled to receive the lesser of $3,600,000 or the Net at Risk Value of the underlying policy. If death occurred as of December 31, 2020, the amount Mr. Corbett’s beneficiary would be entitled to receive is $255,715, and Mr. Matthews’ beneficiary would be entitled to receive the lesser of $3,600,000 or the Net at Risk Value of the underlying policy. If death occurs after separation from service, and if, pursuant to the Split Dollar Agreement, the executive has a Vested Insurance Benefit (as defined in the applicable agreement) at the date of death, Mr. Corbett’s beneficiary is entitled to a benefit equal to 10% of the Net Death Proceeds, and Mr. Matthew’s beneficiary is entitled to receive the lessor of $3,600,000 or the Net at Risk value of the underlying policy. In addition to Split Dollar Agreements, CenterState also maintained certain term life insurance BOLI arrangements between CenterState and Mr. Corbett in addition to the normal group life insurance coverage on all employees. At December 31, 2020, the additional amount of these term life insurance arrangements was $212,141. The form of the Split Dollar Agreement was filed as Exhibit 10.1 to CenterState’s Form 8-K dated January 11, 2006. SouthState assumed these agreements in connection with the Merger and they remain in place.
c.	Tax Deductibility of Compensation

The Company does not have a policy that requires all compensation to its named executive officers in a fiscal year to be tax deductible. While the Compensation Committee considers the net cost and value to SouthState of maintaining the deductibility of all compensation, it also desires the flexibility to reward named executive officers and other key employees in a manner that enhances SouthState’s ability to attract and retain individuals as well as to create longer term value for shareholders. The Compensation Committee reserves the right to pay nondeductible compensation if it is in the best interests of the Company and consistent with the Company’s business needs.

40 SOUTHSTATE

COMPENSATION COMMITTEE REPORT

COMPENSATION COMMITTEE REPORT

Our Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis that immediately precedes this report. Based on this review and discussion, our Compensation Committee has recommended to our Board that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference into our annual report on Form 10-K for the year ended December 31, 2020.

This report is provided by the undersigned directors, who serve on the Compensation Committee as of the date of this Proxy Statement and who served on the Compensation Committee during 2020. Our Board has determined that all Committee members are independent under The NASDAQ Stock Market listing standards and applicable SEC rules and regulations. Paula Harper Bethea, Thomas J. Johnson and James W. Roquemore, each of whom were independent directors, also served on the Compensation Committee during 2020, but each ceased to be a member of the Board of Directors and the Compensation Committee on June 7, 2020 in connection with the Merger. David Salyers and Joshua Snively, each of whom are independent directors, joined the Board of Directors and Compensation Committee on June 7, 2020 in connection with the Merger.

Submitted by the Compensation Committee of the Board:
Joshua A. Snively, Chair
Jean E. Davis
Cynthia A. Hartley
David G. Salyers

2021 PROXY STATEMENT 41

Executive Compensation

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table shows compensation paid, accrued, or awarded by SouthState with respect to our named executive officers during the years indicated.

2020 Summary Compensation Table

							Change in
							pension value
							and
							nonqualified
						Non-equity	deferred	All other
		Salary		Stock	Option	incentive plan	compensation	compensation
		($)	Bonus	awards ($)	awards ($)	compensation ($)	earnings ($)	($)
Name and principal position	Year	(1)	($)	(2)(3)	(4)	(5)	(6)	(7)	Total ($)
John C. Corbett (8)	2020	565,000	—	—	—	1,039,479	—	27,897	1,632,376
Chief Executive Officer
Robert R. Hill Jr.	2020	695,417	—	5,091,572	—	888,271	—	6,213,961	12,889,221
Former Chief Executive Officer;	2019	848,333	—	1,216,993	—	1,118,813	—	56,215	3,240,354
Executive Chairman	2018	743,801	—	833,032	323,936	1,225,995	—	91,245	3,218,009
William E. Matthews V (8)	2020	306,250	—	—	—	333,125	—	12,485	651,860
Chief Financial Officer
Renee R. Brooks	2020	462,083	—	1,069,776	—	323,458	—	12,026	1,867,343
Chief Operating Officer	2019	409,000	—	292,805	—	269,173	—	12,820	983,798
	2018	349,094	—	435,642	78,876	298,475	—	30,028	1,192,115
Greg A. Lapointe (9)	2020	473,407	—	1,111,415	—	345,050	—	6,538	1,936,410
Chief Banking Officer	2019	436,176	—	345,794	—	318,256	—	12,820	1,113,046
John S. Goettee (9)	2020	408,967	—	1,057,096	—	471,277	—	30,726	1,968,066
Central Banking Group President	2019	355,654	—	276,702	—	254,379	—	43,697	930,422
John C. Pollok	2020	614,806	—	593,287	—	737,767	—	3,359,309	5,305,169
Former Chief Financial Officer; SEVP	2019	614,534	—	754,197	—	686,742	—	33,146	2,088,619
	2018	558,667	—	486,835	189,320	716,491	—	39,777	1,991,090

(1)	Consists of total salary compensation paid by SouthState, excluding amounts deferred at the executive’s election. Such amounts are included under “All other compensation”.
(2)	The grant date fair value of all stock awards shown in this column were computed in accordance with FASB ASC Topic 718. For a discussion of assumptions used in the valuation of the stock awards see Note 20, “Share-based Compensation” in our Annual Report on Form 10-K for the year ended December 31, 2020.
(3)	RSUs awards were granted in April 2020 to each of Ms. Brooks and Messrs. Hill, Pollok, Lapointe and Goettee which vest ratably over three years following the grant date. The value of these RSUs issued to the NEOs under the LTI Plan are as follows: Ms. Brooks, $230,375; Mr. Hill, $957,346; Mr. Pollok, $593,287; Mr. Lapointe, $272,014; and Mr. Goettee, $217,695. In addition, Pay to Lead awards in the form of RSUs were granted at Merger closing to Ms. Brooks and Messrs. Hill, Lapointe and Goettee, which will vest in full on the second anniversary of June 2, 2020, subject to the NEO’s continued employment through such date (subject to earlier vesting on certain terminations of employment). The value of the RSUs issued to the NEOs for the Pay to Lead awards are as follows: Ms. Brooks, $839,401; Mr. Hill, $4,134,225; Mr. Lapointe, $839,401; and Mr. Goettee, $839,401. Each of these awards is also reflected on the Grants of Plan-Based Awards in 2020 table. CenterState awards converted into SouthState awards in connection with the Merger are reflected in the Outstanding Equity Awards table.
(4)	Beginning with the 2018 Executive Incentive Plan, which governed awards granted in January 2019, we no longer include stock options in our Executive Incentive Plan. The grant date fair value of all stock option awards shown in this column were computed in accordance with FASB ASC Topic 718. For a discussion of assumptions used in the valuation of the stock awards see Note 20, “Share based Compensation” in our Annual Report on Form 10-K for the year ended December 31, 2020.
(5)	Reflects the dollar value of all amounts earned during the fiscal year pursuant to the AIP. See “Compensation Discussion and Analysis – Our 2020 Executive Compensation – Incentive Awards” for a description of how the Compensation Committee determined the incentive payments awarded in 2020.
(6)	Includes the portion of income earned during the fiscal year in the nonqualified deferred compensation plan exceeding 120% of the applicable long-term federal rate. During 2020, nonqualified deferred compensation plan balances experienced an unrealized loss, and there was no income exceeding 120% of applicable long-term federal rate.
(7)	For Messrs. Hill and Goettee, these amounts include salary deferred at such NEO’s election as follows: during 2019 and 2018, Mr. Hill deferred $1,667 and $38,333, respectively, and for 2019, Mr. Goettee deferred $30,877. The following table provides all other compensation in 2020. The table does not include any amounts for personal benefits provided to our NEOs for which we believe there is no aggregate incremental cost to us, including assistance with travel arrangements and use of leased apartments and vehicles, and travel by spouses or guests on corporate or third-party vendor aircraft and the use of ground transportation and shared lodging when accompanying an executive traveling for a business-related purpose.

42 SOUTHSTATE

Executive Compensation

2020 All Other Compensation Table

	Matching &	Life
	other	Insurance
	employer	and LT	Dividends	Contractual
	contributions	Disability	on Unvested	CIC
	to qualified	Premium	Restricted	Payments	Other Cash
Name	plans ($)(a)	($) (b)	Stock ($)	($) (c)	($)(d)	Total ($)
John C. Corbett	770	70	14,039	—	13,021	27,897
Robert R. Hill Jr.	11,400	1,500	11,085	6,187,000	2,976	6,213,961
William E. Matthews V	3,483	1,038	—	—	7,964	12,485
Renee R. Brooks	11,400	626	—	—	—	12,026
Greg A. Lapointe	5,089	1,449	—	—	—	6,538
John S. Goettee	11,400	1,326	—	—	18,000	30,726
John C. Pollok	11,400	1,500	9,209	3,336,300	900	3,359,309

(a)	The Company matches all employee contributions up to 4% of qualifying compensation for substantially all of its employees.
(b)	The Company has made cash payments to certain executives related to long-term disability insurance pursuant to the terms of the executive’s employment agreement.
(c)	These amounts reflect payments made to Messrs. Hill and Pollok in connection with the Merger. See the discussion captioned “Our 2020 Executive Compensation – Merger Synergy Awards” beginning on page 37.
(d)	Other Cash includes: Mr. Corbett, $254.17 for premiums for BOLI Split Dollar Agreements; $9,766.85 for disability insurance premiums, and $3,000 for an automobile allowance; Mr. Matthews, $5,856 for premiums BOLI Split Dollar Agreements and $2,108 for use of a SouthState-owned automobile; Mr. Goettee, $18,000 housing allowance; Mr. Hill, $600 health savings account (“HSA”) contribution and $2,376 for a club membership; and Mr. Pollok, $900 HSA contribution.
(8)	In accordance with SEC rules, compensation for NEOs who joined the Company in connection with the Merger excludes compensation paid by CenterState prior to the Merger and reflects a partial year’s service with the Company. Payments made by CenterState to Messrs. Corbett and Matthews in 2020 prior to the Merger are: (a) for Mr. Corbett: $389,167 salary, $4,849,657 payment under his SERP, $1,000 CenterState HSA contribution, $3,750 automobile allowance, $29,810 dividend equivalents, $4,829 premium for disability insurance, and RSUs valued at $1,502,126 under CenterState’s LTI plan; and (b) for Mr. Matthews, $197,917 salary, $1,875,790 SERP vesting allocation, $1,506 for use of a CenterState-owned automobile, and RSUs valued at $359,976 issued under CenterState’s LTI plan.

CenterState was obligated under each SERP and applicable law to accelerate the unvested portion of all SERPs in connection with the Merger, including those of Messrs. Corbett and Matthews. The change in control effected by the Merger accelerated the unvested portion, or $3,364,839, of Mr. Corbett’s SERP, and the full balance of $4,849,657 was paid out to Mr. Corbett in connection with the Merger closing. With regard Mr. Matthews’ SERP, this figure reflects the value of vesting reported for purposes of FICA and Medicare taxes. For additional information, see the “Pension Benefits in 2020” table and accompanying discussion beginning on page 48.

LTI awards in the form of RSUs were granted by CenterState in April 2020. These RSU awards vest ratably over three years following the grant date. The grant date fair value of all stock awards shown in this column were computed in accordance with FASB ASC Topic 718. For a discussion of assumptions used in the valuation of the stock awards see Note 20, “Share-based Compensation” in our Annual Report on Form 10-K for the year ended December 31, 2020.

(9)	Messrs. Lapointe and Goettee qualified as NEOs for the first time in 2019, and, thus, information with respect to 2018 is not required to be reported pursuant to SEC rules.

2021 PROXY STATEMENT 43

Executive Compensation

Grants of Plan-based Awards Table

The following table shows additional information regarding the AIP, LTI and “Pay to Leads” awards granted to our named executive officers in 2020.

Grants of Plan-Based Awards in 2020

			Approval	Estimated future payouts under non- equity incentive plan awards (2)			All other stock awards: number of shares of stock or	Grant date fair value of stock awards
Name	Award type	Grant date	date	Threshold (#)	Target (#)	Maximum (#)	units (#) (3)	($) (4)
John C. Corbett	—	—	—	—	1,039,479	1,559,219	—	—
	—	—	—	—	—	—	—	—
Robert R. Hill Jr.	RSU	04/21/2020	04/21/2020	—	888,271	1,226,156	18,347	957,346
	RSU	06/08/2020	05/28/2020	—	—	—	64,668	4,134,225
William E. Matthews V	—	—	—	—	333,125	499,688	—	—
	—	—	—	—	—	—	—	—
Renee R. Brooks	RSU	4/21/2020	04/21/2020	—	323,458	459,625	4,415	230,375
	RSU	06/08/2020	05/28/2020	—	—	—	13,130	839,401
Greg A. Lapointe	RSU	04/21/2020	04/21/2020	—	345,050	487,990	5,213	272,014
	RSU	06/08/2020	05/28/2020	—	—	—	13,130	839,401
John S. Goettee	RSU	04/21/2020	04/21/2020	—	286,277	429,415	4,172	217,695
	RSU	06/08/2020	05/28/2020	—	—	—	13,130	839,401
John C. Pollok	RSU	04/21/2020	04/21/2020	—	737,767	922,209	11,370	593,287

(1)	In accordance with SEC rules, this table does not include pre-Merger grants made by CenterState. CenterState equity awards converted into SouthState equity awards in connection with the Merger are reflected in the Outstanding Equity Awards table.
(2)	These amounts represented ranges of the possible cash payout pursuant to the AIP component of our 2020 Executive Incentive Plan. As described under “Compensation Discussion and Analysis – Our 2020 Executive Compensation – Incentive Awards – 2020 AIP Awards”, 2020 AIP awards were established with a floor of target performance and did not have a threshold amount. Actual amounts paid under the AIP are included in the column entitled “Non-Equity Incentive Plan Compensation” of the Summary Compensation Table above. See “Compensation Discussion and Analysis – Our 2020 Executive Compensation – Annual Cash Incentive Plan (AIP)” above for a further description of the AIP.
(3)	These amounts represent the RSUs granted in 2020 under the LTI plan that cliff vest on the third anniversary of the grant date and the Pay to Lead Awards granted in connection with the Merger that cliff vest on the second anniversary of the grant date. See “Compensation Discussion and Analysis – 2020 Executive Incentive Plan –2020 LTI Opportunity and Awards” above for a further description of the LTI plan.
(4)	The fair value of the time-based RSUs granted on April 21, 2020, was valued at $52.18 per share. The fair value of the RSUs granted on June 8, 2020 was valued at $63.93 per share. These amounts represent the grant date fair market value of all RSUs computed in accordance with FASB Topic 718. For a discussion of assumptions used in the valuation of the stock awards, see Note 20, “Share-based Compensation” in our Annual Report on Form 10-K for the year ended December 31, 2020.

44 SOUTHSTATE

Executive Compensation

Year-end Equity Values and Equity Exercised or Vested Table

The table below shows certain information about awards granted to our named executive officers that remain outstanding as of December 31, 2020. The awards were issued under the 2019 Omnibus Plan and CenterState’s 2013 Equity Incentive and 2018 Equity Incentive Plans, which were assumed by SouthState as a result of the Merger. The pre-merger awards granted by CenterState were converted into SouthState equity awards on June 8, 2020.

Outstanding Equity Awards as of December 31, 2020

			Equity Incentive
			Plan Awards:
	Option awards		Number of			Stock awards
	Number of	Number of	Securities			Number of
	Securities	Securities	Underlying			shares/ units	Market value of
	Underlying	Underlying	Unexercised	Option	Option	of stock that	shares/ units of
	Unexercised Options (#)	Unexercised Options (#)	Unearned	Exercise	Expiration	have not	stock that have not
Name	Exercisable (1)	Unexercisable (1)	Options (#)	Price ($)	Date	vested (#) (2)	vested ($) (3)
John C. Corbett	—	—	—	—	—	78,197	$5,653,643
Robert R. Hill Jr.	7,534	—	—	$41.45	1/24/2023	83,015	$6,001,985
	7,247	—	—	$66.32	1/22/2024	—	—
	10,439	—	—	$61.42	1/21/2025	—	—
	10,113	—	—	$63.54	1/20/2026	—	—
	9,036	—	—	$91.35	1/25/2027	—	—
	11,565	—	—	$91.05	1/17/2028	—	—
William E. Matthews V	—	—	—	—	—	12,507	$904,256
Renee R. Brooks	1,223	—	—	$41.45	1/24/2023	17,545	$1,268,504
	1,333	—	—	$66.32	1/22/2024	—	—
	2,522	—	—	$61.42	1/21/2025	—	—
	2,443	—	—	$63.54	1/20/2026	—	—
	2,183	—	—	$91.35	1/25/2027	—	—
	2,816	—	—	$91.05	1/17/2028	—	—
Greg A. Lapointe	1,454	—	—	61.49	3/27/2024	18,343	$1,326,199
	1,792	—	—	$91.35	1/25/2027	—	—
	2,294	—	—	$91.05	1/17/2028	—	—
John S. Goettee	1,454	—	—	$61.49	3/27/2024	17,302	$1,250,935
	1,792	—	—	$91.35	1/25/2027	—	—
John C. Pollok	4,488	—	—	$66.32	1/22/2024	11,370	$822,051
	6,101	—	—	$61.42	1/21/2025	—	—
	5,910	—	—	$63.54	1/20/2026	—	—
	5,281	—	—	$91.35	1/25/2027	—	—
	6,759	—	—	$91.05	1/17/2028	—	—

All options listed above are fully vested and exercisable. The Company did not grant any options in 2020.

(1)	Represents the total number of shares subject to outstanding and unexercised options at year-end 2020, including exercisable (vested) and unexercisable (unvested) options. The number of options granted and the options exercise price have been adjusted to reflect any applicable stock dividends.
(2)	Represents time-vested RSUs granted on April 21, 2020 to Ms. Brooks and Messrs. Hill, Lapointe, Goettee and Pollok that cliff vest on the third anniversary of the grant date under the LTI component of our 2020 Executive Incentive Plan. In addition, Pay to Lead awards in the form of RSUs were granted at Merger closing to Ms. Brooks and Messrs. Hill, Lapointe and Goettee, which will vest in full on the second anniversary of June 2, 2020, subject to the NEO’s continued employment through such date (subject to earlier vesting on certain terminations of employment). Messrs. Corbett and Matthews, the shares presented in the table above reflect the RSUs and PSUs granted by CenterState prior to the Merger with SouthState. The pre-Merger awards granted by CenterState were converted into SouthState RSUs on June 8, 2020, and such awards are subject only to time-vesting through the remainder of the originally scheduled performance and/or vesting period (through May 2023), and otherwise remain subject to the same terms and conditions as applied immediately prior to the Merger, which includes a two-year holding period after vesting date. Of the amount reported above for Mr. Corbett, a total of 14,932 RSUs have vested as of December 31, 2020 but are subject to holding periods ending in February 2022.
(3)	Market value is based on a closing price of $72.30 as of December 31, 2020, the last business day of the fiscal year.

2021 PROXY STATEMENT 45

Executive Compensation

The following table shows information regarding the value of options that were exercised and stock awards that vested during 2020:

Option Exercises and Stock Vested in 2020

	Option awards		Stock awards
	Number of shares	Value realized on	Number of shares	Value realized on
Name	acquired on exercise (#)(1)	exercise ($)(2)	acquired on vesting (#)(3)	vesting ($)(2)
John C. Corbett	—	—	—	—
Robert R. Hill, Jr.	12,185	$465,782	39,733	$2,394,708
William E. Matthews V	—	—	—	—
Renee R. Brooks	—	—	9,778	$589,320
Greg A. Lapointe	—	—	10,550	$635,849
John S. Goettee	—	—	6,693	$403,387
John C. Pollok	—	—	26,768	$1,613,307

(1)	This column includes the gross number of options that were exercised during 2020, and includes any amounts that were withheld for applicable taxes.
(2)	The value represents the gross number of options that were exercised, or shares or units that vested, multiplied by the closing price of our common stock on the applicable vesting or exercise date, and includes any amounts that were withheld for applicable taxes.
(3)	This column includes the gross number of restricted stock awards that vested during 2020, and includes any amounts that were withheld for applicable taxes. In the case of Messrs. Pollok and Hill, these awards vest on December 31 of each year with final vesting at the end of the month in which Mr. Hill and Mr. Pollok reach their retirement age of 60 years old. In addition, it also reflects PSUs that were granted by us in January 2018 and which have been earned by the NEOs and vested and settled in shares based on performance for the three-year period ended December 31, 2020.

Any shares acquired either by vesting or exercising the stock options noted above are subject to the Company’s stock ownership and retention guidelines. For more information on such guidelines, please see the discussion on page 33 captioned “Our 2021 Compensation Program – Stock Ownership and Retention Requirements.”

Nonqualified Deferred Compensation Table

The following table shows information about the participation by each named executive officer in our nonqualified deferred compensation plan.

Nonqualified Deferred Compensation in 2020

					Aggregate	Aggregate
		Executive	Registrant	Aggregate	withdrawals/	balance at
		contributions	contributions	earnings	distributions	December 31,
Name	Plan name	in 2020 ($)(1)	in 2020 ($)(2)	in 2020 ($)(3)	($)	2020 ($)(4)
John C. Corbett	—	—	—	—	—	—
Robert R. Hill, Jr.	SouthState Deferred Income Plan	—	6,041,606	296,222	1,622,412	6,299,924
William E. Matthews V	—	—	—	—	—	—
Renee R. Brooks	—	—	—	—	—	—
Greg A. Lapointe	—	—	—	—	—	—
John S. Goettee	SouthState Deferred Income Plan	32,717	—	(2,021)	429,463	21,564
John C. Pollok	SouthState Deferred Income Plan	—	3,257,897	935	—	3,258,832

(1)	Includes the total compensation to the above NEOs for which payment was deferred in 2020. These amounts also comprise part of the amounts disclosed in the “All other compensation” column of the Summary Compensation Table.
(2)	These amounts reflect the contractual change in control payments made to Messrs. Hill and Pollok in connection with the Merger. The Company contributed these amounts, net of FICA taxes, to each such NEO’s respective account under the Company’s deferred compensation plan. The total amount contributed for the benefit of Messrs. Hill and Pollok were $6,187,000 and $3,336,300, respectively.
(3)	Includes total loss in 2020 on the aggregate balance in the NEO’s deferred compensation plan. For Mr. Hill, this amount reflects pre-Merger earnings of $48,904 and post-Merger earnings of $247,318. For Mr. Pollok, this amount reflects post-Merger earnings only as Mr. Pollok did not participate in the deferred compensation plan prior to the Merger. For Mr. Goettee, this figure reflects both pre- and post-Merger losses.
(4)	During 2019 and 2018, Mr. Hill deferred $1,667 and $38,333, respectively, and in 2019, Mr. Goettee deferred $30,877.

We have adopted a deferred compensation plan in which selected members of senior management, including the NEOs and/or other highly compensated employees, have the opportunity to elect to defer current compensation for retirement income or other future financial needs. Only eligible employees, as approved by the Compensation Committee, may participate in the plan. The plan is a nonqualified deferred compensation plan that is designed to be exempt from certain ERISA requirements as a plan that covers a select group of management and certain other highly compensated employees. Each year participants can choose to have their compensation for the upcoming year reduced by a certain whole percentage amount ranging between 5% and 80% or by a specific dollar amount (in all cases, subject to a minimum value established by us). Participants may also defer the settlement date of either 50% or 100% of RSU awards. In addition, we may make matching or partially-matching contributions for participant deferrals or discretionary contributions for

46 SOUTHSTATE

Executive Compensation

any or all participant(s). Both of these types of employer contributions would be subject to certain vesting requirements. The plan includes forfeiture provisions, which can result from unvested amounts existing at terminations or from materially incorrect earnings that are subsequently adjusted or corrected. Deferrals are recorded in a bookkeeping account which is adjusted to reflect hypothetical investment earnings and losses of investment funds selected by the plan participant among those offered pursuant to the plan. Payments made under the plan will be made from our general assets and will be subject to claims of our creditors. Amounts payable under the plan are payable at the future times (or over the periods) designated by plan participants upon their enrollment in the plan and their annual renewal of enrollment and upon certain automatic distribution events (death, disability, separation from service and change in control). Amounts deferred under the plan will generally be subject to income taxes payable by the participant in the year in which received (end of the deferral period), but these deferred amounts are subject to employment taxes in the year of deferral. Contributions made by the employer in 2020 are set forth in the above Nonqualified Deferred Compensation in 2020. No employer contributions have been made to this plan in the past to the above-named NEOs.

The investment options available to an executive under the December 31, 2020, 2019, and 2018, as reported by the administrator of the deferred compensation plan, are set forth below. Investment funds under this plan are identical to the investment funds offered under the 401(k) Plan. The rates assume that 100% of the participant’s contribution was deferred as of the first business day of 2020.

		Annual Rate of Return(1)
Name	Ticker	2020	2019	2018
Federated Hermes Treasury Obl IS	TOIXX	0.36%	2.07%	1.64%
Fidelity® US Bond Index	FXNAX	7.80%
Vanguard Short-Term Investment-Grade Adm	VFSUX	5.25%	5.84%	0.96%
Metropolitan West Total Return Bd Plan	MWTSX	9.17%	9.09%	0.16%
Principal High Yield Inst	PHYTX	6.43%	13.78%	4.53%
PIMCO International Bond (USD-Hdg) Instl	PFORX	6.15%
Columbia Dividend Income Inst3	CDDYX	7.91%	28.13%	4.39%
Fidelity® 500 Index	FXAIX	18.40%
MainStay Winslow Large Cap Growth R6	MLRSX	37.44%	33.67%	3.74%
Victory Sycamore Established Value I	VEVIX	8.12%
Fidelity® Mid Cap Index	FSMDX	17.11%
T. Rowe Price Mid-Cap Growth I	RPTIX	24.32%	31.53%	2.04%
American Beacon Small Cap Value R6	AASRX	4.03%
Fidelity® Small Cap Index	FSSNX	19.99%
T. Rowe Price New Horizons I	PRJIX	57.92%	37.71%	4.04%
Fidelity® International Index	FSPSX	8.17%
ClearBridge International Growth I	LMGNX	24.92%
Hartford Schroders Emerging Mkts Eq SDR	SEMTX	23.80%
Vanguard Real Estate Index Institutional	VGSNX	(4.67)%	28.94%	5.95%
PIMCO Commodity Real Ret Strat Instl	PCRIX	0.82%	12.27%	13.77%
Vanguard Instl Trgt Retire Inc Instl	VITRX	10.18%
Vanguard Instl Trgt Retire 2015 Instl	VITVX	10.42%
Vanguard Instl Trgt Retire 2020 Instl	VITWX	12.09%
Vanguard Instl Trgt Retire 2025 Instl	VRIVX	13.34%
Vanguard Instl Trgt Retire 2030 Instl	VTTWX	14.10%
Vanguard Instl Trgt Retire 2035 Instl	VITFX	14.80%
Vanguard Instl Trgt Retire 2040 Instl	VIRSX	15.44%
Vanguard Instl Trgt Retire 2045 Instl	VITLX	16.17%
Vanguard Instl Trgt Retire 2050 Instl	VTRLX	16.33%
Vanguard Instl Trgt Retire 2055 Instl	VIVLX	16.36%
Vanguard Instl Trgt Retire 2060 Instl	VILVX	16.40%
Vanguard Instl Trgt Retire 2065 Instl	VSXFX	16.18%
SouthState Bank Stock	SSB	14.49%
Vanguard Selected Value			29.54%	19.73%
Diamond Hill Small Cap			21.36%	19.36%
American Funds EuroPacific R5			27.37%	14.95%
Templeton Global Bond			0.89%	1.44%
Vanguard 500 Index Adm			31.46%	(4.43)%

(1)	Investment funds are added or removed from the plan from time to time. Funds that do not have corresponding 2018 and 2019 rates of return were added as investment options in 2020. Funds that do not have a 2020 rate of return were removed as investment options.

Pension Benefits Table

The following provides information regarding CenterState’s Supplemental Executive Retirement Plans, or SERPs, in which Mr. Matthews participates and a SERP in which Mr. Corbett participated prior to the Merger. CenterState was obligated under each such SERP agreement and applicable law to accelerate the unvested portion of all SERPs in connection with the Merger, including those of Messrs. Corbett and Matthews. Other than SERPs offered by CenterState, the Company did not maintain any other pension plans for its NEOs.

2021 PROXY STATEMENT 47

Executive Compensation

Pension Benefits in 2020

		Number of	Present value of	Payments
		years credited	accumulated	during last
Name	Plan name	service (#)(1)	benefit ($)(2)	fiscal year ($)
William E. Matthews V	SERP Agreements dated January 1, 2016, as amended September 12, 2018	9	2,303,076	0

(1)	Years of credited service equal years of actual service.
(2)	The amount reported above for Mr. Matthews represents the present fair value of the expected future payments using a discount rate of 2.85%. For additional information regarding retirement plans, please refer to Note 18 to the Company’s Consolidated Financial Statements in the 2020 Form 10-K.

Mr. Matthews was party to two SERP agreements with NCOM (assumed by CenterState in the NCOM merger), one dated January 1, 2016 and a second agreement dated September 12, 2018. Pursuant to the terms of the SERP agreements, if Mr. Matthews remains employed by NCOM or its successor companies through reaching age 65 (which will occur on July 19, 2029), then he will be entitled to receive his “full benefit” in the form of monthly continuation payments for a period of up to 180 months commencing with the month following the month in which he reaches age 65. Mr. Matthews has a full benefit amount in the amount of $120,000 under each agreement, for a total benefit of $240,000. Immediately prior to the Merger, Mr. Matthews was vested 33% and 20% in the current accrual balances of the 2016 SERP and 2018 SERP respectively; however, in connection with the closing of the Merger on June 7, 2020, pursuant to his SERP agreements, Mr. Matthews’ SERPs fully vested and will be paid to him in accordance with the terms of the SERP agreements, which is monthly beginning the month following the month he reaches age 65 or subsequent separation from service. The annual total benefit payable to Mr. Matthews under the SERPs is $240,000.

On July 13, 2010, CenterState entered into a SERP agreement with Mr. Corbett. Pursuant to the terms of the SERP agreement, upon normal retirement date, defined as age 65, Mr. Corbett was entitled to 35% of his Final Pay, defined as Mr. Corbett’s highest annualized base salary for the five years prior to separation from service. Based on the assumptions summarized below, the expected annual benefits to Mr. Corbett could be entitled to receive, starting at age 65, was approximately $756,510. The annual benefit payments would be paid for the life of the executive with an 18 year minimum payment. The expected annual benefit payment that Mr. Corbett was expected to receive at age 65 would have increased by 3.25% each year thereafter. Assumptions used to arrive at estimated annual benefits at age 65 included using an annual discount rate of 6% and projecting the estimated Final Pay by using annual average projected salary increases of 6.25%. The closing of the Merger on June 7, 2020 constituted a change in control under the SERP agreement and resulted in the acceleration of the unvested portion, or $3,364,839, of Mr. Corbett’s SERP. As a result, Mr. Corbett received the full amount of his SERP benefit payment, including amounts previously vested, in a lump sum cash payment in accordance with his SERP Agreement.

The SERP Agreement for Mr. Corbett can be located on Form 8-K Exhibit 10-1 filed on July 14, 2010, by CenterState Bank Corporation. The SERP Agreements for Mr. Matthews can be located on Form 10-K Exhibit 10.18 filed on February 27, 2020, by CenterState.

48 SOUTHSTATE

Executive Compensation

Potential Payments upon Termination or Change in Control

We have entered into certain agreements and maintain certain plans that will require us to provide compensation to our named executive officers in the event of his or her termination of employment or a change in control of the Company. The following table describes the potential payments upon termination for various reasons for the NEOs serving in the roles set forth on page 26 as of December 31, 2020.

	Voluntary	Voluntary
	Termination	Termination
	by Executive	by Executive	Involuntary	Involuntary				Qualifying
	without Good	For Good	Termination	Termination	Termination	Termination	Termination	Termination
	Reason/	Reason (not	by Company	by Company	in the event	in the event	upon	following a
	Retirement	CIC related)	without	For Cause	Of Disability	of Death	Retirement	Change in
Compensation / Benefits	($)	($)	Cause ($)(1)		($)(2)	($)(2)	($)	Control ($)(3)
John C. Corbett
Payable Upon Termination
Compensation
Cash Severance	0	2,573,130	2,573,130	0	0	0	0	7,719,389
Pay to Integrate Award	0	0	0	0	0	0	0	0
BOLI Split Dollar Agreement	0	0	0	0	0	255,715	0	0
Additional Term Life Insurance	0	0	0	0	0	212,141	0	0
Intrinsic Value of Unvested Stock Options	0	0	0	0	0	0	0	0
Intrinsic Value of unvested Restricted Stock/Units(4)	0	4,002,891	4,002,891	0	3,274,313	3,274,313	0	4,002,891
Benefits and Perquisites
Medical and Dental COBRA Insurance	0	112,418	112,418	0	0	20,348	0	0
Tax Gross Up	0	0	0	0	0	0	0	3,552,557
Total	0	6,688,440	6,688,440	0	3,274,313	3,762,517	0	15,274,838
Robert R. Hill, Jr.
Payable Upon Termination
Compensation
Cash Severance	0	3,603,506	3,603,506	0	0	0	0	4,504,383
Pay to Integrate Award	0	3,300,000	3,300,000	0	3,300,000	3,300,000	0	3,300,000
Intrinsic Value of Unvested Stock Options	0	0	0	0	0	0	0	0
Intrinsic Value of unvested Restricted Stock/Units(4)	0	6,001,985	6,001,985	0	6,001,985	6,001,985	0	6,001,985
Benefits and Perquisites
Medical and Dental COBRA Insurance	0	0	0	0	0	0	0	0
Best Net of Tax Forfeiture	0	0	0	0	0	0	0	0
Total	0	12,905,491	12,905,491	0	9,301,985	9,301,985	0	13,806,367
William E. Matthews V
Payable Upon Termination
Compensation
Cash Severance	0	1,428,750	1,428,750	0	0	0	0	3,547,915
Pay to Integrate Award	0	0	0	0	0	0	0	0
BOLI Split Dollar Agreement	0	0	0	0	0	3,600,000		0
Intrinsic Value of Unvested Stock Options	0	0	0	0	0	0	0	0
Intrinsic Value of unvested Restricted Stock/Units(4)	0	876,480	876,480	0	711,736	711,736	0	876,480
Benefits and Perquisites
Medical and Dental COBRA Insurance	0	32,352	32,352	0	0	14,379	0	32,352
Best Net of Tax Forfeiture	0	0	0	0	0	0	0	0
Total	0	2,337,582	2,337,582	0	711,736	4,326,115	0	4,456,747
Renee C. Brooks
Payable Upon Termination
Compensation
Cash Severance	0	850,000	850,000	0	0	0	0	2,014,440
Pay to Integrate Award	0	330,000	330,000	0	330,000	330,000	0	330,000
Intrinsic Value of Unvested Stock Options	0	0	0	0	0	0	0	0
Intrinsic Value of unvested Restricted Stock/Units(4)	0	1,268,504	1,268,504	0	949,299	1,268,504	0	1,268,504
Benefits and Perquisites
Medical and Dental COBRA Insurance	0	22,501	22,501	0	0	22,501	0	22,501
Best Net of Tax Forfeiture	0	0	0	0	0	0	0	0
Total	0	2,471,004	2,471,004	0	1,279,299	1,621,004	0	3,635,444

2021 PROXY STATEMENT 49

Executive Compensation

	Voluntary	Voluntary
	Termination	Termination
	by Executive	by Executive	Involuntary	Involuntary				Qualifying
	without Good	For Good	Termination	Termination	Termination	Termination	Termination	Termination
	Reason/	Reason (not	by Company	by Company	in the event	in the event	upon	following a
	Retirement	CIC related)	without	For Cause	Of Disability	of Death	Retirement	Change in
Compensation and/or Benefits	($)	($)	Cause ($)(1)	($)	($)(2)	($)(2)	($)	Control ($)(3)
Greg A. Lapointe
Payable Upon Termination
Compensation
Cash Severance	0	850,000	850,000	0	0	0	0	2,054,077
Pay to Integrate Award	0	330,000	330,000	0	330,000	330,000	0	330,000
Intrinsic Value of Unvested Stock Options	0	0	0	0	0	0	0	0
Intrinsic Value of unvested Restricted Stock/Units(4)	0	1,326,199	1,326,199	0	949,229	1,326,199	0	1,326,199
Benefits and Perquisites
Medical and Dental COBRA Insurance	0	22,501	22,501	0	0	22,501	0	22,501
Best Net of Tax Forfeiture	0	0	0	0	0	0	0	(139,882)
Total	0	2,528,700	2,528,700	0	1,279,299	1,678,700	0	3,592,895
John S. Goettee
Payable Upon Termination
Compensation
Cash Severance	0	722,500	722,500	0	0	0	0	1,493,261
Pay to Integrate Award	0	330,000	330,000	0	330,000	330,000	0	330,000
Intrinsic Value of Unvested Stock Options	0	0	0	0	0	0	0	0
Intrinsic Value of unvested Restricted Stock/Units(4)	0	1,250,935	1,250,935	0	949,299	1,250,935	0	1,250,935
Benefits and Perquisites
Medical and Dental COBRA Insurance	0	21,484	21,484	0	0	21,484	0	21,484
Best Net of Tax Forfeiture	0	0	0	0	0	0	0	0
Total	0	2,324,918	2,324,918	0	1,279,299	1,602,418	0	3,095,680
John C. Pollok
Payable Upon Termination
Compensation
Cash Severance	0	3,436,865	3,436,865	0	0	0	0	3,436,865
Pay to Integrate Award	0	1,600,000	1,600,000	0	1,600,000	1,600,000	0	1,600,000
Intrinsic Value of Unvested Stock Options	0	0	0	0	0	0	0	0
Intrinsic Value of unvested Restricted Stock/Units(4)	822,051	822,051	822,051	0	822,051	822,051	822,051	822,051
Benefits and Perquisites
Medical and Dental COBRA Insurance	0	0	0	0	0	0	0	0
Best Net of Tax Forfeiture	0	0	0	0	0	0	0	0
Total	822,051	5,858,916	5,858,916	0	2,422,051	2,422,051	822,051	5,858,916

(1)	PSUs will vest at 100% of the greater of target or actual performance through the end of the most recent quarter ended. All unvested units will immediately vest and be considered vested shares. CenterState equity awards converted into SouthState equity awards upon consummation of the Merger will vest on a “double-trigger” basis upon a termination of employment by the Company without cause or by the award holder for good reason within three years following the closing of the Merger.
(2)	All unvested RSUs and any accrued but unpaid dividend equivalents will immediately vest and be considered vested RSUs upon the date of death or disability; provided, that with respect to RSUs granted on April 21, 2020 to Ms. Brooks and Messrs. Hill, Pollok, Lapointe and Goettee, awards would be forfeited upon the date of disability unless provided otherwise in such NEO’s employment agreement. Vesting of PSUs is not accelerated upon termination in the event of disability. Rather, awards vest at target performance level as scheduled after the performance period on a pro-rata basis, based on the percentage of the performance period for which the participant was employed.
(3)	If a NEO retires because of reaching the age of 65 or reaching the age of 55 plus ten years of service, and agrees to sign a non-compete for a two-year period from date of retirement, then all unvested PSUs and RSUs will immediately vest and will be paid after the holding period; otherwise, such shares will vest pro-rata as of the date of retirement, to be paid after the applicable performance and holding period.
(4)	Only Mr. Pollok is eligible for retirement as of December 31, 2020. The Value used in the table above is equal to the amount of vested and unvested restricted shares or units at December 31, 2020 times $72.30 per share, the closing price of the Company’s common stock on December 31, 2020 as reported by Nasdaq.

Narrative to Potential Payments upon Termination or Change in Control Table

Amounts shown in the table above and in the discussion below assume the NEO terminated employment on December 31, 2020, and are estimates of the amounts the NEO would receive upon termination pursuant to the employment agreement applicable to each such executive as in effect on December 31, 2020. The actual amounts to be paid can be determined only at the time of a NEO’s termination of employment. The amounts reported above do not include amounts that would be provided to a NEO under plans and arrangements that are generally available to all salaried employees or amounts reported in the “Summary Compensation”, “Pension Benefits in 2020”, and “2020 Non-qualified Deferred Compensation” tables. Please see the sections below captioned “New Employment and Non-Competition Agreements Effective as of June 7, 2020” and “CenterState Employment and Non-Competition Agreements assumed at Merger” for a summary of employment agreements and the related potential payments upon termination or change of control in effect upon effectiveness of the Merger.

50 SOUTHSTATE

Executive Compensation

For purposes of the employment agreements in effect with the NEOs, the terms “good reason”, “cause”, “disability” and “change in control” are defined in the applicable NEO’s employment agreement, filed with the SEC as follows:

NEO	Form
John C. Corbett	Exhibit 10.4 to CenterState’s Form 8-K filed July 14, 2010 Exhibit 10.35 of CenterState’s 10-K filed February 27, 2020
Robert R. Hill, Jr.	Exhibit 10.29 to the Company’s 10-K filed February 21, 2020
William E. Matthews V	Exhibit 10.2 of CenterState’s Form 8-K filed November 26, 2018
Renee R. Brooks	Exhibit 10.31 to the Company’s 10-K filed February 21, 2020
Greg A. Lapointe	Exhibit 10.32 to the Company’s 10-K/A filed March 6, 2020
John S. Goettee	Exhibit 10.32 to the Company’s 10-K/A filed March 6, 2020
John C. Pollok	Exhibit 10.30 to the Company’s 10-K filed February 21, 2020

Employment Agreements

The purpose of our NEO employment agreements is to attract and retain highly qualified executive officers, recognizing that termination and change in control protections are commonly provided at comparable financial institutions with which we compete for executive talent. In addition, the Compensation Committee believes change in control protections enhance the impartiality and objectivity of the NEOs in the event of a change in control transaction and better ensure that shareholder interests are protected. The Compensation Committee is committed to providing change in control protections that reflect good governance practices, do not present windfalls to the Company’s executives and are in line with market practice.

a.	New Employment and Non-Competition Agreements Effective as of June 7, 2020

In connection with the Merger, we entered into or amended and restated employment agreements with Ms. Brooks and Messrs. Hill, Pollok, Lapointe and Goettee, in each case setting forth the terms of such NEO’s employment following the Merger (the “effective time”). The employment agreement with Mr. Hill is for an initial term beginning June 7, 2020 until December 31st of the fifth full calendar year following the effective time, and the employment agreements with Ms. Brooks and Messrs. Lapointe and Goettee are for an initial term of three years following the June 7, 2020 effective time, subject to extension for an additional year on December 31st of the fourth full calendar year following the effective time (in the case of Mr. Hill) or on the first anniversary of the effective time (in the case of Ms. Brooks and Messrs. Lapointe and Goettee), unless either party provides notice of non-renewal before such anniversary date. Mr. Pollok’s employment agreement provides that he will serve as an employee until July 5, 2021 and thereafter will serve as a consultant until December 31, 2024.

The employment agreements also include Pay to Lead Awards and Pay to Integrate Awards, as well as contractual change in control payments with respect to Messrs. Hill and Pollok, all as more fully discussed on page 37 under the caption “Our 2020 Executive Compensation - Merger Synergy Awards”.

●	The employment agreements provide for the following severance payments and benefits in the event an NEO’s employment is terminated without cause or the NEO resigns for good reason, prior to or following a change in control. The change in control severance protections provided under the agreements were designed with the help of the Compensation Committee’s compensation consultant to reflect prevailing market practice within the context of the Merger. In the case of Messrs. Hill and Pollok, in addition to certain accrued benefits, the following payments and benefits: (a) a cash payment equal to a multiple (in the case of (i) a termination of Mr. Hill’s employment prior to a change in control, two times, or (ii) a termination of Mr. Pollok’s employment prior to his transition to a consulting role, or Mr. Hill’s termination of employment within twelve months following a change in control that occurs after the effective time, two and one-half times) the NEO’s “total compensation” (as defined below); (b) a prorated annual bonus for the fiscal year of termination based on actual performance (in the case of Mr. Pollok, only if termination occurs in 2020); (c) payment in full of the Pay to Integrate Award, to the extent not previously paid; (d) immediate vesting of the Pay to Lead Award, to the extent not previously vested; and (e) immediate vesting of any outstanding equity awards granted following January 25, 2020, with performance-based awards remaining subject to applicable performance metrics. If Mr. Pollok’s services are terminated during his consulting term, in lieu of the above cash payment, he would be entitled to a cash payment equal to all unpaid consulting fees that would have been paid had he continued providing services until December 31, 2024. The term “total compensation” means the sum of the NEO’s base salary, annual bonus (based on the greatest of the NEO’s target bonus, actual bonus paid in respect of the fiscal year preceding the year of termination and the average annual bonus for the three fiscal years preceding the year of termination) and annual health, medical, dental and vision insurance premiums (and, in the case of Mr. Hill, fringe benefits).
●	In the case of Ms. Brooks and Messrs. Lapointe and Goettee, the following payments and benefits: (a) a cash payment equal to the sum of the NEO’s base salary plus target annual bonus opportunity; (b) continued employer-paid medical and dental insurance premiums for twelve months; (c) payment in full of the Pay to Integrate Award, to the extent not previously paid; and (d) immediate vesting of the Pay to Lead Award, to the extent not previously vested. However, if such termination occurred within twelve months following a change in control that occurs after the effective time, in lieu of the cash payment described in the immediately preceding sentence, such NEOs would be entitled to a cash payment equal to the sum of 2.5 times (in the case of Ms. Brooks and Mr. Lapointe) or two times (in the case of Mr. Goettee) the sum of the NEO’s base salary plus the highest annual bonus earned in the three years immediately preceding the year in which the change in control occurs.

2021 PROXY STATEMENT 51

Executive Compensation

If an NEO’s employment is terminated by reason of death or disability, he or she would be entitled to substantially the same payments and benefits as would be payable upon a termination without cause or for good reason, excluding the cash severance payment. In the case of Ms. Brooks and Messrs. Lapointe and Goettee, such NEO would not be entitled to the employer-paid medical and dental benefits described above in the case of disability, but his or her family would be entitled to such benefits for twelve months following death.

If the services of Mr. Hill or Mr. Pollok are terminated by reason of retirement after age 55 and ten years of service to the Company, the applicable NEO would be entitled to full vesting of outstanding equity awards granted following the effective time, with performance-based awards remaining subject to applicable performance metrics, and to a prorated annual bonus for the year of retirement (in the case of Mr. Pollok, payment of a prorated annual bonus is only available if retirement occurs in 2020) based on actual performance. A termination of Mr. Hill’s employment on or following the expiration of the term of his employment agreement and the termination of Mr. Pollok’s services at the end of his consulting term would each be treated as a retirement for purposes of the employment agreements.

In consideration for the foregoing payments and benefits payable upon a termination of employment without cause or by the NEO for good reason (and, in the case of Messrs. Hill and Pollok, benefits payable upon termination due to death, disability or retirement), each of the NEOs is required to execute a release of claims. In addition, the employment agreements contain restrictive covenants concerning nondisclosure of confidential information at any time following a termination of employment, mutual non-disparagement of either party at any time following a termination of employment (in the case of Ms. Brooks and Messrs. Lapointe and Goettee), non-competition (for a period of two years in the case of Messrs. Hill and Pollok and one year in the case of Ms. Brooks and Messrs. Lapointe and Goettee) and non-solicitation of customers and employees for a period of two years following termination of employment. The severance benefits (and, in the case of Messrs. Hill and Pollok, the retirement benefits) described above are also contingent on the NEO’s compliance with the restrictive covenants.

b.	CenterState Employment and Non-Competition Agreements assumed at Merger

Prior to the Merger, CenterState was party to existing employment agreements with Messrs. Corbett and Matthews which provided for payments in connection with a termination of employment or change in control of CenterState.

The completion of the Merger constituted a change in control under Mr. Corbett’s employment agreement dated as of July 13, 2010. This agreement provides that he would receive, in lieu of any other regular severance entitlement, a “single-trigger” lump-sum cash payment equal to three times the highest annual compensation as reported on his Form W-2 over the three-year period immediately preceding the year in which the change in control occurs, and an additional payment to account for any excise tax payable under Sections 280G and 4999 of the Internal Revenue Code (including any associated taxes thereon).

In connection with the Merger, Mr. Corbett voluntarily agreed to waive the required “single-trigger” change in control payment under his employment agreement. Mr. Corbett and CenterState believed the waiver would be in the best interests of CenterState’s shareholders at the time of the Merger to avoid the single-trigger payment in light of Mr. Corbett’s continued role as CEO of the combined company. In order to comply with applicable tax requirements and in consideration of the waiver, Mr. Corbett and the Company agreed to a “double trigger” termination structure such that in the event his employment with the Company is terminated by the Company without “cause” or if he resigns for “good reason” prior to the third anniversary of the closing of the Merger (or if there is a subsequent change in control of the Company during the employment term), he will be entitled to receive a lump sum cash payment equal to (i) the amount of the change in control payment that would have been payable under the terms of his existing agreement with CenterState (which amounts are described above) plus (ii) to comply with applicable tax requirements, an additional 25% of such change in control payment.

Going forward, and based upon external feedback and shareholder preference, the Company has not and will continue to not enter into agreements that calculate severance or change in control payments on a basis other than a multiple of cash compensation.

The employment agreement entered into with Mr. Matthews provides that if his employment is terminated by CenterState Bank without “cause” or he resigns for “good reason” without regard to a change in control, he would receive a lump-sum cash payment equal to one and one-half times the sum of (x) base salary, and (y) the target bonus earned for the year immediately preceding the year of termination; provided, that if such termination occurred within twelve months following a change in control, in lieu of the cash payment described in the immediately preceding sentence, he would be entitled to a cash payment equal to the sum of 2.5 times the sum of his base salary plus the highest annual bonus earned in the three years immediately preceding the year in which the change in control occurs. Mr. Matthews will also be entitled to receive continued medical and dental insurance coverage at CenterState’s cost for the executive and his or her dependents for a period up to the end of the employment term under the employment agreement. In addition, Mr. Matthews’s employment agreement includes Mr. Matthews’ covenant not to (i) solicit customers, accept the business of customers or sell customers a product or service of any other financial institution or (ii) compete with the Company in Alabama or metropolitan statistical areas of Atlanta, Jacksonville, Orlando or Tampa, for a period of 24 months following his separation of service (or 18 months in the situation of an involuntary termination without cause or a voluntary termination with good reason). Mr. Matthews’s employment agreement was initially for a 3-year term, with a one-year automatic renewal beginning on the first anniversary of the agreement and thereafter. The Merger did not trigger a change in control under Mr. Matthews’ employment agreement.

The employment agreements with Mr. Corbett (as amended as described above) and Mr. Matthews were assumed by the Company as of the closing of the Merger.

52 SOUTHSTATE

CEO Pay Ratio

CEO PAY RATIO

Below is: the (i) 2020 annual total compensation of Mr. Corbett, our CEO; (ii) the 2020 annual total compensation of our median employee; (iii) the ratio of the annual total compensation of our CEO to that of our median employee; and (iv) the methodology we used to calculate our CEO pay ratio.

CEO Pay Ratio
CEO Annual Total Compensation	$3,598,014 (1)
Median Employee Annual Total Compensation	$61,014
CEO to Median Employee Pay Ratio	59:1

(1)	Determined based on the total compensation paid to Mr. Corbett as reported in the Summary Compensation Table, annualized as described below to reflect a full year of service with SouthState.

Methodology

CEO Annual Total Compensation. Because Mr. Corbett became our CEO in connection with the Merger, his total compensation reported in the Summary Compensation Table included in this Proxy Statement is calculated based on payments from the Company from the date of Merger through December 31, 2020. Therefore, we annualized his total compensation to provide a more complete approximation of his total compensation for the year by calculating the sum of Mr. Corbett’s (i) post-Merger base salary paid by the Company, (ii) full annual cash incentive awarded by the Company for 2020, (iii) long-term equity RSU awards granted by CenterState in May 2020 prior to the Merger which were converted to RSUs of the Company at Merger, and (iv) all other compensation reportable pursuant to Item 402(c)(2) paid by the Company and CenterState in 2020. We believe that annualizing Mr. Corbett’s post-Merger base salary and adding the equity compensation granted by CenterState (because he did not receive any additional equity in connection with the Merger) reflects the truest depiction of both his total compensation and the ratio of that compensation to our median employee.

Median Employee. As permitted by SEC rules, we are using the same median employee we identified in the “Pay Ratio Disclosure” section of our 2020 Annual Meeting Proxy Statement and are omitting approximately 2,720 CenterState employees that became employees of the Company as a result of the Merger. We believe that, other than as a result of the Merger, there has been no change to our employee population or employee compensation arrangements that we believe would result in a significant change to our pay ratio disclosure in this proxy statement. For purposes of identifying our median employee, we examined our employee population, excluding our CEO, as of December 31, 2019, as identified in the “Chief Executive Officer Pay Ratio” section of our 2020 Annual Meeting Proxy Statement. In making that determination and in using the same median employee for this Proxy Statement, we annualized the compensation of full-time and part-time permanent employees who were employed on December 31, 2019. The median employee was determined by reviewing wages, tips and other compensation on payroll records for our employee population, as reported to the IRS on Form W-2. In determining to use the same median employee, we considered a small increase in the total number of our employees (both higher and lower compensated), and concluded that this change would not result in a significant change to our pay ratio disclosure.

THE PAY RATIO IDENTIFIED ABOVE IS A REASONABLE ESTIMATE CALCULATED IN A MANNER CONSISTENT WITH SEC RULES. PAY RATIOS THAT ARE REPORTED BY OUR PEERS MAY NOT BE DIRECTLY COMPARABLE TO OURS BECAUSE OF DIFFERENCES IN THE COMPOSITION OF EACH COMPANY’S WORKFORCE, AS WELL AS THE ASSUMPTIONS AND METHODOLOGIES USED IN CALCULATING THE PAY RATIO, AS PERMITTED BY SEC RULES.

2021 PROXY STATEMENT 53

Proposal 3: RATIFYING THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2021

PROPOSAL 3: RATIFYING THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2021

Our Board recommends a vote “for” ratifying the appointment of our independent registered public accounting firm for 2021 (Proposal 3).

Our Audit Committee is directly responsible for the appointment, compensation, retention, and oversight of our independent registered public accounting firm.

The Committee engages in an annual evaluation of the independent registered public accounting firm. It considers, in particular, whether the retention of the firm is in the best interests of our Company and its shareholders, taking into account the firm’s quality of service, the firm’s institutional knowledge and experience, our Company’s operations and businesses, the firm’s sufficiency of resources, the quality of the communication and interaction with the firm, and the firm’s independence, objectivity, and professional skepticism. The Committee also considers the advisability and potential impact of selecting a different independent registered public accounting firm.

After assessing the qualifications, performance, and independence of Dixon Hughes Goodman LLP, Certified Public Accountants (Dixon Hughes), which has served as our company’s independent registered public accounting firm since 2007, the Committee believes that retaining Dixon Hughes is in the best interests of our Company. The Committee has appointed Dixon Hughes as our independent registered public accounting firm to audit the 2020 consolidated financial statements of the Company and its subsidiaries. Although it is not required to do so, our Board is asking shareholders to ratify Dixon Hughes’s appointment. If our shareholders do not ratify Dixon Hughes’s appointment, the Committee will consider changing our independent registered public accounting firm for 2021. Whether or not shareholders ratify Dixon Hughes’s appointment, the Committee may appoint a different independent registered public accounting firm at any time if it determines that such a change is appropriate.

Dixon Hughes has advised the Committee that it is an independent accounting firm with respect to our company and its affiliates in accordance with the requirements of the SEC and the Public Company Accounting Oversight Board.

Representatives of Dixon Hughes are expected to be present at our annual meeting, will have an opportunity to make a statement if they choose, and are expected to be available to respond to appropriate shareholder questions.

Dixon Hughes’s 2020 and 2019 fees. Dixon Hughes’s aggregate fees for professional services rendered in or provided for 2020 and 2019, as applicable, were:

	2020	2019
	($)
Audit Fees	1,688,650	948,175
Audit-Related Fees	97,440	62,616
Tax Fees	—	—
All Other Fees	—	—
Total Fees	1,786,090	1,010,791

Audit fees. Audit fees relate to the integrated audit of our consolidated financial statements, and internal control over financial reporting, including disclosures presented in the footnotes to our company’s financial statements (for example, regulatory capital, among other disclosures). Audit fees also relate to the audit of domestic and international statutory and subsidiary financial statements, the review of our interim consolidated financial statements, the issuance of comfort letters and SEC consents, and services provided in connection with certain agreed-upon procedures and other attestation reports. Audit fees are those billed or expected to be billed for audit services related to each fiscal year.

Audit-related fees. Audit-related fees cover other audit and attest services, services provided in connection with certain agreed-upon procedures and other attestation reports, financial accounting, reporting and compliance matters, benefit plan audits, and risk and control reviews. Fees for audit-related services are those billed or expected to be billed for services rendered during each fiscal year.

Tax fees. Tax fees cover tax compliance, advisory, and planning services and are those billed or expected to be billed for services rendered during each fiscal year.

All other fees. During 2020 and 2019, All Other Fees consisted primarily of amounts billed or expected to be billed for the company’s engagement of Dixon Hughes to provide guidance in connection with regulatory commitments.

54 SOUTHSTATE

Proposal 3: RATIFYING THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2021

Audit committee Pre-Approval Policies and Procedures

Our Audit Committee annually pre-approves a list of services that Dixon Hughes may provide without obtaining the Committee’s engagement-specific pre-approval and sets pre-approved fee levels for such services. The pre-approved list of services consists of audit services, audit-related services, tax services, and all other services. All requests or applications for Dixon Hughes services must be submitted to members of our corporate audit function or tax function to determine if they are included within the Committee’s pre-approved list of services. The Committee or the Committee chair must specifically approve any type of service that has not been pre-approved. The Committee or the Committee chair must also approve any proposed service that has been pre-approved but has fees that will exceed the pre-approved level. All pre-approvals by the Committee chair must be presented to the full Committee at its next meeting. The Committee or the Committee chair pre-approved all of Dixon Hughes’s 2020 fees and services.

AUDIT COMMITTEE REPORT

Our Audit Committee is composed of four Board members. Our Board has determined that all Committee members are independent under The NASDAQ Stock Market listing standards and applicable SEC rules and regulations. Our Board has also determined that the Chair of the Committee, Mr. Walker, and Mr. McPherson qualify as “audit committee financial experts” as defined by SEC rules. The Committee’s responsibilities are stated in a written charter adopted by our Board.

Management is responsible for preparing and the overall reporting process with respect to our company’s consolidated financial statements, and, with the assistance of our company’s internal corporate auditors, for establishing, maintaining, and assessing the effectiveness of our internal control over financial reporting. Dixon Hughes Goodman LLP (Dixon Hughes), our Company’s independent registered public accounting firm, is responsible for planning and conducting an independent audit of our Company’s consolidated financial statements in accordance with the standards of the United States Public Company Accounting Oversight Board (PCAOB) and for expressing an opinion as to the conformity of these financial statements with accounting principles generally accepted in the United States of America and as to the effectiveness of our internal controls over financial reporting. The Committee’s responsibility is to monitor and oversee these processes.

The Committee annually evaluates Dixon Hughes’s qualifications, performance, and independence. The Committee also oversees the performance of the corporate audit function managed by our Chief Audit Executive. The Committee has reviewed and discussed with management and with Dixon Hughes our company’s audited financial statements for the year ended December 31, 2020, management’s assessment of the effectiveness of our company’s internal control over financial reporting, and Dixon Hughes’s evaluation of our company’s internal control over financial reporting. In addition, the Committee has discussed with Dixon Hughes the matters that independent registered public accounting firms must communicate to audit committees under applicable PCAOB standards.

The Committee has also discussed and confirmed with Dixon Hughes its independence from our Company and received the written disclosures and a letter required by applicable requirements of the PCAOB regarding the independent accountant’s communications with the Audit Committee concerning independence. The Committee has evaluated and concluded the non-audit services provided by Dixon Hughes to our company do not impair Dixon Hughes’s independence.

Based on the reviews and discussions referred to above, the Committee recommended to our Board that the audited financial statements for the year ended December 31, 2020 and the related footnotes be included in our Company’s annual report on Form 10-K for the year ended December 31, 2020.

This report is provided by the undersigned directors, who serve on the Audit Committee as of the date of this Proxy Statement and who served on the Audit Committee during 2020. Robert H. Demere, Jr. and Grey B. Murray, each of whom were independent directors, also served on the Audit Committee during 2020, but Mr. Murray ceased to be a member of the Board of Directors and the Audit Committee on June 7, 2020 in connection with the Merger. Mr. Demere remained on the Board of Directors but ceased to be a member of the Audit Committee on June 7, 2020 in connection with the Merger.

Submitted by the Audit Committee of the Board:

Kevin P. Walker, Chair
Martin Bernard Davis
Charles W. McPherson
William Knox Pou Jr.

2021 PROXY STATEMENT 55

SHAREHOLDER PROPOSALS FOR OUR 2022 ANNUAL MEETING

SHAREHOLDER PROPOSALS FOR OUR 2022 ANNUAL MEETING

Under Rule 14a-8 of the Exchange Act, any proposal that a shareholder may intend to present at the 2020 Annual Shareholders’ Meeting (the “2022 Annual Meeting”) must be received in writing by the Secretary of the Company at its principal executive office located at 1101 First Street South, Winter Haven, Florida 33880, no later than 120 calendar days before the first anniversary of the release date of the proxy statement for the 2021 annual shareholders’ meeting (the “2021 Annual Meeting”); provided, that if the date of our 2022 Annual Meeting has been changed by more than 30 days before the one year anniversary of the 2021 Annual Meeting, or April 28, 2021, we must receive the proposal within a reasonable time before we begin to print and send the proxy materials. We currently anticipate that we will hold our 2022 Annual Meeting on April 27, 2022. As a result, we must receive any such proposal no later than the close of business on December 31, 2021. Any such proposal must comply with the procedural, informational and other requirements outlined in our Bylaws. If the proposal complies with all of the requirements of Rule 14a-8, the proposal will be considered for inclusion in the Company’s proxy statement relating to such meeting.

Under our Bylaws, shareholder proposals intended to be raised at the 2022 Annual Meeting outside of Rule 14a-8, including nominations for election of director(s), must be received in writing by the Secretary of the Company, at 1101 First Street South, Winter Haven, Florida 33880, no earlier than 120 days and no later than 90 days prior to the one year anniversary of our 2021 Annual Meeting, unless the date of our 2022 Annual Meeting is more than 30 days before April 28, 2022. Given that we anticipate holding the 2022 Annual Meeting on April 27, 2022, we must receive any such proposal no later than the close of business on January 28, 2022 but no earlier than December 29, 2021, and any such proposal must comply with the procedural, informational and other requirements outlined in our Bylaws.

The Governance and Nominating Committee will consider director nominees identified by its members, other directors, our officers and employees and other persons, including our shareholders. To be considered by the Nominating Committees, any recommendation by a shareholder of a candidate for director must be addressed to the Governance and Nominating Committee and must contain the information called for by the Corporate Governance Guidelines, the Governance and Nominating Committee Charter, and the Bylaws of the Company, which includes all of the following information about the recommended candidate:

●	With respect to each such nominee, his or her name and age, all positions held with the Company, any other business experience, other directorships held, material legal proceedings within the past 10 years, the number of Company shares beneficially owned, and any transactions between the Company and such person;
●	a description of all relationships between the recommended candidate and the recommending shareholder or group and any agreements or understandings between the candidate and the recommending shareholder or group regarding the nomination;
●	a description of all known relationships between the recommended candidate and any of the Company’s competitors, customers, business partners or other persons who have a business relationship with the Company;
●	a statement of the recommended candidate’s qualifications for Board membership; and
●	a statement that the recommended candidate meets the independence requirements of the NASDAQ Stock Market for Company directors and the independence requirements for the members of the Audit, Compensation, Risk, and Governance and Nominating Committees of the Board (or a description of each factor that could prevent the recommended candidate from meeting any such independence requirements).

The Governance and Nominating Committee may require that any recommended candidate complete one or more questionnaires or otherwise provide additional information. See page iv for information on how to obtain copies of our Corporate Governance Guidelines, the Governance and Nominating Committee Charter, and the Bylaws of the Company.

The Governance and Nominating Committee does not intend to alter the manner in which it evaluates candidates, including the minimum criteria set forth above, based on whether the candidate was recommended by a shareholder or not.

We encourage shareholders that are contemplating submitting a proposal for inclusion in our proxy statement to contact us beforehand at the address above to allow for a constructive discussion of their concerns and for additional information about our practices or policies.

56 SOUTHSTATE

Voting And Other Information

VOTING AND OTHER INFORMATION

Who Can Vote. Only holders of record at the close of business on February 26, 2021 (the record date) will be entitled to notice of and to vote at our annual meeting. As of February 26, 2021, the following shares were outstanding and entitled to vote:

Shares	Number of shares
outstanding
and entitled to vote
Common Stock	71,032,735

Each share of our common stock is entitled to one vote.

Voting Information for Registered Holders. If you are a registered holder, meaning that you hold our shares directly (not through a bank, broker, or other nominee), you may vote in person at our annual meeting or by submitting your proxy by:

Internet	going to www.proxyvote.com and following the online instructions. You will need information from your Notice of Internet Availability or proxy card, as applicable, to submit your proxy
Phone	calling the phone number located on the top of your proxy card and following the voice prompts. You will need information from your proxy card to submit your proxy
Mail

(if you received your proxy materials by mail): marking your vote on your proxy card, signing your name exactly as it appears on your proxy card, dating your proxy card, and returning it in the envelope provided

To be counted, your proxy must be received before the polls close at our annual meeting. All shares represented by valid proxies that we receive through this solicitation, and that are not revoked, will be voted according to your voting instructions. If you properly submit a proxy without giving specific voting instructions, your shares will be voted in accordance with our Board’s recommendations. If other matters properly come before our annual meeting, the proxies will vote on these matters.

You may revoke your proxy and change your vote at any time before the voting polls close at our annual meeting by submitting a properly executed proxy of a later date, a written notice of revocation (of your previously executed proxy) sent to our Corporate Secretary, or a vote cast in person at our annual meeting (however, attending the meeting without voting will not revoke a proxy).

Voting Information for Beneficial Owners. If you are a beneficial owner, meaning that you hold our stock in the name of a bank, broker, or other nominee (commonly referred to as holding shares in “street name”), you should have received these proxy materials from your bank, broker, or other nominee by mail or email with information on how to submit your voting instructions, including by:

Internet	going to www.proxyvote.com and following the online instructions
Phone	calling the phone number located on the top of your voting instruction form (VIF) and following the voice prompts
Mail	(if you received your proxy materials by mail): marking your vote on your VIF, signing your name (exactly as it appears on the VIF), and dating, and returning your VIF in the envelope provided

Voting by telephone and the Internet ends at 11:59 p.m. Eastern time on April 27, 2021. As a beneficial owner, if you do not provide voting instructions to your bank, broker, or other nominee, your shares will be treated as a “broker non-vote” with respect to Proposals 1 and 2, and may be voted in the discretion of your bank, broker, or other nominee solely on Proposal 3 as described under “Votes Required” below. To change any of your previously provided voting instructions, or if you have questions about voting your shares, please contact your bank, broker, or other nominee directly.

You may revoke any voting instructions you provided by following the specific directions from your bank, broker, or other nominee to change or revoke any voting instructions you have already provided. Alternatively, you may vote your shares by ballot at the annual meeting if you obtain a legal proxy from your bank, broker, or other nominee and present it at the annual meeting.

Employee Voting. If you participate in Company’s 401(k) Plan or the Company’s Deferred Compensation Plan, (collectively, the Plan), and your Plan account has investments in shares of our common stock, you must provide voting instructions to the Plan trustee (the Trustee) (by the Internet, telephone, or proxy card) for your shares to be voted according to your instructions. Your shares cannot be voted unless you provide voting instructions to the Trustee. Your voting instructions to the Trustee will be held in strict confidence. The deadline to provide voting instructions for shares held in the Plan is April 25, 2021, at 11:59 p.m., Eastern time. If you are an employee and you hold shares in multiple accounts, you may receive one proxy card covering all the shares in your accounts. If you receive one

2021 PROXY STATEMENT 57

Voting And Other Information

proxy card covering all the shares in your accounts, you must provide voting instructions by April 25, 2021, at 11:59 p.m., Eastern time, to vote all your shares. After the applicable deadline, you will not be able to submit voting instructions or change prior voting instructions for any shares.

Shares Required to Hold our Annual Meeting. In order to hold our annual meeting, a quorum representing holders of a majority of the voting power of our common stock must be present in person or represented by proxy. We intend to include as present: shares present in person but not voting; shares for which we have received proxies but for which holders have abstained from voting; and shares represented by proxies returned by a bank, broker, or other nominee holding the shares.

Votes Required

Effect of
		Effect of	broker non-
Proposals for your vote	Votes required	abstentions	votes
Proposal 1: Electing Directors	Plurality of votes cast	No effect	No effect
Proposal 2: Approving Our Executive Compensation (an Advisory, Non-binding “Say on Pay” Resolution)	Votes cast in favor exceed votes cast against	No effect	No effect
Proposal 3: Ratifying the Appointment of Our Independent Registered Public Accounting Firm for 2021	Votes cast in favor exceed the votes cast against	No effect	Brokers have discretion to vote

●	Proposal 1: Electing Directors. Section 33-7-280(a) of the South Carolina Code of Laws Annotated (the “SC Code”) provides that unless the Company’s Articles of Incorporation provide otherwise, a nominee for director will be elected to our Board by a plurality of the votes cast by the shares entitled to vote at a meeting at which a quorum is present. Because the Company’s articles of incorporation do not require a different vote, the SC Code plurality requirement applies. Abstentions from voting and broker non-votes are not treated as votes cast and are not counted for purposes of determining the election of directors.
●	Other Proposals. Approval of Proposals 2 and 3 requires the votes cast in favor of each such proposal to exceed the votes cast against the proposal. Abstentions from voting and broker non-votes (excluding Proposal 3, for which brokers have discretion to vote) are not treated as votes cast and are not counted in determining the outcome of any of these proposals.

Eliminating Duplicative Proxy Materials through “Householding.” We deliver a single proxy statement and annual report with separate proxy cards, or separate Notices of Internet Availability, to multiple registered holders who share an address, unless we receive other instructions. If (i) you and another registered holder share an address and each receive paper copies of our proxy materials and wish to receive only one paper copy or (ii) you share an address with another registered holder, received a single set of our proxy materials, and would like to receive separate copies, you may request a change in delivery preferences by contacting our transfer agent, Computershare, P.O. Box 505000, Louisville, KY 40233-5000; toll-free 800-568-3476; Foreign (781) 575-2879; or www.computershare.com/investor.

If you are a beneficial owner and receive multiple copies of our proxy materials and you would like to receive only one copy, or if you and another shareholder receive only one copy and would like to receive multiple copies, contact your bank, broker, or other nominee.

Attending our Annual Meeting. All holders of our common stock as of the record date (February 26, 2021) and persons holding valid proxies from such shareholders are invited to attend our annual meeting. To gain entrance to the meeting, you must present valid, government-issued photo identification and the following:

Registered Holders

●	Number of shares held

Beneficial Owners

●	a letter from your bank or broker or a brokerage statement evidencing ownership of shares of SouthState stock as of the record date

Persons Holding Valid Proxies (one of the following):

●	a proxy from a registered holder—a written legal proxy granted to you and signed by the registered holder; or
●	a proxy from a beneficial owner—a written legal proxy granted by the brokerage firm or bank holding the shares to the beneficial owner, in assignable form, and a written legal proxy granted by the beneficial owner to you, together with a brokerage or bank statement or Notice of Internet Availability showing the beneficial owner’s shares

If you are a beneficial owner and you would like to vote in person at the meeting, you must also present a written legal proxy from the broker, bank, or other nominee.

58 SOUTHSTATE

APPENDIX A

APPENDIX A: RECONCILIATION OF GAAP AND NON-GAAP FINANCIAL MEASURES

	Combined Business Basis						Sep. 30, 2020	Dec. 31, 2020	2020 Year-to-Date
	Mar. 31, 2020			Jun. 30, 2020
	SSB	CSFL	Combined (1)	SSB	CSFL (2)	Combined (1)
Net interest income (GAAP)	128,013	153,353	$281,366	162,557	$111,624	$274,181	$270,348	$265,547	1,091,442
Plus:
Noninterest income	44,132	55,790	99,922	54,347	94,271	148,618	114,790	97,871	461,201
Less:
Gain on sale of securities	-	-	-	-	40,276	40,276	15	35	40,326
Total revenue, adjusted (non-GAAP)	172,145	$209,143	$381,288	$216,904	$165,619	$382,523	$385,123	$363,383	$1,512,317
Less:
Noninterest expense	107,247	122,772	230,019	175,112	132,703	307,815	236,887	278,398	1,053,119
PPNR (Non-GAAP)	$64,898	$86,371	$151,269	$41,792	$32,916	$74,708	$148,236	$84,985	$459,198
Plus:
Non-recurring items	4,129	3,051	7,180	40,478	41,875	82,353	21,662	58,679	169,874
PPNR, Adjusted (Non-GAAP)	$69,027	$89,422	$158,449	$82,270	$74,791	$157,061	$169,898	$143,664	$629,072

(1)	Does not include purchase accounting adjustments.
(2)	Through June 7, 2020

2021 PROXY STATEMENT 59

VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 p.m. Eastern Time on April 27, 2021 for shares held directly and by 11:59 p.m. Eastern Time on April 25, 2021 for shares held in a Plan. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 p.m. Eastern Time on April 27, 2021 for shares held directly and by 11:59 p.m. Eastern Time on April 25, 2021 for shares held in a Plan. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. SOUTH STATE CORPORATION 1101 FIRST STREET SOUTH WINTER HAVEN, FL 33880 TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: D36584-P50159-Z79485 KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. SOUTH STATE CORPORATION The Board of Directors recommends you vote FOR the following proposals: 1. Election of Directors Nominees: For Withhold ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! 1a. John C. Corbett 1b. Jean E. Davis For Withhold ! ! ! ! For ! ! ! ! Abstain 1c. Martin B. Davis 1m. William Knox Pou, Jr. 1n. David G. Salyers 1d. Robert H. Demere, Jr. 1o. Joshua A. Snively 1e. Cynthia A. Hartley 1p. Kevin P. Walker 1f. Robert R. Hill, Jr. Against 1g. John H. Holcomb III ! ! ! ! ! ! 2. Approval, as an advisory, non-binding vote, of the compensation of our named executive officers; and Ratification, as an advisory, non-binding vote, of the appointment of Dixon Hughes Goodman LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2021. 1h. Robert R. Horger 1i. Charles W. McPherson 3. 1j. G. Ruffner Page, Jr. NOTE: Such other business as may properly come before the meeting or any adjournment thereof. 1k. Ernest S. Pinner 1l. John C. Pollok Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Annual Report on Form 10-K and Shareholder Letter are available at www.proxyvote.com. D36585-P50159-Z79485 SOUTH STATE CORPORATION Annual Meeting of Shareholders April 28, 2021 2:00 PM This proxy is solicited by the Board of Directors The shareholder(s) hereby appoint(s) Beth S. DeSimone and Stephen D. Young, or either of them, as proxies, each with the power to appoint his/her substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common stock of SOUTH STATE CORPORATION that the shareholder(s) is/are entitled to vote at the Annual Meeting of Shareholders to be held at 2:00 PM, EDT on April 28, 2021, at the Reunion Resort, Grand Ballroom E, 7593 Gathering Drive, Kissimmee, Florida 34747, and any adjournment or postponement thereof. THE PROXIES WILL VOTE ON THE PROPOSALS SET FORTH IN THE NOTICE OF ANNUAL MEETING AND PROXY STATEMENT AS SPECIFIED ON THIS CARD. IF A VOTE IS NOT SPECIFIED, THE PROXIES WILL VOTE IN FAVOR OF THE ELECTION OF THE DIRECTORS LISTED ON THE REVERSE SIDE, FOR APPROVAL OF AN ADVISORY RESOLUTION TO APPROVE THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS, AND FOR RATIFICATION OF THE APPOINTMENT OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM AND IF ANY OTHER MATTERS PROPERLY COME BEFORE THE ANNUAL MEETING, SAID PROXIES WILL VOTE ON SUCH MATTERS IN ACCORDANCE WITH THE RECOMMENDATIONS OF THE BOARD OF DIRECTORS. Continued and to be signed on reverse side